As filed with the Securities and Exchange Commission on April 1, 2004.
                           Registration No. 333-112555


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  DYNTEK, INC.

             (Exact name of Registrant as specified in its charter)

            Delaware                         5961                   95-4228470
(State or other jurisdiction of  (Primary Standard Industrial     (IRS Employer
  corporation or organization)    Classification Code Number)     Identification
                                                                      Number)


                       18881 Von Karman Avenue, Suite 250
                            Irvine, California 92612
                                 (949) 955-0078
   (Address and telephone number of Registrant's principal executive offices)

                                 Steven J. Ross
                             Chief Executive Officer
                       18881 Von Karman Avenue, Suite 250
                            Irvine, California 92612
                               Ph.: (949) 955-0078
            (Name, address and telephone number of agent for service)


                         Copy of all communications to:

                             Peter W. Rothberg, Esq.
                                Nixon Peabody LLP
                               437 Madison Avenue
                            New York, New York 10022
                               Ph.: (212) 940-3000
                               Fax: (212) 940-3111

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



           Title of Each                           Proposed Maximum      Proposed Maximum
        Class of Securities       Amount to be    Offering Price Per    Aggregate Offering       Amount of
          to be Registered         Registered          Share (2)             Price (2)        Registration Fee
--------------------------------------------------------------------------------------------------------------
     Class A Common Stock,
     $.0001 par value per
     share (the common stock)     8,744,084 (1)           $.84              $7,345,030           $931 (3)




(1) Includes 277,273 additional shares of common stock beyond that which was included in this Registration Statement as previously filed with the Commission (the "Additional Shares"), 75,758 of which Additional Shares are added to the 2,166,667 shares of common stock which may be issued upon exercise of certain warrants held by the selling stockholders listed in this Registration Statement as previously filed with the Commission (for a total of 2,242,425 shares of common stock all of which may be issued upon the exercise of warrants held by the selling stockholders listed in this Amendment No. 1 to this Registration Statement). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Act), in addition, such undeterminable number of shares of common stock as may be issued on exercise of warrants by reason of adjustments in the number of shares of common stock issuable pursuant to antidilution provisions contained in the warrants. Such additional common stock, if issued, will be issued for no additional consideration.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Act, based on the average of the high and low bid prices of one share of the common stock, as reported on the Nasdaq SmallCap Market, on February 2, 2004, a date within five (5) business days of the initial filing of this Registration Statement. The average of the high and low bid prices of one share of the common stock, as reported on the Nasdaq SmallCap Market, on March 24, 2004 was $.75. For purposes of filing Amendment No. 1 to this Registration Statement covering the Additional Shares, the Registrant used the $.84 price per share in calculating the proposed maximum aggregate offering price for the 277,273 Additional Shares being registered hereunder.

(3) Reflects the amount paid in connection with the registration of the distribution of the original 8,466,811 shares of common stock covered by the initial filing of this Registration Statement, as well as the registration of the distribution of the 277,273 Additional Shares included in Amendment No. 1 to this Registration Statement.


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling shareholder are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.


PROSPECTUS


                   SUBJECT TO COMPLETION, DATED APRIL 1, 2004

                                8,744,084 SHARES


                                  DYNTEK, INC.

                                     CLASS A
                                  COMMON STOCK


This prospectus relates to 8,744,084 shares of the Class A common stock of DynTek, Inc. (the common stock) that may be offered for resale by certain of our stockholders referred to in this prospectus as selling stockholders, or their transferees, pledges, donees or successors. The selling stockholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.


Certain of the shares of our common stock covered by this prospectus may be issued by us upon the exercise of outstanding warrants to purchase our common stock held by the selling stockholders. We will not receive any of the proceeds from the resale of shares by the selling stockholders, but we may receive proceeds from the selling stockholders when and if they exercise their warrants.


The 6,501,659 shares of common stock and the 2,242,425 shares of common stock underlying the warrants were issued in private placements pursuant to which the selling stockholders were granted the right to have registered the common stock and the common stock underlying the warrants.

Our common stock trades on the Nasdaq SmallCap Market under the symbol "DYTK." The last reported sale price for our common stock on March 24, 2004 was $.75 per share.

Investment in the common stock offered by this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the "risk factors" beginning on page 5 of this prospectus before investing.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, ____.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary ......................................................      1

Forward Looking Statements ..............................................      8

Use of Proceeds .........................................................      8

Dividend Policy .........................................................      8

Capitalization ..........................................................      9

Nature of Trading Market ................................................      9

Selected Consolidated Financial Data ....................................      9

Management's Discussion and Analysis of  Financial Condition and
  Results of Operations .................................................     11

Business ................................................................     18

Certain Relationships and Related Transactions ..........................     24

Transactions Management .................................................     25

Security Ownership of Certain Beneficial Owners and Management ..........     29

Description of Securities ...............................................     31

Shares Eligible for Resale ..............................................     32

Selling Stockholders ....................................................     32

Plan of Distribution ....................................................     35

Legal Matters ...........................................................     36

Experts .................................................................     36

Where You Can Find Additional Information ...............................     36

Index to Consolidated Financial Statements ..............................    F-1


You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.


DynTek, Inc.


DynTek, Inc. is a professional services firm specializing in information technology (IT) solutions and business process outsource services for state and local government agencies. We operate our business through our sole active subsidiary, DynTek Services, Inc. Depending upon the context, the term DynTek, or "we," refers to either DynTek alone, or DynTek and its subsidiary.


We provide IT support services and enabling technologies, as well as related products, to state and local government customers which are used to increase efficiency in operations and improve access to government functions. Our comprehensive IT services include consulting, infrastructure planning and deployment, IT application development, legacy systems integration, IT security consulting, IT system support, and business process outsourcing services for state government agencies.

The following wholly owned subsidiaries of DynTek are inactive: Physicians Support Services, Inc., a California corporation; Clinishare Diabetes Centers, Inc. d/b/a SugarFree Centers, Inc., a California corporation; USC-Michigan, Inc., a Michigan corporation; PCS, Inc.-West, a Michigan Corporation; TekInsight e-Government Services, Inc., a Delaware corporation; TekInsight Research, Inc., a New York corporation; and BugSolver.com, Inc., a Delaware corporation.

Industry Overview


Government agencies are under continuing pressure to upgrade how they manage their data and serve their citizenry. This requirement is driven by the broadening impact of the Internet, the increasing need for real-time information, regulatory changes, the speed and complexity of technology and operating system advancements. State and local government agencies are undergoing the most rapid changes, since this is where individuals have most of their interaction with the public sector. According to IDC Opinion "U.S. State and Local Government IT Spending Forecast, 2002 - 2007" market analysis report, published in July 2003, spending among state and local government agencies totaled $7.2 billion in 2002, and spending is expected to increase to $9.2 billion in 2007, demonstrating a five-year compound annual growth rate of 5.1%.


Fiscal and service delivery pressures have led state and local governments increasingly to seek outside, non-governmental business partners who can assume and ensure the delivery of high quality services at less cost and greater quality than traditional government service offerings. State and local government agencies are also finding that certain business processes can be better operated and managed by private sector companies.

We believe that the markets we serve now demand a comprehensive business solution from service providers grounded in specific and relevant business knowledge and proven experience, rather than simply the provision of limited or generic services or offering only technology-specific solutions. We offer comprehensive solutions to address the needs of our markets. We engage in large-scale systems development projects involving full-service solutions that combine hardware, legacy systems integration, systems engineering and systems support operations. Our goal is to integrate data with services to provide efficient and low-cost business processes for our clients.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING


Securities offered by selling
  stockholders.................     Up to 8,744,084 shares of common stock, of
                                    which 6,501,659 were issued and outstanding and 2,242,425 which underly the warrants may be offered and sold by the selling stockholders. These shares were issued to the selling stockholders in recent private placements or may be issued to the selling stockholders upon exercise of warrants issued in connection with those private placements.

Use of Proceeds................     We will not receive any proceeds from the
                                    sale of shares by the selling stockholders.
                                    We may receive proceeds from the issuance of shares upon the exercise of the warrants. We expect any such proceeds to be used for working capital and for other general corporate purposes.

Risk Factors...................     An investment in our common stock involves a
                                    high degree of risk and could result in a loss of your entire investment.

Nasdaq SmallCap Market Symbol..     DYTK


Executive Offices

Our executive offices are located at 18881 Von Karman Ave., Suite 250, Irvine, California 92612. Our telephone number is (949) 955-0078, and our website is www.dyntek.com. The information on our website is not part of this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                            (000's except share data)


The following table presents summarized financial information as of and for the fiscal quarter ended December 31, 2003 and 2002 and as of and for the fiscal years ended June 30, 2003, 2002 and 2001. The information is extracted from the consolidated financial statements presented elsewhere in the prospectus and in previous filings and should be read in conjunction therewith.




                                               For the
                                             Three Months
                                          Ended December 31,                     For the Fiscal Year Ended June 30,
                                       ------------------------             ----------------------------------------------
                                       2003                2002             2003                 2002                 2001
                                       ----                ----             ----                 ----                 ----
                                             (Unaudited)
Continuing Operations Data:
  Revenue .........................    9,801              11,840           52,647               60,077               44,910
  General & administrative
   expenses ......................     1,259                 904            3,759                5,279                4,054
Total operating expenses ..............6,744               2,918           56,850               72,456               55,732
Net (loss) ......................     (5,480)             (1,208)          (4,203)             (12,379)             (10,822)
Net (loss) per share ............       (.12)               (.03)            (.11)                (.43)                (.63)
Weighted average shares
  outstanding ................... 44,102,624          35,461,592       36,639,261           29,103,092           17,168,883


                                                 As of
                                             December 31,                        As of June 30,
                                       ------------------------              -------------------------
                                         2003              2002              2003                 2002
                                         ----              ----              ----                 ----
                                              (Unaudited)
Balance Sheet Data:
  Current assets...................... 8,280               9,370           10,914               21,585
  Total assets ....................   46,467              66,527           53,127               80,519
  Current liabilities .............   18,107              24,453           22,187               35,660
  Long-term liabilities ...........      210               6,038            5,317                1,079
  Stockholders' equity
     (deficiency) ..................  28,150              35,946           25,623               43,780
  Working capital deficiency ......    9,827              15,173           11,273               14,075


--------------------------------------------------------------------------------

                                  RISK FACTORS

Please consider the following risks and uncertainties together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment. The risks and uncertainties we have described are not the only ones our company faces. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.

                          Risks Related to Our Business

We may need to obtain additional financing.

We have had recurring losses from continuing operations and negative cash flows from operations. Such losses have been funded primarily from cash received from the sale of our stock and from debt financings, as well as cash received from the sale of discontinued operations. We have implemented and will continue to implement cost reductions designed to minimize such losses. However, if our existing cash balances are not sufficient to meet our liquidity needs, support our future expansion needs and achieve our strategic goals, we may require additional funds. If adequate funds are not available on acceptable terms, we may be required to divest certain contracts or other assets that are not central to our business strategy. We will continue to pursue a number of initiatives intended to minimize our losses in the event that gross margins from sales do not occur as planned. However, we cannot assure you that we will not require additional working capital for our operations.

We have a dependence on contracts with government agencies, which, if terminated or reduced, would have a material adverse effect on our company.

The majority of our revenues are derived from sales to government agencies. Such government agencies may be subject to budget cuts or budgetary constraints or a reduction or discontinuation of particular project funding. A significant reduction in funds available for government agencies to purchase professional services and related products would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to attract and retain professional staff necessary for existing and future projects.

Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees, particularly project managers and other senior technical personnel. Despite current high unemployment rates, there is significant competition for employees with the skills required to perform the services we offer. Although we have entered into employment agreements with certain significant employees, these employees and other significant employees who have not entered into employment agreements may terminate their employment at any time. In particular, qualified project managers and senior technical and professional staff are in great demand and competition for such persons is likely to increase. If we are unable to attract, retain and train skilled employees, it could impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of our employees to achieve expected levels of performance could adversely affect our business. There can be no assurance that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees. In addition, if one or more of our significant employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to compete successfully in the information technology and consulting services markets.

The information technology (IT) products and related services markets are highly competitive and are served by numerous international, national and local firms. There can be no assurance that we will be able to compete effectively in these markets. Market participants include systems consulting and integration firms such as national accounting firms and related entities, internal information systems groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into the IT products and related services markets, and we have faced, and expect to continue to face, additional competition from new entrants into the IT products and related services markets.

We may not be able to identify, acquire or integrate new businesses, which could adversely impact our business.


A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of special risks, including the diversion of management's attention, failure to retain key personnel, increased general and administrative expenses, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, and other unanticipated events or circumstances. Any of these risks could have a material adverse effect on our business, financial condition and results of operations.


We anticipate that our revenue and operating results will fluctuate, which could adversely affect the price of our common stock.

Our operating results have fluctuated and will fluctuate in the future as a result of many factors, including:

     o    general economic conditions and weakness in IT spending;

     o the loss or consolidation of one or more of our significant suppliers or customers;

     o    market acceptance and product life of the products we distribute;

     o    competitive conditions in our industry, which may impact our margins;

     o    pricing, margin and other terms with our suppliers; and

     o    changes in our costs and operating expenses.

Although we attempt to control our expense levels, these levels are based, in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall.

We depend on a small number of vendors to supply the IT products that we sell and the loss of, or a material change in, our business relationship with a major supplier could adversely affect our business, financial position and operating results.


Our future success is highly dependent on our relationships with a small number of manufacturers and distributors such as Tech Data and Ingram Micro Corporation. While we are an authorized reseller of products for over 50 manufacturers, the sales of products manufactured by Cisco and Novell accounted for approximately 51% of our product revenues in the information technologies segment during the last fiscal year and approximately 21% of our total revenues for the same period. Our reseller agreements are generally terminable on 30 to 90 days' notice or immediately upon the occurrence of certain events, and are subject to periodic renewal. The loss of a major manufacturer or the deterioration of our relationship with a major manufacturer could have a material adverse effect on our business as certain product offerings that are requested by customers would be unavailable to us. In addition, our suppliers may face liquidity or solvency issues, which, in turn, could negatively affect our business and operating results.


Our gross margins are low, which magnifies the impact of variations in revenue, operating costs, bad debts and interest expense on our operating results.

As a result of intense price competition in the IT products industry, our gross margins are low, and we expect them to continue to be low in the future. Increased competition arising from industry consolidation and low demand for certain IT products may hinder our ability to maintain or improve our gross margins. These low gross margins magnify the impact of variations in revenue, operating costs, bad debts and interest expense on our operating results. A portion of our operating expenses is relatively fixed, and planned expenditures are based in part on anticipated orders that are forecasted with limited visibility of future demand. As a result, we may not be able to reduce our operating expenses as a percentage of revenue to mitigate any further reductions in gross margins in the future. If we cannot proportionately decrease our cost structure in response to competitive price pressures, our business and operating results could suffer.

We receive purchase discounts and rebates from third-party suppliers based on various factors, including sales or purchase volume and breadth of customers. A decrease in net sales could negatively affect the level of volume rebates received from our third-party suppliers and thus, our gross margins. A decrease or elimination of purchase discounts and rebates from our third-party suppliers could adversely affect our business and operating results.

We rely upon third-party vendors for the provision of a significant portion of the IT services that we provide to our customers. The deterioration of our relationship with a major third-party service provider could have an adverse impact on our business.

Our professional workforce is partially comprised of individuals under contract from third-party professional staffing firms. We currently employ approximately 90 professionals from such firms for the provision of services to our customers, representing approximately 60 percent of our total professional services workforce. If professional staff that we are utilizing become unavailable from a significant vendor, we would be required to find alternative sources of such professional staffing services. Interruptions in services provided to our customers could have an adverse impact on our business.

We depend on third-party suppliers to maintain an adequate supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn, could harm our business, financial position and operating results.

Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be adversely affected.

We may become involved in intellectual property or other disputes that could cause us to incur substantial costs, divert the efforts of our management, require us to pay substantial damages or require us to obtain a license, which may not be available on commercially reasonable terms, if at all.


We may from time to time receive notifications alleging infringements of intellectual property rights allegedly held by others relating to our business or the products we sell or resell. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have an adverse effect on our business. Although we generally have various levels of indemnification protection from our suppliers, in many cases any indemnification to which we may be entitled is subject to maximum limits or other restrictions. If any infringement claim is successful against us and if indemnification is not available or sufficient, we may be required to pay substantial damages or we may need to seek and obtain a license of the other party's intellectual property rights. We may be unable to obtain such a license on commercially reasonable terms, if at all.


We are from time to time involved in other litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management.

The intellectual technology industry is subject to rapidly changing technologies and process developments, and we may not be able to adequately adjust our business to these changes, which, in turn, would harm our business and operating results.

Dynamic changes in the intellectual technology industry have resulted in new and increased responsibilities for management personnel and have placed, and continue to place, a significant strain upon our management, operating and financial systems and other resources. We may be unable to successfully respond to and manage our business in light of industry developments and trends. Also crucial to our success in managing our operations will be our ability to achieve additional economies of scale. Our failure to achieve these additional economies of scale or to respond to changes in the intellectual technology industry could adversely affect our business and operating results.


                          Risks Related to Our Offering

Significant fluctuations in the market price of our common stock could result in securities class action claims against us, which could seriously harm our business.


Securities class action claims have been brought against companies in the past where volatility in the market price of that company's securities has taken place. This kind of litigation could be very costly and divert our management's attention and resources, and any adverse determination in this litigation could also subject us to significant liabilities, any or all of which could adversely affect our business and operating results.

You may suffer dilution in your ownership of our shares from the exercise or conversion of options, warrants, and convertible securities issued to other persons.

There are outstanding options, warrants, and convertible securities to acquire shares of our common stock and we may grant additional rights in the future. If any of the outstanding options, warrants, or convertible securities are exercised or converted, your percentage ownership in the common stock will be reduced. So long as these options, warrants, and convertible securities are exercisable, the holders will have the opportunity to profit from a rise in the price of our common stock. The existence of such options, warrants, and convertible securities may adversely affect the terms on which we can obtain additional financing. The holders of such options, warrants, and convertible securities can be expected to exercise them at a time when we would probably be able to obtain additional capital by an offering of our common stock at a price higher than the exercise price of these outstanding options, warrants, and convertible securities.

If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline. The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

A limited public market for our common stock may impair your liquidity and/or return on investment.

There is currently a limited trading market for our shares of common stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. The price for our common stock and the volume of shares traded fluctuate. Consequently, persons who invest in our common stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, holders may not be able to resell their shares, or may not be able to sell their shares at or above the price they paid for them.

We do not anticipate that we will pay cash dividends on our common stock.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Our governing document and applicable laws discourage takeover attempts even if doing so might be beneficial to our stockholders.

Our governing documents and applicable laws include provisions that may discourage a takeover attempt. Provisions contained in our certificate of incorporation and by-laws, including the following provisions and Delaware law, could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders:

     o a staggered board of directors, where stockholders elect only a minority of the board each year; and

     o the ability of our board of directors to issue preferred stock without a stockholder vote.

Certain of our shares are eligible for future sales and may affect the price of our common stock.


Sales of unrestricted securities may also have an adverse effect on any market that may develop in our common stock. Of the 50,141,883 outstanding shares of our common stock on March 25, 2004, 20,523,930 are free trading, meaning that they can presently be sold. In addition, of the 29,617,953 restricted shares, 6,441,792 were issued on or before March 1, 2003, and under Rules 144, 144(d) and 701 of the Securities Act of 1933, if certain conditions are satisfied, a limited number of these shares, up to 1% of the total of our issued and outstanding shares, could be sold during any three month period. In addition, of the 29,617,953 restricted shares, 3,342,322 were issued on or before March 1, 2002, and a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale may resale these shares pursuant to Rule 144(k) without compliance with many of the conditions under Rule 144. Once these shares enter the market, their sale may have a depressive effect on the market price of our stock.

We cannot assure you of the continued listing of our securities on the Nasdaq SmallCap Market and other securities exchanges and associations.

Although our common stock is currently listed on The Nasdaq SmallCap Market, we cannot assure you that we will be able to continue to satisfy the minimum listing requirements. Since October 23, 2003, the closing price of our common stock as reported on The Nasdaq SmallCap Market has been below $1.00 per share, the minimum requirement for continued inclusion on The Nasdaq SmallCap Market. A failure to meet the continued inclusion requirement for closing price of our common stock shall be determined to exist if the deficiency continues for a period of more than 30 consecutive trading days. Upon notification by Nasdaq of such failure, we shall have a period of 90 calendar days from such notification to achieve compliance.

In the event our common stock is delisted from Nasdaq, the trading market for such securities could be disrupted. This could make it difficult for investors to trade in our common stock and attain liquidity for their investment in our common stock. If our common stock is delisted from The Nasdaq SmallCap Market, we may or may not apply for listing on the OTC Bulletin Board or another quotation system or exchange on which we could qualify. We cannot guarantee, however, that we would apply for listing on another quotation system or exchange if we are delisted from The Nasdaq SmallCap Market, or that if we do apply for listing that we would be eligible for such listing, Even if we do become listed on such alternative quotation system or exchange, we cannot guarantee that we would be able to maintain such status.

                           FORWARD LOOKING STATEMENTS


When used in this prospectus and in our future filings with the Securities and Exchange Commission, the words or phrases "will likely result," "we expect," "will continue," "is anticipated," "estimated," "project," or "outlook" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, including the ability either to maintain and extend the Textron Financial Corporation credit agreement when it becomes due or to replace it with alternative financing, the ability to raise equity capital in the future despite historical losses from operations, the ability to fulfill our obligations to third parties, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors and our ability to obtain extensions of the remaining profitable contracts of certain of our subsidiaries at their maturity, the performance of governmental services, the ability to develop and upgrade our technology, and the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of shares in this offering. We may receive proceeds from the issuance of shares upon the exercise of the warrants by the selling stockholders pursuant to their warrants. We expect to use such proceeds for working capital and for other general corporate purposes.

                                 DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


The following table sets forth our capitalization (unaudited) as of December 31, 2003. You should read this information in conjunction with our financial statements, the accompanying notes and the other financial information appearing elsewhere in this prospectus.

Long-term debt .............................................       $          0
                                                                   ============
Stockholders' equity (deficiency):
   Common stock, $.0001 par value
     Authorized, 70,000,000 shares
     Issued and outstanding, 46,720,235 shares .............       $      4,000

Stockholders' equity (deficiency):
   Series A Preferred Stock, $.0001 par value
     Authorized, 10,000,000 shares
Issued and outstanding, 1,458,023 shares ...................              1,000
   Additional paid-in capital ..............................         91,525,000
   Accumulated other comprehensive loss ....................           (148,000)
   Accumulated deficit .....................................       $(63,232,000)
                                                                   ------------
Total Stockholders' equity .................................       $ 28,150,000
                                                                   ------------
Total Capitalization .......................................       $ 28,150,000
                                                                   ============


                            NATURE OF TRADING MARKET


Our common stock is listed on the Nasdaq SmallCap Market under the symbol "DYTK." The following table sets forth the high and low bid prices for each fiscal quarter during the fiscal years indicated below, as reported by the Nasdaq SmallCap Market.


Quarter Ended                          High           Low
-------------                          ----           ---
December 31, 2001                     $2.64          $1.63
March 31, 2002                         2.44           1.86
June 30, 2002                          2.11           1.56
September 30, 2002                     1.90           0.80
December 31, 2002                      1.49           0.68
March 31, 2003                         1.04           0.55
June 30, 2003                          1.05           0.61
September 30, 2003                     1.41           0.77
December 31, 2003                      1.11           0.70


On March 24, 2004, the last reported sale price for our common stock was $.75 per share. On March 25, 2004, we had approximately 270 holders of record of our common stock.


                      SELECTED CONSOLIDATED FINANCIAL DATA


The following selected consolidated financial data should be read together with our consolidated financial statements and related notes to those statements, pro forma financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations presented below for the fiscal years ended June 30, 2001, 2002 and 2003 and the consolidated balance sheet data as of June 30, 2002 and 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations and cash flow data for the fiscal years ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 1999, 2000 and 2001 have been derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations and cash flow data for the three months ended December 31, 2003 and the consolidated balance sheet data as of December 31, 2003 have been derived from our unaudited consolidated financial statements that appear elsewhere in this prospectus. These unaudited consolidated financial statements include all adjustments that we consider necessary for a fair presentation of that information. These adjustments are only of a normal and recurring nature. Historical operating results are not necessarily indicative of the results that may be expected for any future period. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations," including notes thereto, appearing elsewhere in this prospectus.


On August 14, 2000, we acquired the assets of Data Systems Network Corporation, causing a significant increase in our revenues and costs for the fiscal year ended June 30, 2001 and subsequent periods.

                          Statement of Operations Data
                            (000's except share data)



                                 For the Three Months
                                  Ended December 31,                               Years Ended June 30,
                                 ---------------------     ------------------------------------------------------------------------
                                   2003          2002        2003            2002            2001            2000            1999
                                   ----          ----        ----            ----            ----            ----            ----
Operating revenues ..........   $  9,801      $ 11,840     $ 52,647        $ 60,077        $ 44,910        $  1,962        $  1,515
Loss from continuing
  operations ..................   (5,450)       (1,385)      (4,203)        (12,379)        (10,822)         (3,947)           (479)
Loss from continuing
  operations - per share ......     (.12)         (.04)        (.11)           (.43)           (.63)           (.25)           (.03)
Net Income (Loss) from discontinued
  operations - per share ......       --           .01         (.26)           (.24)             --              --              --

                               Balance Sheet Data
                                     (000's)

                                 For the Three Months
                                  Ended December 31,                                 Years Ended June 30,
                                 ---------------------     ------------------------------------------------------------------------
                                   2003          2002        2003            2002            2001            2000            1999
                                   ----          ----        ----            ----            ----            ----            ----
Total assets ................     46,467        66,527       53,127          80,519          33,997          12,525          16,488
Long term debt ..............         --            53        5,000              --              --              18              18


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors" described elsewhere in this prospectus.


Results of Continuing Operations

The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales.



                                                            For the Three Months
                                                             Ended December 31,                     Year Ended June 30,
                                                            --------------------        ------------------------------------------
                                                            2003            2002        2003               2002               2001
                                                            ----            ----        ----               ----               ----
                                                                 (Unaudited)
Product Revenue ........................................     35%             42%         42%                52%                56%
Service Revenue-Information
  Technology ...........................................     41%             34%         42%                40%                44%
Service Revenue-Business
  Process Outsourcing ..................................     23%             24%         16%                 8%                 0%
Cost of Product ........................................     89%             82%         85%                85%                83%
Cost of Service-Information ............................     85%             84%         80%                76%                75%
  Technology
Cost of Service-Business Process
  Outsourcing ..........................................     85%             84%         77%                79%                 0%
Gross Profit ...........................................     14%             17%         18%                19%                21%
Selling General & Administrative
  Expenses .............................................     32%             19%         21%                26%                28%
Loss from operations ...................................    (55)%           (12)%        (6)%              (20)%              (24)%
Interest income ........................................     --              --          --                 --                 --
Total income/(loss) from
  discontinued operations ..............................     (1)%             1%        (18)%              (12)%               (0)%
Net income/(loss) ......................................    (56)%            (10)%      (24)%              (32)%              (24)%



Three months ended December 31, 2003 and December 31, 2002 - Continuing
Operations


Revenues for the 2003 Three Month Period decreased to $9,801,000 from $11,840,000 for the 2002 Three Month Period. This decrease was associated with decreased orders from customers, resulting primarily from reduced or delayed information technology spending budgets during the period. The revenue mix of product and services was 35% and 65%, respectively, for the 2003 Three Month Period, as compared to 42% and 58%, respectively, for the 2002 Three Month Period.

Cost of revenues for the 2003 Three Month Period decreased to $8,448,000 from $9,865,000 for the 2002 Three Month Period, due to the decrease in revenue. The overall gross margin percentage decreased to 14% for the 2003 Three Month Period from 17% for the 2002 Three Month Period. This decrease in margin primarily resulted from lower margins on software license sales.

Selling, general and administrative expenses for the 2003 Three Month Period increased to $3,076,000 from $2,214,000 for the 2002 Three Month Period. The increase is due primarily from an expansion in sales personnel in new geographic regions and lines of business. As a percentage of total revenues, such costs increased to 31% during the 2003 Three Month Period, from 19% in the prior 2002 Three Month Period.

Due to a re-focus of business strategy, the Company has determined that the projected revenues from contract renewals in the future may be lower than in prior projections, used for impairment analysis. As a result, the Company has determined that there has been impairment of goodwill requiring an adjustment of $3,000,000 to reduce the carrying value of goodwill for the outsourced management business.

Depreciation and amortization expense for the 2003 Three Month Period decreased to $668,000 from $704,000 for the 2002 Three Month Period.

Interest expense for the 2003 Three Month Period was $147,000, as compared to $420,000 during the 2002 Three Month Period. Interest of $250,000 was attributed to long term note payable in the 2002 Three Month Period which did not exist in the comparable 2003 period. Interest from the credit facility borrowings decreased $23,000 during the 2003 Three Month Period due to reduced fees on the new Textron Factoring Facility entered into on June 30, 2003.

Net loss from continuing operations was $5,450,000 for the 2003 Three Month Period, as compared to a net loss of $1,385,000 for the 2002 Three Month Period. The increase in loss attributed primarily to factors identified above.


Fiscal years ended June 30, 2003 and June 30, 2002 - Continuing Operations

Revenues for the fiscal year ended June 30, 2003 decreased to approximately $52,647,000 from approximately $60,077,000 during the prior year, or a 12% decrease from the fiscal year ended June 30, 2002. This decrease was primarily a result of decreased orders from ongoing customers, in large part due to reduced or delayed IT spending budgets during the period. The revenue mix from ongoing services and the related product sales was 58% and 42%, respectively, for the 2003 fiscal year, as compared to 48% and 52%, respectively, for the 2002 fiscal year. This change in revenue mix is primarily due to the decrease in product revenues associated with reduced or delayed IT spending budgets during the period.

Cost of revenues for the fiscal year ended June 30, 2003 decreased to approximately $43,088,000 from approximately $48,589,000 during the fiscal year ended June 30, 2002. The decrease is generally consistent with the reduction in revenues. The overall cost of revenue percentage increased to 82% for the 2003 fiscal year from 81% during the 2002 fiscal year, causing slightly lower gross margins on sales. The decrease in overall gross margins on sales is primarily due to under-utilized technical personnel in certain geographic areas and to the completion of certain non-recurring projects. Costs of product revenues remained constant, as a percentage of sales, at approximately 85% of revenues during the fiscal years ended June 30, 2003 and 2002.

Selling, general and administrative expenses decreased to approximately $11,202,000 for the fiscal year ended June 30, 2003, from approximately $15,786,000 for the 2002 fiscal year period. As a percentage of total revenues, the aggregate selling, general and administrative expenses were 21% during the 2003 fiscal year, from approximately 26% in the 2002 fiscal year. This decrease in selling, general and administrative costs was primarily due to consolidation of overhead costs. Application development costs decreased to zero during the 2003 fiscal year, from $492,000 during the 2002 fiscal year. We are not developing new applications at this time. We are enhancing current applications on a task-order basis only, with such costs charged to cost of sales.

Options were issued for services rendered with a value of $17,000 during the fiscal year ended June 30, 2003, as compared to $325,000 during the 2002 fiscal year.

Depreciation and amortization expense increased to approximately $2,729,000 for the fiscal year ended June 30, 2003, from approximately $2,720,000 for the 2002 fiscal year.

Interest expense for the fiscal year ended June 30, 2003 was $1,175,000, as compared to $2,582,000 for the 2002 fiscal year. The decrease in expense is primarily a result of interest and finance costs on short-term convertible notes payable incurred during the 2002 fiscal year of $1,156,000, which did not recur in the 2003 fiscal year. The decrease in interest income from the fiscal year ended June 30, 2003 to $69,000 from $294,000 during the fiscal year ended June 30, 2002 is due primarily to non-recurring note receivable interest.

The loss on sale of marketable securities of $1,241,000 in the 2002 fiscal year did not recur in the 2003 fiscal year.

The net loss of $13,769,000 for the fiscal year ended June 30, 2003 includes losses from discontinued operations of the non-emergency transportation business of $9,566,000. The losses from continuing operations are primarily a result of decreased orders from ongoing customers, resulting primarily from reduced or delayed IT spending budgets during the period.

Fiscal Years ended June 30, 2002 and June 30, 2001 - Continuing Operations

Revenues for the fiscal year ended June 30, 2002 increased to approximately $60,077,000 from approximately $44,910,000 during the prior year, or a 34% increase from the fiscal year ended June 30, 2001. These increases were primarily due to the December 31, 2001 acquisition by merger of DynCorp Management Resources (DMR). The revenue mix of services and related product was 52% and 48%, respectively, for the 2002 fiscal year.

Cost of revenues for the fiscal year ended June 30, 2002 increased to approximately $48,589,000 from approximately $35,492,000 during the fiscal year ended June 30, 2001. The cost of revenue percentage increased to 81% for the 2002 fiscal year from 79% during the 2001 fiscal year. The average cost of revenue percentage is impacted by the mix of revenues derived from services and from the related product sales. The revenues generated from product sales normally produce a lower gross margin percentage when compared to those of service revenues. During the 2001 fiscal year, revenues were predominately from consulting services rendered by our development group. For the fiscal year ended June 30, 2002, the product cost of revenue was 85% of such sales and the service costs of revenue were 76% of such sales.

Selling, general and administrative expenses increased to approximately $15,786,000 for the fiscal year ended June 30, 2002, from approximately $12,668,000 for the 2001 fiscal year period. The increase in costs were primarily from the December 31, 2001 merger of DMR. Stock options issued for services comprised $325,000 of costs for the fiscal year ended June 30, 2002 and $721,000 of the costs for the fiscal year ended June 30, 2001.

Application development expense for the fiscal year ended June 30, 2002 decreased to approximately $492,000 from approximately $2,945,000 for the 2001 fiscal year. The decrease is due to the costs associated with the development of our ProductivIT product and the development costs for our eGovernment modules in the 2001 fiscal year.

Depreciation and amortization expense decreased to approximately $2,720,000 for the fiscal year ended June 30, 2002, from approximately $2,747,000 for the 2001 fiscal year.

Interest income increased to approximately $294,000 for the fiscal year ended June 30, 2002, from approximately $112,000 for the 2001 fiscal year. This increase is attributable to interest earned on the note receivable from Private Label Cosmetics, Inc. Interest expense for the fiscal year ended June 30, 2002 increased to approximately $2,582,000 from $592,000 in the prior fiscal year. This expense is a result of the credit line facility acquired in the August 14, 2000 Data Systems merger and the finance costs on short-term convertible notes payable incurred during the 2002 fiscal year of $1,156,000.

Although total other expense did not change significantly for the fiscal year ended June 30, 2002 from the prior fiscal year, the composition of such costs changed from year to year. The loss on marketable securities increased to $1,241,000 from $480,000 in the 2001 fiscal year.

The net loss of $19,413,000 for the fiscal year ended June 30, 2002 includes discontinued operations losses of $7,034,000 from the December 31, 2001 merger with DMR.

Discontinued Operations

Effective March 1, 2003, we entered into an Asset Purchase Agreement with First Transit, Inc. (First Transit), pursuant to which we sold to First Transit certain specific assets relating to the non-emergency transportation brokerage services business previously provided by us. The assets sold consisted of our interests in three contracts to provide non-emergency transportation related services and related assets used in connection with performance of such contracts by us as well as the assumption of all vendor and services sub-contract agreements relating to the contracts. The purchase price consisted of cash payments of $6,450,000 and an additional cash payment of up to $1,750,000 to be paid in the event that First Transit is able to obtain an extension of the Illinois Department of Public Aid contract for a period of up to three years beyond May 31, 2004 under certain specified conditions. As part of the agreement, we also agreed to not compete with First Transit in the business which was sold.

As a result of the Asset Purchase Agreement with First Transit and the mutual Settlement Agreement we entered into on December 15, 2002 to cancel a contract to provide non-emergency transportation brokerage services with the Commonwealth of Virginia, we have discontinued all non-emergency transportation services which was a component and separate reporting unit of our business outsourcing segment. The discontinued operations losses for fiscal year end June 30, 2003 were $9,566,000, which consisted of losses of $6,309,000 on disposal of assets and losses of $3,257,000 on discontinued operations, compared to discontinued operations losses of $7,304,000 in the fiscal year ended June 30, 2002.


Net loss from discontinued operations was $30,000 for the three months ended December 31, 2003, as compared to a net gain of $177,000 for the three months ended December 31, 2002. The loss was due to ongoing legal and facility costs associated with the discontinued operations.

Liquidity and Capital Resources

As of December 31, 2003, the Company had a working capital deficiency of approximately $9,800,000. The Company anticipates a reduction in this deficiency as its accounts payable are reduced due to disbursement of proceeds from a third party's performance bond to certain former vendors to the Company.

The Company obtained a limited release of indemnification from DynCorp of its obligation to pay to a bonding company, and limited release of the Company's obligation to reimburse DynCorp for its obligation to fund, respectively, an amount of approximately $2.4 million under a performance bond related to the Company's discontinued transportation services business. As a result of being released from its obligations with respect to indemnification under and reimbursement with respect to the bond in an amount up to approximately $2.4 million the Company's liability to former providers whose service payments are covered by the bond has in effect been reduced by approximately $2.4 million. Such liability to the vendors is currently reflected in current liabilities from discontinued operations, and will be eliminated from current liabilities from discontinued operations as and to the extent that the bond proceeds are used to satisfy those obligations to such vendors. When the individual claims are determined for each provider, in accordance with court procedures, the approximately $2.4 million subject to the bond will be disbursed. Should valid vendor claims remain outstanding after disbursement of the approximately $2.4 million covered by the bond, certain providers may continue to pursue their claims against the Company. While vendor actions with respect to the bond are in process, the Company has offered to make payments in the aggregate of approximately $100,000 per month, commencing in September 2003, to providers with valid claims, until whatever shortfall amount as the Company determines to exist in excess of the aggregate approximately $2.4 million is paid. Through December 30, 2003, the Company has itself paid $534,000 to such providers.

On March 1, 2003, the Company entered into the First Transit Agreement with First Transit, pursuant to which it sold to First Transit certain specified assets relating to its discontinued transportation management business originally acquired in December 2002. The assets sold consisted of interests in three contracts to provide non-emergency transportation related services and related assets used in connection with the performance of such contracts, as well as the assumption of all vendor and services sub-contract agreements relating to the acquired contracts. The purchase price consisted of cash payments of $6,450,000 and an obligation to pay up to $1,750,000 in the event that First Transit is able to obtain extension of the Company's former Illinois Department of Public Aid transportation services contract for a period of up to three years beyond May 31, 2004 under certain specified conditions.

On June 30, 2003, the Company entered into a 12 month renewable Textron Credit Facility with an agency of Textron. The Textron Credit Facility provides a full notification factoring facility for up to $7 million of working capital. Eligible accounts receivable expected to be collected within 90 days from invoice date are purchased with recourse, with a holdback amount of 15%. Interest is charged on the outstanding balance at the Prime rate plus 2.5% (6.5% at December 31, 2003). Additionally, a 0.25% discount fee is charged at the time of purchase. The Textron Credit Facility replaced the former agreement with Foothill Capital. As of December 31, 2003, $1,887,000 was outstanding under the Textron Credit Facility.

Under agreements dated as of December 5, 2003, the Company entered into a series of agreements, including a Securities Purchase Agreement and a Registration Rights Agreement, in connection with a private placement of shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), at a price equal to $0.66 per share for an aggregate gross purchase price of $2,200,000. On December 9, 2003, the Company closed the private placement and issued 3,333,333 shares of Common Stock to the purchasers and two tranches of common stock purchase warrants. One tranche to purchase up to 20% of the Common Stock issued at an exercise price equal to $1.00 per share (the "20% Investor Warrants") and the other tranche to purchase up to 30% of the Common Stock issued at an exercise price equal to $0.75 per share (the "30% Investor Warrants"). Both the 20% Investor Warrants and the 30% Investor Warrants are exercisable immediately at closing and have a five-year term of exercise. In addition, the placement agent received, placement agent fee (including expense reimbursement) of $189,050 and placement agent warrants equal to 10% of the aggregate shares of Common Stock issued on the closing date (and issuable under 20% Investor Warrants and 30% Investor Warrants) at an exercise price of $0.91 per share.

At a closing on January 29, 2004, the Company sold an additional $300,000 of Common Stock, 30% Investor Warrants and 20% Investor Warrants to three investors, becoming obligated to issue to the investors 454,545 shares of Common Stock, 30% Investor Warrants to acquire 136,364 shares of Common Stock and 20% Investor Warrants to acquire 90,909 shares of Common Stock, all on the same terms as offered to the investors in the December 2003 private placement, as amended by the January 15, 2004 Registration Right Agreement Amendment and Allonges. The placement agent for this $300,000 offering received $24,000 in cash and warrants, exercisable at $.091 per share, to acquire 68,182 shares of Common Stock.

On January 30, 2004, DynTek closed the private placement of a $3,500,000 principal secured convertible three-year term note to an institutional investor, Laurus Funds. This note bears interest at the greater of the Prime Rate or 4%, plus 1%, with interest payable monthly on a current basis commencing in March 2004 and level payments of principal commencing August 1, 2004. The note is convertible to DynTek common stock at the option of the investor. Monthly payments of principal and accrued interest under the note can be made by DynTek delivering common stock shares instead, if at the time such stock payment is delivered (i) there exists an effective registration statement covering the distribution of such shares by the investor and (ii) the market price for such shares is greater than 115% of $.90 per share, the price fixed for conversion to common stock of amounts outstanding under the note. Subject to the same restrictions on stock payments of monthly accrued interest and principal, the entire principal and accrued interest of the note may be prepaid by DynTek in common stock. Any amounts of note principal paid in cash, including prepayments of the entire note principal, shall be subject to a 2% premium payment (which is increased to a 4% premium payment in the event that an effective registration statement covering the conversion shares is not in place). Principal and interest under the note, and other obligations of DynTek to Laurus Funds under the ancillary agreements entered into in connection with the private placement, are secured by all assets of DynTek and its principal operating subsidiary. As part of the transaction, the investor also received a five-year warrant to purchase 425,000 shares of DynTek common stock, exercisable as follows: 125,000 shares at $1.1225 per share; 175,000 shares at $1.347 per share; and 125,000 shares at $1.5715 per share. DynTek paid to the investor's affiliate a closing fee equal to $122,500, agreed to make renewal payments to such affiliate equal to .5% of outstanding note principal on each anniversary of the closing and paid $29,500 as reimbursement for the investor's legal and due diligence expenses. Under the terms of its Investment Banking Advisory Agreement with Duncan Capital, in connection with closing the Laurus Funds private placement the Company became obligated (i) to pay to Duncan Capital a fee equal to $280,000 (8% of offering proceeds), $210,000 in cash and $70,000 in the form of 77,778 shares of DynTek common stock (at a value of $0.90 per share), and
(ii) to issue additional warrants to Duncan Capital to acquire 388,889 shares of DynTek common stock at $0.99 per share.

On March 17, 2004, DynTek closed its offering of up to 150 Units maximum ($2,040,000) private placement of securities (the "Offering"), with Network 1 Financial Securities, Inc. acting as the placement agent (the "Broker") pursuant to a Placements Agent's Agreement, dated as of February 27, 2004, between DynTek and the Broker. DynTek sold 89 Units in the Offering for an aggregate purchase price of $1,210,400, with each Unit bearing a purchase price of $13,600. Each Unit consisted of 20,000 shares of DynTek common stock (an aggregate of 1,780,000 shares sold in the Offering), at $0.68 per share, and 5-year warrants to acquire 4,000 shares of DynTek common stock, exercisable at $0.90 per share (the "Warrants"). The Broker's compensation under the Placement Agent's Agreement consisted of a commission equal to 5% of the aggregate price of the Units sold in the Offering, a 2% non-accountable expense allowance based on the aggregate price of the Units sold in the Offering, a Placement Agent's Warrant (the "Placement Warrant") exercisable at $.90 per share to acquire 20% of the number of shares of DynTek common stock sold in the Offering, plus a Warrant exercise fee equal to 5% of the exercise price of any Warrants exercised during the period of 4 years commencing one year after the final closing of the Offering. All of shares of DynTek common stock sold in the Offering, as well as all of the shares underlying the Warrants and the Placement Warrant, are covered by registration rights.

The Company anticipates continued improvement in its cash flows during fiscal 2004 by implementing reductions of administrative overhead expenses as well as aggressively pursuing new customer relationships and expanding the services offered to existing customers. The Company is also negotiating with vendors for improved payment terms. The Company believes that its present cash on hand as well as the additional debt and/or equity financing for which it is currently negotiating should provide adequate funding through at least December 31, 2004. However, there can be no assurances that the Company will have sufficient funds to implement its current business plan. If sufficient funds are not available, the Company could be forced to significantly alter its plan and reduce its operating expenses or would consider divesting of certain contracts or other assets that may not be critical to the future success of the Company.


Recent Accounting Standards

The following pronouncements have been issued by the Financial Accounting Standards Board (FASB).


In January 2003, and revised in December 2003, the FASB issued FASB Interpretation (FIN) 46, "Consolidation of Variable Interest Entities." In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidated requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 30, 2003.

Management does not believe that the adoption of any of these pronouncements will have a material effect on DynTek's financial statements.

In April 2003, FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. SFAS No. 149 is effective for contracts entered into or modified after December 31, 2003, with certain exceptions and for hedging relationships designated after December 31, 2003. The guidance should be applied prospectively.

Management does not believe that the adoption of any of these pronouncements will have a material effect on DynTek's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. There was no effect on the Condensed Consolidated Financial Statements from the adoption of this pronouncement.


Critical Accounting Policies and Estimates


Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. Critical accounting policies for us include revenue recognition, impairment of investment securities, impairment of goodwill, accounting for contingencies and accounting for discontinued operations.


Basis of Presentation. During the fiscal year ended June 30, 2003, we adopted a plan to sell our non-emergency transportation brokerage operations. The operations are accounted for as a discontinued operation, and, accordingly, amounts in the consolidated financial statements and related notes for all periods presented reflect discontinued operation accounting.


Revenue Recognition. Our policy follows the guidance from the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. We recognize revenues when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the client, the sales price is fixed or determinable, and collectibility is reasonably assured.


Generally, IT processing revenues are recognized as services are provided to the client. Revenues from annual maintenance contracts services provided by us are deferred and recognized ratably over the maintenance period. Revenues from hardware sales are recognized upon delivery to the client and when uncertainties regarding customer acceptance have expired. Revenues for business process outsourcing services are recognized as services are rendered and normally invoiced on a monthly basis. Revenues on unit-price contracts are recognized at the contractual selling prices of work completed and accepted by the client. Revenues on time and material contracts are recognized at the contractual rates as the labor hours and direct expenses are incurred.


Collectibility of Receivables. A considerable amount of judgment is required to assess the ultimate realization of receivables, including assessing the probability of collection and the current credit worthiness of our clients. Probability of collection is based upon the assessment of the client's financial condition through the review of its current financial statements or credit reports.

SFAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (June 30th for DynTek) and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. As of December 31, 2003, goodwill associated with certain child support enforcement outsource services contracts was evaluated for impairment. Due to a re-focus of business strategy, the Company has determined that the projected revenues from contract renewals in the future will be lower and as a result, the Company has determined in accordance with the provisions of SFAS No. 142, that there has been impairment of goodwill requiring an adjustment of $3,000,000 to reduce the carrying value of goodwill. The Company will be conducting its annual test of existing goodwill at June 30, 2004. The results of this annual resting of goodwill will determine if further adjustments to reduce the carrying value are required.

Quantitative and Qualitative Disclosures About Market Risk

The Textron credit agreement and the Laurus Funds Secured Term Note expose us to the risk of earnings or cash flow loss due to changes in market interest rates. The Textron factoring facility requires interest to be paid at 2.5% over the prime rate. The Laurus Funds note requires interest to be paid at 1% over the prime rate (but not lower than a rate of 5% per annum). The table below provides information on the Textron factoring facility as of December 31, 2003, and on the Laurus Funds note as of February 1, 2004.


                                                         Interest Rate Rate
                                                          (Prime plus 2.5%)
                                   Principal Balance     at December 31, 2003
                                   -----------------     --------------------
Textron credit agreement.......       $1,887,800                 6.5%
Laurus Funds...................       $3,500,000                 5.0%

                                    BUSINESS

General


We are a professional services firm specializing in IT solutions and business process outsource services for state and local government agencies. We operate our business through our sole active subsidiary, DynTek Services, Inc. Depending upon the context, the term DynTek, or "we", refers to either DynTek alone, or DynTek and its subsidiary.


We provide IT support services and enabling technologies, as well as related products, to state and local government customers which are used to increase efficiency in operations and improve access to government functions. Our comprehensive IT services include consulting, infrastructure planning and deployment, IT application development, legacy systems integration, IT system support, and business process outsourcing services for state government agencies.

History of Our Business

We are a Delaware corporation initially incorporated on May 27, 1989 as Universal Self Care, Inc. Universal supplied and distributed both prescription and non-prescription medications and durable medical equipment and supplies principally to persons suffering from diabetes. These businesses were sold in January 1998, and we changed our name to Tadeo Holdings, Inc. We subsequently changed our name to TekInsight.com, Inc. in November 1999. We changed our name to DynTek in December 2001, following the merger with DynCorp Management Resources Inc.

Our operating subsidiary, DynTek Services, formerly known as TekInsight Services, Inc., is a successor by merger with Data Systems Network Corporation in August 2000. We acquired Data Systems Network Corporation to expand upon our nascent information technology oriented business being developed after the sale of the Universal Self Care diabetes products business. In February 2002, pursuant to the merger with DynCorp Management Resources, TekInsight Services was renamed DynTek Services. As a part of the DynCorp Management Resources business acquired, we have contracted to be responsible for outsourced program operations for state government agencies in several areas.

Although prior to the acquisition of Data Systems we did provide these services, we no longer provide standalone consulting services or standalone research and product development. All consulting services and product development services we currently provide are ancillary services under specific client service contracts.

We formerly provided non-emergency medical transportation brokerage services as a part of our business process outsourcing services. Such services were discontinued between December 2002 and March 2003 in connection with the termination of our non-emergency medical transportation brokerage contract with the Commonwealth of Virginia and the sale of our interests in all remaining transportation brokerage outsourcing contracts to First Transit Inc.

The following wholly-owned subsidiaries of DynTek are inactive: Physicians Support Services, Inc., a California corporation; Clinishare Diabetes Centers, Inc. d/b/a SugarFree Centers, Inc., a California corporation; USC-Michigan, Inc., a Michigan corporation; PCS, Inc.-West, a Michigan Corporation; TekInsight e-Government Services, Inc., a Delaware corporation; TekInsight Research, Inc., a New York corporation; and BugSolver.com, Inc., a Delaware corporation.

Industry Overview


Government agencies are under continuing pressure to upgrade how they manage their data and serve their citizenry. This requirement is driven by the broadening impact of the Internet, the increasing need for real-time information, regulatory changes, the speed and complexity of technology and operating system advancements. State and local government agencies are undergoing the most rapid changes, since this is where individuals have most of their interaction with the public sector. According to IDC Opinion "U.S. State and Local Government IT Spending Forecast, 2002 - 2007" market analysis report, published in July 2003, spending among state and local government agencies totaled $7.2 billion in 2002, and spending is expected to increase to $9.2 billion in 2007, demonstrating a five-year compound annual growth rate of 5.1%.


Fiscal and service delivery pressures have led state and local governments increasingly to seek outside, non-governmental business partners who can assume and ensure the delivery of high quality services at less cost and greater quality than traditional government service offerings. State and local government agencies are also finding that certain business processes can be better operated and managed by private sector companies.

Government organizations often rely on outside contractors to provide skilled resources to accomplish technology and business process outsourcing programs. We believe that this reliance will continue to intensify in many government agencies due to the difficulties faced in recruiting and retaining highly skilled professionals in a labor market that, despite current high national unemployment rates, is competitive for persons with specialized expertise. We believe that government agencies will increasingly outsource programs as a means of simplifying the implementation and management of government services.

We believe that the markets we serve now demand a comprehensive business solution from service providers grounded in specific and relevant business knowledge and proven experience, rather than simply the provision of limited or generic services or offering only technology-specific solutions. We offer comprehensive solutions to address the needs of our markets. We engage in large-scale systems development projects involving full-service solutions that combine hardware, legacy systems integration, systems engineering and systems support operations. We integrate data with services to provide efficient and low-cost business processes.

Current Operations

We provide segment reporting for the results of our operations in two segments, Information Technology Services and Business Process Outsourcing Services.

Information Technology Services. We provide a range of specialized IT infrastructure services, including system architectural design, network security services, legacy systems integration, network engineering, applications development, help desk support and operational support. In conjunction with these service offerings, we also sell hardware and software to our customers. During our fiscal year ended June 30, 2003, we had approximately $21,882,000 in product sales and $22,272,000 in IT service sales which account for 42% and 42% of our total revenue from both of our business segments, respectively, from both of our business segments. Operations are distributed primarily among nine states: California, Florida, Louisiana, Massachusetts, Michigan, Texas, New Mexico, Virginia and New York, with employees situated in locations that are convenient to client sites. Services and related product sales are contracted primarily through Indefinite Delivery-Indefinite Quantity-type, or IDIQ, contracts that may be awarded by a state or local government agency to more than a single vendor. After the government sponsor awards the contract to multiple vendors, we may then compete with other companies identified in the multiple IDIQ contracts for individual orders issued under the contract from time to time by the government customer. Government contracts for IT infrastructure services awarded specifically to us alone are generally short-term task orders granted under multi-project contract vehicles. The scope of services and product sales provided to any given customer can vary, according to project size and the internal client IT resources available. While the majority of our IT infrastructure services revenues and related product sales are derived from specific projects, as contracted, we also derive revenues from ongoing customer relationships which generate a considerable number of recurring engagements. Hardware and software maintenance agreements provide a significant portion of the service revenues. Such services are provided through a combination of in-house technicians, as well as subcontractor third-party suppliers of the services. We currently have 43 in-house technicians and approximately 25 subcontractor third-party suppliers who have, in the aggregate, approximately 90 technicians supplying services.

Business Process Outsourcing. We provide child support enforcement services under four contracts with state or county agencies, including State of Kansas Department of Social and Rehabilitation Services, State of Nebraska Department of Health and Human Services, New Hanover County Department of Social Services in North Carolina and Beaufort County Department of Social Services in North Carolina, pursuant to which we assume responsibility for the determination and location of legally established paternity and support obligations, enforcement of court or administrative orders for such obligations, location of absent responsible parents or other persons obligated for such payments and location of relevant assets which may be used for satisfaction of such obligations. Typically, these contracts are for multi-year periods of performance, with options to renew for additional periods. Such contracts are generally awarded through competitive procurements. Payment is based on either fixed-price, fixed-unit- price based on contractual allocations, revenue sharing, or a combination of the above. In addition to direct business process outsourcing, we also provide consulting expertise to state and local governments interested in designing and evaluating outsourced operations. During our fiscal year ended June 30, 2003, we had approximately $8,493,000 in service sales which accounted for approximately 16% of our total sales from both of our business segments. Such services are provided through in-house customer service representatives and attorneys and third-party attorneys. We currently have an in-house support staff of 100 and approximately 5 third-party support contractors.

We formerly provided non-emergency medical transportation brokerage services as a part of our business process outsourcing services. Such services were discontinued between December 2002 and March 2003 in connection with the termination of our non-emergency medical transportation brokerage contract with the Commonwealth of Virginia and the sales of our interests in all remaining transportation brokerage outsourcing contracts to First Transit. Our provision of all such services is reflected as discontinued operations.

Customers

Our customers in both our information technology services and business process outsourcing segments are primarily agencies of state governments and municipalities with large-volume information and technology needs, or the primary vendors to those governments and agencies. Among the IT customers, the State of New York and its agencies comprised approximately 25% of our total revenues and 30% of our information technology services revenue for the fiscal year ended June 30, 2003, approximately 21% of our total revenues and 31% of our information technology services revenue for the fiscal year ended June 30, 2002 and approximately 33% of our total revenues for the fiscal year ended June 30, 2001 (there was only one business segment during the 2001 fiscal year). We act as a reseller for all of our product sales. We sell products and services to the State of New York and its agencies and are authorized to provide system peripheral equipment and services to New York State agencies. As part of our sales efforts to the State of New York, we are also an authorized reseller of Novell, Nortel Systems and Cisco products and software. Revenues generated from New York State agencies, Approximately 63%, were from product sales and 37% were from services.

No single customer or state (including all agencies of such state) other than New York State accounted for more than 10% of our total revenue during fiscal 2003. The State of Kansas Department of Social and Rehabilitation accounted for 29% of the business process outsourcing revenue for the fiscal year ended June 30, 2003 and 25% for the fiscal year ended June 30, 2002. Generally, our products and services are purchased by individual state agencies issuing their own purchase orders under master contract agreements between us and the related state government through which the agency obtains the authority to issue a valid purchase order.

Sales and Marketing

Our sales and marketing objective in both our information technology and outsourcing segments is to develop relationships with clients that result in both repeat and long-term engagements. We use an internal sales force in conjunction with partnership alliances with our vendors. Our sales team derives leads through industry networking, referrals from existing clients, government agencies' requests for proposals, or RFPs, open competitions conducted by states and municipalities, strategic partnerships with third-party vendors under which we jointly bid and perform certain engagements, and sales and marketing activities directed to specific customers.

We receive and review numerous RFPs and evaluate competitive bidding opportunities from governmental entities for the provision of services, and identify those that are suitable for our responsive bid. In government contract award procedures, following proposal submission, contracts are often awarded based on subsequent negotiations with the bidder offering the most attractive proposal, price and other contracting factors. In certain cases, low price may be the determining factor, while in others price may be secondary when compared with the quality of technical skills or management approach.

We employ a team selling approach for marketing our services and products. Our subject matter experts collaborate with our service delivery professionals to identify a comprehensive service and product offering mix that meets customer needs. As a result of our particular mix of service offerings, we believe that we have the ability to penetrate markets quickly with sales of an array of different products and services.

Backlog

Our backlog represents an estimate of the remaining future revenues from existing firm contracts, which are principally for the provision of services and related products. Our backlog estimate includes revenues expected under the current terms of executed contracts and does not assume any contract renewals or extensions. However, our backlog estimate may vary from the revenues actually realized, because services and related products provided under each included contract fluctuate from period to period based on usage criteria set forth in each contract.

Our IT contracts typically are funded incrementally and are specific-task driven, with the exception of our annual maintenance and help desk support contracts. Therefore, in our estimation, our firm backlog at any point in time does not represent the aggregate projected value of our related contracts. Our backlog under IT services contracts only becomes firm as work progresses throughout the term of a contract, as specific orders under the contract are placed for services and related products. Our backlog is typically subject to large variations from quarter to quarter. As a result, we do not consider our order backlog from IT services contracts to be a significant indicator of our future IT services revenue.

Our outsource services contracts firm backlog is approximately $16 million as of December 15, 2003, realizable primarily over the next 36 months.

Vendors


In connection with sales of our IT services and products, we purchase microcomputers and related products directly from manufacturers and indirectly through distributors such as Tech Data and Ingram Micro Corporation. In general, we are authorized by a manufacturer to sell their products, whether the products are purchased from distributors or directly from manufacturers. We are an authorized reseller of microcomputers, workstations and related products of over 50 manufacturers. Our sales of products manufactured by Compaq, Cisco and Novell accounted for approximately 51% of our product revenues in the IT segment during the fiscal year ended June 30, 2003 (or 21% of our total revenue during the same period). Typically, vendor agreements provide that we have been appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days' notice or immediately upon the occurrence of certain events, and are subject to periodic renewal. The loss of a major manufacturer or the deterioration of our relationship with a major manufacturer could have a material adverse effect on our business as certain product offerings that are requested by customers would not be available to us.


Competition

The IT and business process outsourcing markets are highly competitive and are served by numerous national and local firms. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems and service groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both integrated technology companies and outsourcing companies.


We believe that the principal competitive factors in our industry are reputation, project management expertise, industry expertise, speed of project development and implementation, technical expertise, competitive pricing and the ability to deliver results on a fixed price or transaction basis, as well as on a time and materials basis. We believe that we can meet our competition with respect to these factors. We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including the ability of our clients or competitors to hire, retain and motivate project managers and other senior technical staff, the ownership by competitors of the software and other intellectual property to be used by potential clients, the price at which competitors offer comparable services, the ability of our clients to perform the services themselves, and the extent of our competitors' responsiveness to client needs. We anticipate that our experience, reputation, industry focus and broad range of services provide significant competitive advantages, which we expect will enable us to compete effectively in our markets.


Future Strategy

Our strategy is to continue to increase our revenue base by capitalizing on our core competencies in the IT and outsourced services markets. Our strategies for obtaining this objective include:

Increase Market Penetration. We intend to capitalize on our long-term relationships with government clients and our reputation within the government market to cross-sell our full range of services to our existing client base and to expand into organizations for which we have not already performed services. We intend to pursue these opportunities through a continued active sales and marketing effort and by continuing to promote the success stories stemming from our aggressive application of successful solutions. We also intend to leverage our relationships with our technology providers and their sales resources to obtain new government clients.

Continue to Develop Complementary Services. We intend to continue broadening our range of services in order to respond to the evolving needs of our clients and to provide additional cross-selling opportunities. We intend to continue to internally develop consulting practices, technologies, and methodologies that we believe are required by government entities as an ancillary part of our product and services offered in order to effectively deliver public services.

Recruit Highly Skilled Professionals. We intend to hire and retain outstanding professionals, provide incentives to achieve corporate goals and maintain a culture that fosters innovation. We will continue to emphasize professional development and training of our employees. We will maintain our active internal communications program to promote a team culture and foster high employee morale. We will also continue to emphasize our corporate technology infrastructure to facilitate the sharing of knowledge among our employees.

Pursue Strategic Acquisitions. We plan to broaden our capabilities and client base and extend our geographic presence in state and local government markets by acquiring select businesses in the future. Acquired businesses either will be expected to perform technical work similar to that already provided by us to organizations outside our current client base or to support solution sets for our existing client base, or will be located in geographic areas strategic to significant state and local governments and programs that we target as potential new clients.

Intellectual Property Rights

Our success is dependent, in part, upon our proprietary processes, components and other intellectual property rights. We do not have any patents or patent applications pending. We rely on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws, to protect our proprietary rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees and our contractors and limit access to and distribution of our proprietary information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

A portion of our business involves the development of software applications for specific client engagements. Although ownership of client-specific software is generally retained by the client, we retain some rights to the applications, processes and intellectual property developed in connection with client engagements.

Human Resources


As of December 31, 2003, we and our subsidiaries had 222 employees. We also have sub-contract relationships with approximately 95 consultants for technical support. We believe that our relationships with our employees are good. None of our personnel is covered by a collective bargaining agreement.


Insurance Coverage

We maintain general liability insurance, which includes directors and officers liability coverage, and workers compensation and professional liability insurance, and other insurance coverage customary for businesses of the types we operate in amounts deemed adequate by the Board of Directors.

Properties

Our corporate headquarters are located in Irvine, California, in a leased facility consisting of approximately 6,500 square feet of office space rented under a lease expiring in October 2005 at current rentals of $16,544 per month. There is an administrative office located in Farmington Hills, Michigan, in a leased facility consisting of approximately 7,000 square feet of office space. Current rentals are $23,576 per month and this lease expired on November 2002 and is currently operating on a month to month agreement. A technical facility is also located in Farmington Hills, Michigan with approximately 7,000 square feet rented under a lease that expired in March 2003 and is operating on a month-to-month agreement at a current rental of $5,698 per month. We are currently looking to consolidate and reduce facilities and believe that we will be able to find new suitable replacement space within the next six months on commercially reasonable terms.

We also lease 7 separate direct sales offices and 9 other commercial facilities containing an aggregate of approximately 52,000 square feet under leases with terms ranging from month to month to 5 years. Such facilities are used in connection with the provision of various services to our customers. None of these properties is unique, all are expected to continue to be utilized in the operation of our business and they are believed to be adequate for the present needs of the business.

Legal Proceedings

Commonwealth of Virginia. Effective December 15, 2002, we cancelled a contract to provide non-emergency transportation brokerage services in certain regions of the Commonwealth of Virginia (the Virginia Contract), by entering into a mutual Settlement Agreement with the Commonwealth. The terms of the Settlement Agreement provided that we make payments due to transportation provider vendors for services rendered under the contract. Under an interim letter of understanding, beginning in September 2003 we offered to make payments in the aggregate amount of approximately $100,000 per month to various providers. As of December 31, 2003, we had paid an aggregate of $534,000 to providers as a result of this Settlement Agreement.

In connection with initially entering the Virginia Contract, a performance bond was posted by a third-party to guarantee payment to the transportation provider vendors up to the bond amount of $2.4 million. A number of such vendors caused the bond to be called, requiring the bond amount to be deposited in an escrow account and initiating a process of disbursing the $2.4 million to vendors with valid claims. The bonding company filed an inter-pleader action on July 22, 2003.

In a separate transaction, we have entered into a limited release of indemnification to reimburse the guarantor for funding the bond. As a result, our liability to such vendors will in effect be extinguished to the extent of the funds disbursed. The amount of $2.4 million deposited in escrow for the payment to our vendors has not yet been recorded as an offset to our accounts payable. Such liability to the vendors is currently reflected in current liabilities from discontinued operations, and will be eliminated from current liabilities from discontinued operations as and to the extent that the bond proceeds are used to satisfy those obligations to such vendors.

The courts are currently in the process of assembling the amounts of the individual claims due from these vendors. When the individual claims are determined for each vendor, in accordance with court procedures, we will evaluate the overall accrual for such payables and adjust the liability accordingly. Once the courts determine the valid claim amounts, the interpleader funds shall be disbursed and the payable shall be adjusted accordingly. Should valid claims remain outstanding after the disbursement of the interpleader funds, certain vendors may continue to pursue their claims after the interpleader proceedings are concluded. However, such claims may not exceed the amounts determined by the courts to be due. We believe that the aggregate interpleader claims ultimately due, as determined by the courts, will be less than the combined total of the bond amount and our payables currently recorded as due to such vendors, and that a substantial amount of these claims are without merit and based on billings for services that were not provided under the agreements or on billings which were outside the terms of the subcontracts.

A number of the vendors that provided transportation services under the Virginia Contract have initiated separate legal demands for payment. Some of the demands, either in whole or in part, have been disputed by us as being without merit or have been settled. As of September 30, 2003, actions for collection are pending in 12 separate proceedings. Ali Medical, et. al., a joint case of 27 providers for approximately $1,042,000, is the largest of the claims. The Ali Medical joint case was consolidated with the above-referenced interpleader action for all purposes. In addition to the Ali Medical claimants, an additional six defendants in the interpleader action have filed cross-claims for an aggregate amount of approximately $449,000. The remaining 11 proceedings, which claim an aggregate amount of approximately $669,000, have been temporarily stayed by an order of the court overseeing the interpleader action. In both the outside lawsuits and the cross-claims, all or a portion of the amounts claimed have been disputed.

Provisions in our condensed consolidated financial statements for the estimated settlement amounts for these and other potential similar claims are considered adequate; however, we are unable to predict the outcome of these claims.

Other Legal Proceedings. On October 11, 2002, Merisel Americas, Inc. filed a breach of contract complaint in Superior Court of California, Southwest District. The complaint arose from our failure to make payments within the terms of the reseller agreement. In July 2003, we entered into an agreement with Merisel to repay the liability and accrued interest and expenses, with an obligation to make payments over the next 12 months in an aggregate amount of $567,000, which is included in accounts payable. As of December 31, 2003, $267,000 was outstanding and payable.

On December 31, 2002, we settled all amounts due of approximately $713,000, net of a related receivable of $187,000 under the previous agreement to purchase the assets of Exodus Communications, Inc., for a total amount of $95,000. As of December 31, 2003, $20,000 remains due and payable under this agreement. We are currently making progress payments on this amount.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2001, we purchased 25% of the equity in LaborSoft Corporation (LaborSoft), a company providing labor relations software to labor unions and commercial customers. As a result of our investment, we assigned Dr. Grieves, one of our directors, to become the Chairman of the Board of Directors of LaborSoft. We provide infrastructure services to LaborSoft, on a fee-for-service basis, with monthly charges of approximately $17,000. We account for our investment under the equity method of accounting and have therefore recognized our pro-rata portion of the losses incurred by this affiliate, since March 2001, in the amount of $392,000. These losses have reduced the carrying value of our investment to $64,000 as of June 30, 2003.

On August 20, 2002, we entered into a Stock Purchase and Settlement Agreement (Settlement Agreement) with DynCorp, pursuant to which disputes, including those resulting from the December 2001 merger with DMR, were settled. As a part of the Settlement Agreement, we repurchased a portion of our Class B common stock from DynCorp and the remaining Class B common stock held by DynCorp (constituting the balance of all outstanding Class B common stock) was converted by DynCorp to our Class A common stock. As part of the Settlement Agreement, DynCorp also was granted 3-year warrants to acquire 7,500,000 shares of Class A common stock exercisable at $4.00 per share.

By agreement dated as of June 30, 2003, a group of private and institutional investors agreed to forgive our $5 million subordinated, unsecured note, the associated $625,000 in accrued interest on the note and cancel common stock purchase warrants to acquire 7,500,000 shares of our common stock which note the group acquired from DynCorp in connection with a sale of 10,336,663 shares of our common stock by DynCorp to the same investors on July 3, 2003. As consideration for the forgiveness of the note, the accrued interest and the cancellation of the common stock purchase warrants, we agreed to extend certain registration rights to the investors, and pay the related costs for such registration. At the time of the stock, warrants and note sale by DynCorp, we received a limited release and indemnification by DynCorp of our obligation to indemnify DynCorp and the surety, respectively, against certain liabilities under a $2.4 million payment bond which was issued and recently drawn upon in connection with the Virginia Contract.

                                   MANAGEMENT


Our executive officers and directors as of March 25, 2004 are as follows:


Name                       Age      Principal Occupation,
                                    Business Name and Directorships

Steven J. Ross             45       Since February 2000, Mr. Ross has been our
                                    President, Chief Executive Officer and
                                    Chairman of the Board. Mr. Ross has an
                                    extensive industry background, most recently serving as General Manager of Toshiba's
                                    Computer System Division, responsible for sales, marketing, and operations in North and South America from 1998 to 1999. Prior to that, Mr. Ross was President and General
                                    Manager of the Reseller Division and
                                    President of Corporate Marketing at Inacom
                                    Corporation from 1996 to 1998. Mr. Ross's other positions have included responsibility for sales and marketing, operations, strategic planning, and other senior executive activities.

James Linesch              49       Since August 14, 2000, Mr. Linesch has
                                    served as our Chief Financial and Chief
                                    Accounting Officer, Executive Vice President and Secretary and, since February 1997, as a Director. Previously, Mr. Linesch was the
                                    President, Chief Executive Officer and Chief
                                    Financial Officer of CompuMed, a public
                                    computer company involved with computer
                                    assisted diagnosis of medical conditions, which he joined in April 1996 as Vice
                                    President and Chief Financial Officer. Mr.
                                    Linesch served as our Vice President and Chief Financial Officer from August 1991 to
                                    April 1996. From May 1998 to August 1991,
                                    Mr. Linesch served as the Chief Financial
                                    Officer of Science Dynamics Corp., a
                                    corporation involved in the development of computer software. Mr. Linesch holds a CPA certification in the State of California, where he practiced with Price Waterhouse from 1981 to 1984.

Brian D. Bookmeier         44       Mr. Bookmeier is an investor and Vice
                                    President of Seven Sons, Inc., d/b/a Las
                                    Vegas Golf & Tennis. Seven Sons, Inc., which is in the business of franchised retailing of golf and tennis products. Mr. Bookmeier has held this position since 1997. Mr.
                                    Bookmeier has served as a Director of DynTek since July 1995, and was our President and Chief Executive Officer from July 1995 to
                                    February 2000. From September 1989 until its merger into DynTek, Mr. Bookmeier served as Executive Vice President and a Director of
                                    Patient Care Services, a home medical
                                    equipment supply company that specialized in diabetes management, and the sale of related equipment and supplies. He was on the Board of Directors of Azurel, Ltd., a public company that filed for protection under Chapter 11 of the Federal Bankruptcy Code in
                                    2001. He continues to serve as Chairperson of the Audit and Compensation Committees of the Reorganized Board of Azurel, Ltd. In May
                                    2003, he became Chief Operating Officer of
                                    ModeEleven, Inc., a privately held software development and media broadcast company.

Dr. Michael W. Grieves     53       Dr. Grieves has been a Director since August
                                    14, 2000. Previously, Dr. Grieves served as
                                    Data Systems' President, Chief Executive
                                    Officer and Chairman of the Board since its inception in 1986. Prior to 1986, Dr.
                                    Grieves served in executive, managerial and technical capacities with Computer Alliance
                                    Corporation, a turnkey system house; Quanex
                                    Management Sciences, a computer
                                    services bureau; and Lear Siegler
                                    Corporation. He has more than 25 years of experience in the computer industry.

Marshall Toplansky         52       Mr. Toplansky has been a Director since
                                    October 2002. Mr. Toplansky founded Core
                                    Strategies, a consulting firm, in 1996, of which he remains Chief Executive Officer.
                                    The firm specializes in evaluating marketing strategies and identifying growth opportunities for technology-based companies. From 1994 to 1996, he served as Senior Vice President of Sales and Marketing for an enterprise software publisher, Open
                                    Environment. He was Vice President of
                                    Marketing for modem manufacturer U.S.
                                    Robotics from 1989 to 1994. Mr. Toplansky's other positions have involved advertising and data base direct marketing management, primarily with Ogilvy & Mather. Mr.
                                    Toplansky currently serves on the Board of Directors of CompTIA, the country's largest technology trade association, and the
                                    Harvard Business School Association of
                                    Orange County.

Executive Compensation

The following table sets forth the compensation paid during the three years ended June 30, 2003 to our chief executive officer and our other most highly paid executive officers whose annual salary and bonus exceeded $100,000 for all services rendered to us during each such annual period.


                                             Annual Compensation                                 Long Term Compensation
                              -----------------------------------------------------  -----------------------------------------------
                                                                          Other      Restricted
                              Fiscal                                      Annual       Stock      Options/     LTIP      All Other
Name and Position              Year       Salary ($)      Bonus ($)    Compensation    Awards     SARs (#)    Payouts   Compensation
-----------------             ------      ----------      ---------    ------------  ----------   --------    -------   ------------
Steven J. Ross                 2003       $400,000        $100,000        $25,000        --             --        --           --
   President, Chief            2002       $376,000        $205,000        $70,000        --         75,000        --      $40,431
   Executive Officer           2001       $175,000              --        $25,000        --        810,000        --           --
   and Chairman of the
   Board

James Linesch                  2003       $200,000        $ 25,000        $25,000        --             --        --      $ 6,000
   Chief Financial             2002       $179,000        $ 75,000        $25,000        --         45,000        --      $ 6,321
   Officer, Executive          2001       $138,000        $ 10,000        $25,000        --        335,000        --           --
   Vice President and
   Director

Wade Stevenson                 2003       $140,000        $ 10,000             --                                              --
   Vice President              2002       $129,000        $ 20,000             --        --         20,000        --           --
   Finance                     2001       $ 98,000        $ 26,000             --        --             --        --           --




                                             Annual Compensation                                 Long Term Compensation
                              -----------------------------------------------------  -----------------------------------------------
                                                                          Other      Restricted
                              Fiscal                                      Annual       Stock      Options/     LTIP      All Other
Name and Position              Year       Salary ($)      Bonus ($)    Compensation    Awards     SARs (#)    Payouts   Compensation
-----------------             ------      ----------      ---------    ------------  ----------   --------    -------   ------------
Arion Kalpaxis                 2003       $175,000            --           --            --             --      --           --
   Chief Technology            2002       $176,000            --           --            --             --      --           --
   Officer                     2001       $153,798            --           --            --         15,000      --           --


Option Grants

The following table sets forth certain information, as of June 30, 2003, concerning individual grants of stock options made during the fiscal year ended June 30, 2003 to each of the persons named in the summary compensation table above.

              Option/SAR Grants in Fiscal Year Ended June 30, 2003


                                   Number of
                                  Securities                                             Potential Realizable Value at
                                  Underlying      Percent of Total      Exercise of          Assumed Annual Rates of
                                  Options/SAR       Options/SARs         Base Price          Stock Price Appreciation
     Name                           Grants     Granted in Fiscal Year      ($/Sh)                for Option Term
     ----                         -----------  ----------------------   -----------      -----------------------------
     (a)                              (b)               (c)                 (d)               5%                  10%
Steven J. Ross                       10,000              6%              $   1.75           $  875              $1,750
James Linesch                        10,000              6%              $   1.75           $  875              $1,750
Wade Stevenson                           --             --                     --               --              $4,000
Arion Kalpaxis                           --             --                     --           $2,000              $3,000

The following table sets forth information concerning exercises of stock options by each of the executive officers named in the summary compensation table during the fiscal year ended June 30, 2003 and the fiscal year-end value of options held by such named individuals.

Aggregated Option/SAR Exercised in Fiscal Year Ended June 30, 2003 and Fiscal Year-Ended Option/SAR Values


                                                       Number of Securities Underlying          Value of Unexercised
                         Shares                      Unexercised Options/SARs At Fiscal     In-The-Money Options/SARs At
                       Acquired on       Value                  Year-End (#)                    Fiscal Year-End ($)
    Name              Exercise (#)   Realized ($)         Exercisable/Unexercisable          Exercisable/Unexercisable
    ----              ------------   ------------    -----------------------------------    ----------------------------
    (a)                    (b)            (c)                        (d)                                (e)
Steven J. Ross             --              0                   921,500/32,500                        $8,330/$0
James Linesch              --              0                   402,500/17,500                          $0/$0
Wade Stevenson             --              0                    42,250/20,000                          $0/$0
Arion Kalpaxis             --              0                     7,500/7,500                           $0/$0

Employment Agreements


On December 10, 2001, we entered into an employment agreement with Steven J. Ross, our President, Chief Executive Officer, and Chairman of the Board, which replaced the prior employment agreement dated January 2, 2001. The agreement is for a three-year term, commencing December 10, 2001, which term may be extended upon the consent of all parties to the agreement. During the term of the agreement, Mr. Ross shall serve on our Board of Directors and on the board of each of our wholly-owned subsidiaries. On October 16, 2003, the Board of Directors approved an increase in Mr. Ross's base salary from $400,000 to $440,000, effective October 1, 2003. Based upon meeting criteria established by mutual consent of Mr. Ross and our Board of Directors, and then upon further approval by the Board of Directors (which actions by the Board of Directors are taken by our Compensation Committee), Mr. Ross is entitled to receive an annual bonus, payable quarterly, the aggregate amount of which is equal to at least 50% of his annual base salary. For the fiscal year ended June 30, 2003, Mr. Ross received $100,000 in quarterly bonus payments. In August 2003, Mr. Ross received $100,000 in bonus payments. In addition to participation in all employee benefit programs generally made available to members of our executive management, Mr. Ross also receives a supplemental executive benefits plan that includes premium payments for a $1 million life insurance policy, long-term disability and supplemental medical insurance coverage. The maturity date of Mr. Ross's note payable to us, dated January 2, 2001, of $170,000 principal was extended to December 10, 2004 under the agreement. In addition, the agreement provided that, should the average closing price for a share of our common stock as reported by Nasdaq (the Stock Price) for the ten trading days prior to June 30, 2002 meet or exceed 110% of the Stock Price for the ten trading days prior to the December 27, 2001 closing date of our merger with DMR, then Mr. Ross's obligation to repay $100,000 principal of the Note would be forgiven. The criterion for such forgiveness was not met.


In the event Mr. Ross is terminated without cause, all options granted to Mr. Ross during his employment term that are exercisable to acquire common stock will become fully vested, his medical and other insurance coverage benefits will be extended for a period of 18 months from the date of employment termination, and he shall receive additional expense reimbursements for certain health insurance coverages. He shall also be entitled to receive a severance payment equal to the lesser of (1) the aggregate of the remaining base salary payments due under the agreement or (2) the aggregate of 24 payments each being equal to his monthly base salary amount plus one-twelfth of the bonus amount that could be earned under the contract as of the date of termination. The severance payment shall be payable one-half in a lump sum at termination and one-half in equal monthly installments over the succeeding 24 months. In addition, Mr. Ross is entitled to the same compensation and stock option benefits afforded non-employee directors.

On August 14, 2000, we entered into an employment agreement with James Linesch, our Chief Financial Officer and Executive Vice President, which agreement was subsequently amended on August 15, 2001 and again on October 8, 2003. Under the revised terms, we reduced Mr. Linesch's salary from an annual rate of $200,000 to $150,000, effective November 1, 2003. On November 1, 2004, his salary shall be further reduced to an annual rate of $100,000 for one year, and the Employment Agreement shall terminate on October 31, 2005 without further obligation by us. In addition to participation in all employee benefit programs generally made available to members of our executive management, Mr. Linesch also receives a supplemental executive benefits plan that includes premium payments of up to $1 for a million life insurance policy and supplemental medical insurance coverage. During the first year of the agreement, Mr. Linesch earned a bonus in the amount of $25,000. Commencing on August 15, 2001, Mr. Linesch became eligible for quarterly bonuses in the annual cumulative amount of 50% of his then current base salary, with the criteria for achievement of quarterly bonuses being equivalent to such criteria described in the preceding paragraph of this section established for Mr. Ross under his employment agreement. For the fiscal year ended June 30, 2003, Mr. Linesch received an aggregate of $25,000 in quarterly bonus payments.

In the event Mr. Linesch is terminated without cause, all options granted to Mr. Linesch during his employment term that are exercisable to acquire common stock will become fully vested, his medical and other insurance coverage benefits will be extended for a period of 12 months from the date of employment termination, and he shall be entitled to receive a Severance Payment equal to the greater of
(1) the aggregate of the remaining base salary and bonus in effect under the agreement at the time of termination or (2) a lump sum severance payment equal to 18 times the aggregate of the monthly base salary payment plus one-twelfth of the bonus in effect under the agreement at the time of termination. In addition, Mr. Linesch is entitled to the same compensation and stock option benefits afforded non-employee directors.

Compensation of Directors


Directors are paid an annual board membership fee of $25,000 and are reimbursed for certain reasonable expenses incurred in attending Board or Committee meetings. The Chairman of the Audit Committee and the Chairman of the Compensation Committee are each paid an additional fee of $25,000 for service in those positions, effective April 2003. Currently, Dr. Grieves is Chairman of both the Audit Committee and the Compensation Committee. Directors are eligible for awards under our 1997 Non-Employee Directors' Stock Option Plan. The Non-Employee Directors' Stock Option Plan provides for option grants with respect to 10,000 shares of Common Stock to be made to each eligible director upon each July 1st on which such director is a member of our Board of Directors. Options are exercisable for 5 years after the date of grant. The exercise price for any option under the plan shall be equal to the fair market value of the Common Stock at the time such option is granted. The plan provides that grants thereunder vest immediately. During the year ended June 30, 2003, each of Messrs. Bookmeier and Grieves received grants in accordance with the Non-Employee Directors' Plan.


Compensation Committee Interlocks and Insider Participation in Compensation Decisions


As of June 30, 2003, our Compensation Committee consisted of Messrs. Ross, Grieves and Toplansky, with only Mr. Ross being an employee of DynTek. For information concerning Mr. Ross's Employment Agreement, see "Employment Agreements" above. As of March 25, 2004, our Compensation Committee consisted of Messrs. Grieves and Toplansky.


In March 2001, we purchased 25% of the equity in LaborSoft. As a result of our investment, we assigned Dr. Grieves to become the Chairman of the Board of Directors of LaborSoft. We provide infrastructure services to LaborSoft, on a fee-for-service basis, with monthly charges of approximately $17,000.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth information regarding the beneficial ownership of outstanding common stock as of March 25, 2004 by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and
(iii) each owner of more than 5% of our common stock (5% owners). For purposes of the following table, the number of shares of common stock assumes the conversion to common stock of all outstanding shares of Series A Preferred Stock. No person holds 5% or more of the outstanding Series A Preferred Stock.


                                         Number of Shares         Percentage
Name and Address of                       of Common Stock       Outstanding of
Beneficial Owner (2)                   Beneficially Owned(1)  Common Stock Owned
--------------------                   ---------------------  ------------------


H. T. Ardinger & Sons, Inc. (4)              3,935,550               7.3%
9040 Governors Row
P.O. Box 569360 Dallas, TX 75356

Estate of Fred Kassner (3)                   3,045,610               5.8%
59 Spring Street
Ramsey, NJ  07446

Steven J. Ross (5)                             961,939               1.8%

Michael W. Grieves (6)                         562,729               1.1%
34705 West 12 Mile Road, Suite 300
Farmington Hills, MI 48009

James Linesch (7)                              565,573               1.1%

Brian D. Bookmeier (8)                          60,000                  *
19327 Agusta Dr.
Livonia, MI 48152

Arion Kalpaxis (9)                             274,000                  *

Marshall Toplansky (10)                        130,000                  *

Wade Stevenson (11)                             62,250                  *

All Officers and Directors                   2,616,491               4.8%
as a group (7 persons)(6)(7)(8)(9)(10)


----------
* Less than 1%

(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2) Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o DynTek, Inc., 18881 Von Karman Avenue, Irvine, California 92612.

(3) Includes 40 shares of common stock underlying our publicly-traded Class A warrants and 100,000 shares of common stock underlying Warrants granted in connection with certain financial accommodations granted by Mr. Kassner related to the release of security interests in our assets.


(4) The person having sole voting and dispositive power over the shares owned by H.T. Ardinger & Sons, Inc. is H.T. Ardinger. Mr. Ardinger disclaims beneficial ownership of the shares held by H.T. Ardinger & Sons, Inc. The number of shares stated for H.T. Ardinger & Sons, Inc. beneficial ownership includes 1,374,247 shares which may be acquired upon the exercise of warrants, and 15,750 shares which may be acquired upon conversion of Series A Preferred Stock shares. Does not include 1,140,310 shares held by the Ardinger Family Trust, over which shares Mr. Ardinger has sole voting and dispositive power but not beneficial ownership.

(5) Includes options to purchase 905,000 shares of common stock exercisable at prices ranging from $0.80 to $2.25 per share granted to Mr. Ross under our 1992 and 2001 Employee Stock Option Plans and our 1997 Non-Employee Directors' Stock Option Plan, 7,939 shares of common stock and 49,000 shares of common stock underlying options to purchase 19,600 shares of our Series A Preferred Stock with strike prices of $1.69 per share.


(6) Includes 89,883 shares of common stock which are issuable to Dr. Grieves upon conversion of 35,935 shares of Series A Preferred Stock held by him. Also includes beneficial ownership of options to purchase 90,846 shares of common stock at prices between $0.957 to $13.52 per share, upon exercise of options to purchase 36,642 shares of Series A Preferred Stock. Also includes 30,000 options exercisable for common stock granted to Dr. Grieves under our 1997 Non-Employee Directors' Stock Option Plan at prices between $0.80 and $2.25.


(7) Includes 420,000 options granted to Mr. Linesch under our 1997 Non-Employee Directors' Stock Option Plan, 1992 Plan and 2001 Employee Stock Option Plan at prices ranging from $0.80 to $3.78 and includes 8,750 shares of common stock which are issuable to Mr. Linesch upon conversion and 3,500 shares of Series A Preferred Stock held by him.

(8) Includes options to purchase 60,000 shares of common stock granted under our 1997 Non-Employee Directors' Stock Option Plan at prices between $0.80 and $3.78.


(9) Includes 15,000 options to purchase 15,000 shares of common stock granted to Mr. Kalpaxis at $2.04 per share under our 2001 Employee Stock Option Plan.


(10) Includes 100,000 options to purchase shares of common stock at $3.00 per share issued to Mr. Toplansky for services rendered and 10,000 options to purchase shares of common stock granted at $1.00 per share under our 2001 Employee Stock Option Plan and 20,000 options to purchase shares of common stock granted at $0.80 and $1.00 per share under our 1997 Non-Employee Directors' Stock Option Plan.


(11) Includes options to purchase 62,250 shares of our common stock with strike prices between $0.96 and $2.04 per share under our 1992 and 2001 Employee Stock Option Plans.

                            DESCRIPTION OF SECURITIES

The following summary is a description of our common stock and certain provisions of our Articles of Incorporation, By-Laws and Delaware law.

General

Our authorized capital consists of 70,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of Series A Preferred Stock, par value $.001 per share.

Common Stock


Since December 31, 2003, the outstanding number of shares of our Class A common stock has increased from 46,720,235 at December 31, 2003 to 50,141,883 as of March 19, 2004. This increase is primarily attributable to the private placement of the 3,333,333 shares of common stock being registered herein, additional private placements (and issuance of investment banking compensation shares) in January and March 2004 of an aggregate 2,312,323 shares of common stock as well as, the conversion by several of our preferred stockholders of 474,841 shares of Series A Preferred Stock into 1,187,103 shares of Class A Common Stock. In addition we issued 50,000 shares as partial settlement of an outstanding liability and issued 108,434 shares in connection with an acquisition. Each share of our common stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Articles of Incorporation nor our By-Laws contain any provisions which limit or restrict the ability of another person to take over our company; however, our By-Laws do permit our Board of Directors to be classified. We have 20,000,000 shares of Class B Common Stock authorized, none of which is outstanding.


Series A Preferred Stock

Our Board of Directors has the authority to issue up to 10,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such series, including dividend rights, conversion rights, voting rights, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. Our Board of Directors may designate and authorize the issuance of new series of our preferred stock with voting and other rights that could adversely affect the voting power of holders of our common stock and the likelihood that such holder will receive dividend payments and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of DynTek.


As of March 25, 2004, we had 959,692 shares of Series A Preferred Stock outstanding. The Series A Preferred Stock rank prior to the common stock and prior to any class or series of our capital stock that may be issued in the future, other than any class or series of capital stock created specifically ranking on parity with the Series A Preferred Stock. Holders of our Series A Preferred Stock are entitled to cause any or all of such shares to be converted into shares of our common stock at all meetings of our stockholders. Each share of our Series A Preferred Stock is entitled on such number of votes per share as shall equal the number of shares of common stock into which each share of Series A Preferred stock is convertible. Holders of our Series A Preferred Stock shall be entitled to receive, when, as and if declared by our Board of Directors, out of our funds legally available therefore, dividends in the same amount per share as dividends are paid with respect to the common stock (treating each shares of Series A Preferred Stock as being equal to the number of shares of common stock into which each such share of Series A Preferred Stock could be converted). In the event of our liquidation, dissolution or winding up, holders of our Series A Preferred Stock will be entitled to receive, out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (1) any other shares of our preferred stock ranking junior to such series of preferred stock as to rights upon liquidation, dissolution or winding up and (2) shares of our common stock, on a pro rata basis with any other shares of our capital stock ranking as to any such distribution on a parity with the Series A Preferred Stock, the amount of the liquidation distributions to which they are entitled.


Options and Warrants


As of March 25, 2004, we had outstanding options to purchase an aggregate of 3,182,641 shares of our common stock pursuant to our stock option plans at a weighted-average exercise price of $1.77 per share. These options are held by directors, officers, key employees and consultants, and as of March 25, 2004, options to purchase 2,766,937 shares were exercisable.

As of March 19, 2004, we also have outstanding warrants to purchase an additional 12,664,074 shares of our common stock having a weighted-average exercise price of $1.32 per share. In addition, as of March 25, 2004, we have outstanding publicly-traded warrants to purchase 1,707,875 shares of our common stock at an exercise price of $2.00 per share. These warrants will expire on December 11, 2005.


Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, (800) 937-5449.

                           SHARES ELIGIBLE FOR RESALE


Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.


Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of (i) one percent of our then outstanding common stock or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                              SELLING STOCKHOLDERS


All of the offered shares are to be sold by persons who are existing security holders of DynTek. The selling stockholders acquired their shares and warrants in private placements occurring in June and July 2003, in a private placement completed on December 9, 2003, and in a private placement completed in January 2004. In connection with the December 2003 offering of our common stock and warrants, we delivered to designees of Rockwood, the placement agent for the offering, warrants to purchase up to 500,000 shares of our common stock and a cash payment of $188,950 in consideration for its services. For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of warrants, and available for resale hereunder, is subject to adjustment in connection with the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to warrants.

Pursuant to securities purchase agreements and registration rights agreements with each of the selling stockholders, we filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to those agreements and that they acquire upon any exercise of warrants acquired in the same transactions.

Pursuant to piggyback registration rights granted to Rockwood, Inc., the placement agent for the December 2003 private placement, Rockwood's assignees of its compensation warrants Duncan Capital LLC, David Fuchs, Robert MacGregor and Bradford E. Monks, shall also be considered selling stockholders for the purposes of this prospectus and the registration statement filed as a part of this prospectus in order to permit Duncan Capital and each of Messrs. Fuchs, MacGregor and

Monks to resell to the public the shares of common stock they may acquire upon any exercise of the warrants to purchase common shares they received as compensation for the private placement from Rockwood.

The selling stockholders may sell up to 8,744,084 shares of our common stock pursuant to this prospectus.

The table that follows sets forth as of March 25, 2004:


     o    the name of each selling stockholders;

     o certain beneficial ownership information with respect to the selling stockholders;

     o the number of shares that may be sold from time to time by each selling stockholder pursuant to this prospectus; and

     o the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling stockholder if all offered shares are sold.


Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of March 1, 2004, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding common shares.




                                                   Prior to Offering                               After Offering (1)
                                                ------------------------                       -------------------------
Name                                            Shares       Percent (2)  Shares Offered       Shares        Percent (2)
----                                            ------       -----------  --------------       ------        -----------
Adkins, M. Douglas (3)                            771,600       1.7%          284,091            487,509        1.0%
Alpha Capital AG (4)                              681,818       1.4%          681,818                -0-          0%
Boehm, David Phillip                              100,000         *%          100,000                -0-          0%
Bridges and PIPES, LLC (5)                        681,818       1.4%          681,818                -0-          0%
Bristol Investment Fund, Ltd. (6)                 909,091       1.9%          909,091                -0-          0%
Corsair Capital Partners, LP.(7)                  720,000       1.5%          720,000                -0-          0%
Corsair Long Short International, Ltd. (8)         60,000         *%           60,000                -0-          0%
Curran Management Company Ltd.                    300,000         *%          300,000                -0-          0%
Duncan Capital LLC (9)                            375,000         *%          375,000                -0-          0%
Fuchs, David                                       25,000         *%           25,000                -0-          0%
Gamma Opportunity Capital Partners LP (10)        681,818       1.4%          681,818                -0-          0%
H.T. Ardinger & Sons, Inc. (11)                 2,838,423       5.6%          728,174          2,110,249        4.2%
Levine, Douglas                                   200,000         *%          200,000                -0-          0%
McGregor, Robert                                   75,000         *%           75,000                -0-          0%
Monks, Bradford E.                                 25,000         *%           25,000                -0-          0%
Neptune Partners LP (12)                          220,000         *%          220,000                -0-          0%
PC PS Plan FBO Brian Weiss                        100,000         *%          100,000                -0-          0%
Purjes, Dan (13)                                  113,637         *%          113,637                -0-          0%
Raskas, Stanley                                   100,000         *%          100,000                -0-          0%
Reichenbaum, Eric                                 200,000         *%          200,000                -0-          0%
RHP Master Fund, Ltd. (14)                        454,546       1.0%          454,546                -0-          0%
Scholl, George                                    100,000         *%          100,000                -0-          0%
Sitt, David                                       100,000         *%          100,000                -0-          0%
Strategic Partners Ltd.                            50,000         *%           50,000                -0-          0%
Stonestreet LLP (15)                              681,818       1.4%          681,818                -0-          0%
WEC Partners, LLC (16)                            150,000         *%          150,000                -0-          0%
Whalehaven Fund Limited (17)                      227,273         *%          227,273                -0-          0%
Wolf, Carl                                        100,000         *%          100,000                -0-          0%
Deania Investment                                 100,000         *%          100,000                -0-          0%
Zoltan, Donald J.                                 205,000         *%          200,000              5,000          *%



* Represents less than one percent of the outstanding common shares.

(1) Assuming the sale by each selling stockholder of all of the shares offered hereunder by such selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.

(2) The percentages set forth above have been computed assuming the number of common shares outstanding equals the sum of (a) 46,705,793, which is the number of common shares actually outstanding on December 19, 2003, and (b) common shares subject to exercisable warrants and conversion rights held by each selling stockholder, respectively.

(3) Includes 52,500 shares which may be acquired upon conversion of Series A Preferred Stock shares.

(4) The person having sole voting and dispositive power over the shares offered by Alpha Capital AG is Konrad Ackerman, a director of Alpha Capital AG. Mr. Ackerman disclaims beneficial ownership of the shares held by Alpha Capital AG

(5) The managing member of Bridges & Pipes, LLC is David Fuchs. Mr. Fuchs has sole voting and dispositive power over the shares offered by Bridges & Pipes, LLC. Mr. Fuchs disclaims beneficial ownership of the shares held by Bridges & Pipes, LLC.

(6) The person having sole voting and dispositive power over the shares offered by Bristol Investment Fund, Ltd. is Paul Kessler. Mr. Kessler disclaims beneficial ownership of the shares held by Bristol Investment Fund, Ltd.

(7) Corsair Capital Advisors, LLC is the general partner to Corsair Capital Partners, LP, with the power to vote and dispose of the shares offered by Corsair Capital Partners, LP. As such, Corsair Capital Advisors, LLC may be deemed to be the beneficial owner of the shares offered. Jay Petschek and Steven Major are the managing members of Corsair Capital Advisors, LLC, each possessing the power to act on its behalf. Corsair Capital Advisors, LLC and Messrs Petschek and Major each disclaim beneficial ownership of the shares held Corsair Capital Partners, LP.

(8) Corsair Long Short Advisors, LLC is the general partner to Corsair Long Short International, Ltd., with the power to vote and dispose of the shares offered by Corsair Long Short International, Ltd. As such, Corsair Long Short Advisors, LLC may be deemed to be the beneficial owner of the shares offered. Jay Petschek and Steven Major are the managing members of Corsair Long Short Advisors, LLC, each possessing the power to act on its behalf. Corsair Long Short Advisors, LLC and Messrs Petschek and Major each disclaim beneficial ownership of the shares held Corsair Long Short International, Ltd.

(9) Michael Crow and Dan Purjes are the managing members of Duncan Capital LLC, with voting and dispositive power over the shares offered by Duncan Capital LLC. Messrs. Crow and Purjes disclaim beneficial ownership of the shares held by Duncan Capital LLC.

(10) Gamma Capital Advisors, Ltd. is the general partner to Gamma Opportunity Capital Partners, LP, with the power to vote and dispose of the shares offered by Gamma Opportunity Capital Partners, LP. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of the shares offered. Christopher Rossman and Jonathan P. Knight, PhD. are the directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd. and Messrs Rossman and Knight each disclaim beneficial ownership of the shares held by Gamma Opportunity Capital Partners, LP.


(11) The person having sole voting and dispositive power over the shares owned by H.T. Ardinger & Sons, Inc. is H.T. Ardinger. Mr. Ardinger disclaims beneficial ownership of the shares held by H. T. Ardinger and Sons, Inc. The number of shares stated for H.T. Ardinger & Sons, Inc., beneficial ownership includes 1,355,308 shares which may be acquired upon the exercise of warrants, 15,750 shares which may be acquired upon conversion of Series A Preferred Stock shares. Does not include 1,140,310 shares held by the Ardinger Family Trust, over which shares Mr. Ardinger has sole voting and dispositive power but not beneficial ownership.


(12) Major Capital Management, LLC is the general partner to Neptune Partners, L.P., with the power to vote and dispose of the shares offered by Neptune Partners, L.P. As such, Major Capital Management, LLC may be deemed to be the beneficial owner of the shares offered. Steven Major is the managing members of Major Capital Management, LLC, each possessing the power to act on its behalf. Major Capital Management, LLC and Mr. Major disclaim beneficial ownership of the shares held Neptune Partners, L.P.

(13) Dan Purjes is also a beneficial owner of Duncan Capital LLC.

(14) RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund, Ltd. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the shares held by RHP Master Fund, Ltd.

(15) Stonestreet Corporation is the general partner of Stonestreet LP. Michael Finkelstein and Elizabeth Leonard are the stockholders in Stonestreen Corporation and have sole voting and dispositive power over the shares offered by Stonestreet LP. Mr. Finkelstein and Ms. Leonard disclaim beneficial ownership of shares held by Stonestreet LP.

(16) The persons having sole voting and dispositive power over the shares offered by WEC Partners, LLC are Ethan Benovitz, Daniel Saks, and Jaime Hartman. Messrs. Benovitz, Saks, and Hartman disclaim beneficial ownership of the shares held by WEC Partners, LLC.

(17) The persons having sole voting and dispositive power over the shares offered by Whalehaven Fund Limited are Michael Finkelstein and Eric Weisblum. Messrs. Finkelstein and Weisblum disclaim beneficial ownership of the shares held by Whalehaven Fund Limited.

The shares beneficially owned by the selling stockholders as a group include shares of common stock issuable by us upon the exercise of warrants held by the selling stockholders, all of which are offered pursuant to this prospectus.

We believe that voting and investment power with respect to shares shown as beneficially owned by selling stockholders that are entities resides with the individuals identified in the preceding table. There can be no assurance that any of the shares offered hereby will be sold.

                              PLAN OF DISTRIBUTION

General

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered through this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

     o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

     o an exchange distribution in accordance with the Rules of the applicable exchange;

     o    privately negotiated transactions;

     o    settlement of short sales;

     o broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Exchange Act of 1993, as amended (the Act), if available, rather than under this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Act. The selling stockholders have informed us that they does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.


We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

Registration Obligations

Under the securities purchase agreement and registration rights agreement, as well as investment banking advisory agreement with Rockwood, we have agreed to register the shares for resale by the selling stockholders under the Act and to maintain the effectiveness of that registration until the earliest date on which:

     o all the shares acquired by selling stockholder under the securities purchase agreement have been disposed of pursuant to the registration statement;

     o all shares acquired by selling stockholders under the securities purchase agreement that are then held by selling stockholders may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise; or

     o we have determined that all shares acquired by selling stockholders under the securities purchase agreement that are then held by selling stockholders may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

We will pay the costs of registering the shares as contemplated by the subscription agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part. We estimate that our costs associated with such registration will be approximately $50,000.

                                  LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Nixon Peabody LLP, New York, New York.

                                     EXPERTS

Our financial statements as of and for the year ended June 30, 2003, appearing in this prospectus, have been audited by Marcum & Kliegman, P.C., Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Our financial statements as of and for the year ended June 30, 2002 and June 30, 2001, appearing in this prospectus, have been audited by Grassi & Co., P.C., Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We currently file quarterly and annual reports with the SEC on Forms 8-K, 10-Q and 10-K. We have filed with the SEC, under the Securities Act of 1933, a registration statement on Form S-1 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such materials can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to DynTek and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Reports ...............................................F-2

Consolidated Financial Statements as of June 30, 2001, 2002 and 2003

Consolidated Balance Sheets..................................................F-4

Consolidated Statements of Operations and Comprehensive Income
(Loss).......................................................................F-6

Consolidated Statement of Changes in Stockholders' Equity....................F-7

Consolidated Statements of Cash Flows........................................F-9

Notes to Consolidated Financial Statements..................................F-11

Condensed Consolidated Financial Statements for the Three Months
Ended December 31, 2002 and 2003

Condensed Consolidated Balance Sheets.......................................F-28

Condensed Consolidated Statements of Operations and
Comprehensive Loss (Unaudited)..............................................F-29

Condensed Consolidated Statements of Cash Flows (Unaudited).................F-30

Notes to Condensed Consolidated Financial Statements (Unaudited)............F-32

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors
DynTek, Inc.


We have audited the accompanying consolidated balance sheet of DynTek, Inc. and Subsidiaries as of June 30, 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DynTek, Inc. and Subsidiaries as of June 30, 2003 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Marcum & Kliegman LLP
Certified Public Accountants
September 26, 2003
New York, New York

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors
DynTek, Inc.


We have audited the accompanying consolidated balance sheet of DynTek, Inc. and Subsidiaries as of June 30, 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the two years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DynTek, Inc. and Subsidiaries as of June 30, 2002 and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has had recurring losses from continuing operations, negative cash flows from operations, and has a working capital deficiency of approximately $14,000,000 at June 30, 2002, that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  Grassi & Co., P.C.
                                                  Certified Public Accountants

October 11, 2002
New York, New York

                          DYNTEK, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (in thousands, except share data)

                                     ASSETS

                                                                  June 30,
                                                            --------------------
                                                              2003        2002
                                                            --------    --------
CURRENT ASSETS:
  Cash                                                       $    --    $    26
  Cash - Restricted                                              920        986
  Accounts receivable, net of allowance for
    doubtful accounts of $463 and $609                         9,370     10,012
  Tax refund receivable                                           --        245
  Inventories                                                    351      1,008
  Prepaid expenses and other assets                              151        128
  Note receivable - current portion                               --        375
  Other receivables                                              122        779
  Current assets of discontinued operations                       --      8,026
                                                             -------    -------
    TOTAL CURRENT ASSETS                                      10,914     21,585

RESTRICTED CASH - over one year                                  317        995

INVESTMENTS - Marketable Securities                              282        366

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation of $2,904 and $2,382                  624      1,037

GOODWILL                                                      31,214     31,588

CAPITALIZED SOFTWARE COSTS, net of accumulated
  amortization of $594 and $378                                  483        698

ACQUIRED CUSTOMER LIST, net of accumulated
  amortization of $4,955 and $2,920                            7,602      9,419

PURCHASED SOFTWARE, net of accumulated
  amortization of $498 and $325                                  192        365

NOTES RECEIVABLE, long term, including
  receivable from officer of $100                              1,204      1,017

NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS                     --     12,987

DEPOSITS AND OTHER ASSETS                                        295        462
                                                             -------    -------
                                                             $53,127    $80,519
                                                             =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY



CURRENT LIABILITIES:

  Accounts payable                                           $11,714    $12,260
  Line of credit                                                 708      6,347
  Accrued expenses                                             2,271      4,437
  Deferred revenue                                               981      1,610
  Audit assessment                                                --      1,861
  Notes payable-accrued interest                                 625         --
  Current liabilities of discontinued operations               5,888      9,145
                                                             -------    -------
    TOTAL CURRENT LIABILITIES                                 22,187     35,660
                                                             -------    -------
DEFERRED REVENUE - long term                                     317        995
NON-CURRENT LIABILITIES OF DISCONTINUED
  OPERATIONS                                                      --         84
LONG TERM NOTE PAYABLE                                         5,000         --

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Preferred stock, $.0001 par value, 10,000,000 shares
  authorized; 1,490,437 and   1,616,397 shares issued
  and outstanding as of   June 30, 2003 and June 30,
  2002, respectively                                             1          1
Class A Common stock, $.0001 par value,
  70,000,000 shares authorized; 38,382,705 shares
  and 23,533,692 shares issued and outstanding as
  of June 30, 2003 and June 30, 2002, respectively               4          2
Class B Common stock, $.0001 par value,
  20,000,000 shares authorized; 18,336,663 shares
  issued and outstanding as of June 30, 2002                    --          2
Additional paid-in capital                                  81,918     86,193
Accumulated other comprehensive loss                          (244)      (131)
Accumulated deficit                                        (56,056)   (42,287)
                                                           -------    -------
  TOTAL STOCKHOLDERS' EQUITY                                25,623     43,780
                                                           -------    -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $53,127    $80,519
                                                           =======    =======


                 See notes to consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                           COMPREHENSIVE INCOME (LOSS)

                        (in thousands, except share data)


                                                                                  Years Ended June 30,
                                                                    --------------------------------------------
                                                                        2003             2002            2001
                                                                    ------------    ------------    ------------
REVENUES
  Product Revenues                                                  $     21,882       $ $31,055    $     24,650
  Service Revenues                                                        30,765          29,022          20,260
                                                                    ------------    ------------    ------------
  TOTAL REVENUES                                                          52,647          60,077          44,910
                                                                    ------------    ------------    ------------
COST OF REVENUES
  Cost of Products                                                        18,540          26,392          20,371
  Cost of Services (net of $5 million reimbursement in 2002)              24,548          22,197          15,121
                                                                    ------------    ------------    ------------
  TOTAL COST OF REVENUES                                                  43,088          48,589          35,492
                                                                    ------------    ------------    ------------
GROSS PROFIT                                                               9,559          11,488           9,418
                                                                    ------------    ------------    ------------
OPERATING EXPENSES:
  Selling costs                                                            7,443          10,507           8,614
  General and administrative expenses                                      3,759           5,279           4,054
  Non Cash Charge Options and Warrants-General and administrative           --               325             721
  Application development                                                   --               492           2,945
  Depreciation and amortization                                            2,729           2,720           2,747
  Impairment of goodwill                                                     600           1,135            --
                                                                    ------------    ------------    ------------
LOSS FROM OPERATIONS                                                      (4,972)         (8,970)         (9,663)
                                                                    ------------    ------------    ------------
OTHER INCOME (EXPENSE)
Loss on marketable securities                                               --            (1,241)           (480)
Equity interest in loss of investee                                          (72)           (220)           (100)
Interest expense                                                          (1,175)         (2,582)           (592)
Interest income                                                               69             294             112
Other income (expense), net                                                1,947             142            (175)
                                                                    ------------    ------------    ------------
  TOTAL OTHER INCOME ( EXPENSE)                                              769          (3,607)         (1,235)
                                                                    ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES                                                            (4,203)        (12,577)        (10,898)
INCOME TAX (BENEFIT)                                                        --              (198)            (76)
                                                                    ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS                                           (4,203)        (12,379)        (10,822)
                                                                    ------------    ------------    ------------
DISCONTINUED OPERATIONS
  Loss on disposal of discontinued operations                             (6,309)           --              --
  Loss on discontinued operations                                         (3,257)         (7,034)             59
                                                                    ------------    ------------    ------------
TOTAL (LOSS) INCOME FROM DISCONTINUED OPERATIONS                          (9,566)         (7,034)             59
                                                                    ------------    ------------    ------------
NET LOSS                                                            $    (13,769)   $    (19,413)   $    (10,763)
                                                                    ------------    ------------    ------------
NET LOSS PER SHARE:
      Continued                                                     $      (0.11)   $      (0.43)   $      (0.63)
      Discontinued                                                         (0.26)          (0.24)          (0.00)
                                                                    ------------    ------------    ------------
NET LOSS PER SHARE - basic and diluted                              $      (0.37)   $      (0.67)   $      (0.63)
                                                                    ============    ============    ============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN
      COMPUTATION-BASIC AND DILUTED                                   36,639,261      29,103,092      17,168,883
                                                                    ============    ============    ============

NET LOSS                                                            $    (13,769)   $    (19,413)   $    (10,763)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
      Unrealized gain (loss) on available-for-sale securities               (113)            823          (1,918)
                                                                    ------------    ------------    ------------

COMPREHENSIVE LOSS                                                  $    (13,882)   $    (18,590)   $    (12,681)
                                                                    ============    ============    ============

                 See notes to consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                                 (in thousands)


                                                                                            Un-realized
                                              Class A Common    Class B Common                 Gain
                            Preferred Stock       Stock             Stock        Additional   (Loss)                      Total
                            ---------------   ---------------   --------------    Paid-In       on       Accumulated   Stockholders'
                            Shares   Amount   Shares   Amount   Shares  Amount    Capital    Securities    Deficit        Equity
                            ------   ------   ------   ------   ------  ------   ---------- -----------  -----------   -------------
Balance - June 30, 2000                       16,294      2                        20,764        964       (12,111)         9,619
  Shares issued in
  connection with the
  acquisition of Data
  Systems Network
  Corporation                2,190      1        130                               12,800                                  12,801
  Shares issued in
  connection with the
  exercise of employee
  stock options                                  250                                  337                                     337
  Shares issued in
  connection with the
  acquisition of Big
  Technologies, Inc.                              78                                  217                                     217
  Options issued in
  connection with
  consulting agreements                                                               779                                     779
  Shares issued in                             2,718                                2,535                                   2,535
  connection with
  private offering
  Shares issued in
  connection with
  BugSolver, Inc.
  private offering                                                                  2,850                                   2,850
  Minority interest in                                                               (222)                                   (222)
  BugSolver, Inc.
  subsidiary
  Changes in unrealized
  gain (loss) on
  securities
  available-for-sale                                                                          (1,918)                      (1,918)
  Net Loss                                                                                                 (10,763)       (10,763)
                            ------   ----    -------   ----    -------  ----      -------    -------       -------       --------
Balance - June 30, 2001      2,190      1     19,470      2                        40,060       (954)      (22,874)        16,235
  Shares issued in
  connection with the
  acquisition of DMR                                            18,337     2       40,339                                  40,341
  Shares issued in
  connection with the
  exercise of employee
  stock options                                  184                                  131                                     131
  Conversion of
  short-term notes to
  subscriptions due                              316                                  473                                     473
  Shares issued in
  connection with
  private offering                               625                                  938                                     938
  Subscriptions due in
  connection with
  private offering                                                                  1,962                                   1,962
  Shares due for
  services rendered                                                                    58                                      58
  Discount on short-term                                                              591
  notes payable                                                                                                               591
  Deferred finance costs                                                              115                                     115
  Beneficial conversion                                                               763
  feature                                                                                                                     763
  Convert preferred           (574)            1,433                                   --                                      --
  stock to common
  Convert shares issued
  in connection with
  BugSolver, Inc.
  private offering                             1,500                                  222                                     222
  Shares issued in
  connection with the
  acquisition of Big
  Technologies                                    78                                  216                                     216
  Options issued for
  services                                                                            325                                     325
  Retirement of shares                           (72)                                  --                                      --
  Changes in unrealized
  gain (loss) on
  securities available
  for sale                                                                                       823                          823
  Net loss                                                                                                 (19,413)       (19,413)
                            ------   ----    -------   ----    -------  ----      -------    -------       -------       --------


                          DYNTEK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CHANGES IN
                        STOCKHOLDERS' EQUITY (Continued)

                                 (in thousands)


                                                                                            Un-realized
                                              Class A Common    Class B Common                 Gain
                            Preferred Stock       Stock             Stock        Additional   (Loss)                      Total
                            ---------------   ---------------   --------------    Paid-In       on       Accumulated   Stockholders'
                            Shares   Amount   Shares   Amount   Shares  Amount    Capital    Securities    Deficit        Equity
                            ------   ------   ------   ------   ------  ------   ---------- -----------  -----------   -------------
Balance - June 30, 2002      1,616   $  1     23,534   $  2     18,337  $  2     $ 86,193    $  (131)     $(42,287)      $ 43,780
  Conversion of
  short-term notes to                                     1
  private offering                               776                                   --
  Shares issued in
  connection with
  private offering                               726                                   12                                      12
  Shares issued for                               25
  services rendered                                                                    50                                      50
  Convert preferred           (126)              314                                   --                                      --
  stock to common
  Buyback of Class B
  shares                                                        (8,000)   (1)      (4,999)                                 (5,000)
  Convert Class B shares
  to Class A                                  10,337      1    (10,337)   (1)          --                                       1
  Shares issued in
  connection with
  private offering                             2,889                                1,111                                   1,111
  Options issued for
  services                                        --                                   16                                      16
  Stock option exercise                           10                                   10                                      10
  Retirement of shares                          (300)                                (435)                                   (435)
  Reverse Retirement of                           72
  shares                                                                               (7)                                     (7)
  Stock Fees                                                                          (33)                                    (33)
  Changes in unrealized
  gain (loss) on
  securities available
  for sale                                                                                      (113)                        (113)
  Net loss                                                                                                 (13,769)       (13,769)
                            ------   ----    -------   ----    -------  ----      -------    -------      --------       --------
Balance - June 30, 2003      1,490   $  1     38,383   $  4         --  $ --     $ 81,918    $  (244)     $(56,056)      $ 25,623
               === ====      =====   ====     ======   ====    =======  ====     ========    =======      ========       ========

                 See notes to consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)


                                                                         Years Ended June 30,
                                                                ------------------------------------
                                                                  2003          2002           2001
                                                                --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss-Continuing operations                                $ (4,203)     $(12,379)      (10,822)
                                                                --------      --------      --------
  Adjustments to reconcile net loss, excluding discontinued
    operations, to net cash provided by (used in) operating
    activities:
      Depreciation and amortization                                2,729         2,720         2,037
      Amortization of debt discount on short-term notes               --           591            --
      Amortization of capitalized software costs                     215           216           473
      Write-down of capitalized software costs                        --            --           237
      Equity interest in loss of investee                             72           220           100
      Beneficial conversion feature of short-term notes               --           763            --
      Reserve for valuation of note receivable                        --            --           300
      Loss (gain) on marketable securities                            --         1,241           480
      Options and shares issued for services                          16           370           721
      Impairment of goodwill                                         600         1,135            --
      Forgiveness of loan receivable from officer                     --            70            --
      Settlement of royalties, net                                  (425)           --            --
      State audit assessment                                      (1,861)           69            70

  Changes in operating assets and liabilities:
      Accounts receivable                                            642         4,431        (1,551)
      Refund receivable                                              245          (245)           --
      Inventory                                                      657           609            --
      Accrued interest income on note                                 --          (392)           --
      Capitalized software costs                                      --            --          (287)
      Prepaid expenses                                               (23)          331          (606)
      Deposits and other assets                                       95          (132)          109
      Accounts payable                                              (546)       (2,284)        2,836
      Deferred revenue                                            (1,307)           76            67
      Accrued expenses                                            (2,152)          749        (1,930)
      Note Payable-accrued interest                                  625            --
      Restricted cash                                                744        (1,177)         (804)
                                                                --------      --------      --------
           Total adjustments                                         326         9,361         2,252
                                                                --------      --------      --------

      NET CASH PROVIDED BY (USED) IN CONTINUING OPERATIONS        (3,877)       (3,018)       (8,570)

NET CASH PROVIDED BY (USED) IN OPERATING ACTIVITIES
  OF DISCONTINUED OPERATIONS
                                                                   1,655        (5,289)           59
                                                                --------      --------      --------

NET CASH PROVIDED BY (USED) IN OPERATIONS                         (2,222)       (8,307)       (8,511)
                                                                --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash proceeds from sale of discontinued operations               6,450            --            --
  Cash received from purchase of subsidiary                           --            13         1,313
  Cash disbursements for the purchase of securities                   --            --           (90)
  Other notes receivable                                             195           109            --
  Capital expenditures                                              (109)         (131)         (551)
  Net cash paid for acquisition                                       --            --          (456)
  Collection on note receivable                                      188           600            --
                                                                --------      --------      --------
      NET CASH PROVIDED BY INVESTING ACTIVITIES                    6,724           591           216
                                                                --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of related party loans                                     --            --          (220)
  Proceeds from debt financing                                        --         1,508            --
  Net proceeds (repayments) under bank line of credit             (5,639)        3,844          (664)
  Issuance of subsidiary securities, net of expenses                  --            62         2,851
  Issuance of Common Stock, net of expenses                        1,111         1,823         2,872
                                                                --------      --------      --------
      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES         (4,528)        7,237         4,839
                                                                --------      --------      --------

NET  DECREASE IN CASH                                                (26)         (479)       (3,456)

CASH AT BEGINNING OF YEAR                                             26           505         3,961
                                                                --------      --------      --------
CASH AT END OF YEAR                                             $     --      $     26      $    505
                                                                ========      ========      ========

                 See notes to consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (in thousands, except share data)


                                                                                         Years Ended June 30,
                                                                               --------------------------------------
                                                                                 2003          2002            2001
                                                                               --------       --------       --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest                                                         $  1,175       $    690       $    592

Cash paid for income taxes                                                     $     --       $     47             --

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING
     ACTIVITIES:

     Convertible notes converted to common stock                                     --       $  1,563             --

     Redeemable preferred stock converted to common stock                            --             --       $    505

     Issuance of common stock in conjunction with acquisition of company             --       $ 40,341       $    517

     Exchange of preferred stock in conjunction with acquisition of company          --             --       $ 12,500

     Payment of acquisition costs with common stock                                  --             --       $    300

     Buyback of common stock in conjunction with note payable                  $  5,000             --             --

     Issuance of common stock for services rendered                            $     50             --             --

                 See notes to consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES


A. Organization Summary - DynTek, Inc. ("DynTek" or the "Company") was initially incorporated in Delaware on May 27, 1989 as Universal Self Care, Inc. In January 1998 the Company changed its name to Tadeo Holdings, Inc. In November 1999 the Company changed its name to TekInsight, and in December 2001 the Company changed its name to DynTek, Inc.


       DynTek is a professional services firm specializing in information technology solutions and business process outsourcing for state and local government organizations. Depending upon the context, the term DynTek refers to either DynTek alone, or DynTek and its active subsidiary, DynTek Services.

       DynTek is the parent corporation for the following wholly owned inactive subsidiaries: Physicians Support Services, Inc., a California corporation; Clinishare Diabetes Centers, Inc. d/b/a SugarFree Centers, Inc., a California corporation; USC-Michigan, Inc., a Michigan corporation; PCS, Inc.-West, a Michigan Corporation; TekInsight e-Government Services, Inc., a Delaware corporation; TekInsight Research, Inc., a New York corporation; and BugSolver.com, Inc., a Delaware corporation.

       Effective March 1, 2003, the Company entered into an Asset Purchase Agreement with First Transit, Inc., pursuant to which the Company sold to First Transit, Inc. certain specific assets relating to the non-emergency transportation brokerage services previously provided by the Company. The operations of this segment have been reflected as discontinued operations for all periods presented. (See Note 20).

       See Note 27 with respect to managements' liquidity plans.

B. Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions have been eliminated.


C. Revenue Recognition - The Company licenses software to end users under license agreements. The Company recognizes revenues in accordance with Statement of Position 97-2 ("SOP 97-2") as amended by Statement of Position 98-9 ("SOP 98-9"), issued by the American Institute of Certified Accountants. Under SOP 97-2, revenue from software licensing is recognized upon shipment of the software provided that the fee is fixed or determinable and that collectability of the revenue is probable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period unless some additional performance target is mandated. In the latter case, revenue is recognized upon satisfaction of that target, as defined in the applicable software license agreement. SOP 98-9 amends certain aspects of 97-2 to require recognition of revenue using the "residual method" under certain circumstances.

       Revenues derived from business processing outsourcing service engagements are recorded on the accrual basis as services are performed. The length of the Company's contracts varies but typically ranges from one to two years.


       Contract costs include all direct materials, direct labor and other indirect costs such as, supplies and site office expenses. General and administrative costs are charged to expense as incurred.

D. Property and Equipment - Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of their respective leases or service lives of the improvements, whichever is shorter.

E. Income (loss) per Common Share - Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Convertible preferred stock, options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

F. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

G. Cash and Cash Equivalents - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.


H. Stock Based Compensation - The Company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the proforma disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation."

       The FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123" that provides alternatives methods of transition for a voluntary change to the fair value based method accounting for stock-based employee compensation. The provisions of this Statement are effective for fiscal years beginning after December 15, 2002.

       During the year ended June 30, 2003, the Company adopted Statement of financial Accounting Standard No. 148, "Accounting for Stock-based Compensation-Transition and Disclosure." This statement amended Statement No. 123, "Accounting for Stock-based Compensation." As permitted under Statement No. 123, the Company continues to apply the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As required under Statement No. 148, the following table present pro- forma net income and basic and diluted earnings (loss) per share as if the fair value-based method had been applied to all awards.


  (in thousands except per share data)             Year Ended June 30,
                                            ---------------------------------
                                              2003         2002        2001
                                            --------     --------    --------
Net Income (Loss)                           $(13,769)    $(19,413)   $(10,763)
Stock-based employee compensation
  cost, net of tax effect, under
  fair value accounting                         (399)        (433)     (1,809)
                                            --------     --------    --------

Pro-forma net loss under Fair
  Value Method                              $(14,168)    $(19,846)   $(12,572)
                                            --------     --------    --------
Income (Loss) per share
Basic                                       $  (0.37)    $  (0.67)   $  (0.63)
Diluted                                     $  (0.37)    $  (0.67)   $  (0.63)
Per share stock-based employee
  compensation cost, net of tax
  effect, under fair value accounting:
Pro-forma loss share basic                  $  (0.38)    $  (0.68)   $  (0.73)
                                            ========     ========    ========
Pro-forma loss share diluted                $  (0.38)    $  (0.68)   $  (0.73)
                                            ========     ========    ========


The fair value of each option grant was estimated at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value estimate of its stock options. The weighted average fair value per share of options granted during years ended 2003, 2002, 2001 were $0.72, $0.45 and $0.89 respectively. In calculating the fair values of the stock options, the following assumptions were used:

                                                    Year Ended June 30,
                                            ---------------------------------
                                               2003        2002        2001
                                               ----        ----        ----
Dividend yield                                  --          --          --
Weighted average expected life               4.9 years   5.6 years    3 years
Weighted average risk-free interest rate       2.8%         3.7%       5.3%
Expected volatility                             86%         53%        208%


I. Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.


J. The Company evaluates the recoverability of it's Goodwill and Other intangibles in accordance with the Statement of Financial Accounting Standards Board "SFASB" No. 142, Goodwill and Other Intangible Assets. Based on the annual testing performed at June 30, 2003, the Company recorded an impairment charge of $600,000 in fiscal 2003 and $1,135,000 in fiscal 2002.

K.     Comprehensive Income - Comprehensive income is comprised of net income
       (loss) and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions.


L. Inventories - Inventories consist primarily of finished goods in transit, which are recorded at the lower of cost or market.

M. Advertising Costs - Costs related to advertising and promotions of services are charged to operating expense as incurred. Advertising expense was $93,000, $206,000 and $524,000 for the years ended June 30, 2003, 2002 and 2001, respectively.


N. Application Development - Application development costs are direct costs associated with developing software features or programs for sale to the Company's customers. Such costs are charged to expense as incurred.

O. Shipping and Handling Costs - The Company accounts for shipping and handling costs as a component of "Cost of Product Revenues." These costs are primarily the direct freight costs related to the "drop shipment" of products to the Company's customers. Total cost was $112,000 in fiscal 2003, $258,000 in fiscal 2002 and $136,000 in fiscal 2001.

P. New Accounting Pronouncements - In January 2003, the FASB issued Interpretation 46, Consolidation of Variable Interest Entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FASB Interpretation 46 is not expected to have an impact on the Company's financial statements.

       In April 2003, Financial Accounting Standards Board, "FASB" issued Statement of Financial Accounting Standard, SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 is not expected to have an impact on the Company's financial statements.

       In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No 150 is not expected to have a material impact on the Company's financial statements.

NOTE 2 - RESTRICTED CASH


At June 30, 2003, cash of $1,237,000 was received in connection with maintenance agreements. Such cash is restricted and will become available to the Company as revenue is recognized according to the terms of the respective agreements. Of this amount, approximately $920,000 will be released during the fiscal year ended June 30, 2004. The non-current portion, $317,000, has been classified as a non-current asset.

NOTE 3 - ALLOWANCE FOR DOUBTFUL ACCOUNTS


    (thousands of dollars)                                  Additions:
                                                    ------------------------
                                     Balance at     Charged to    Charged to                    Balance
                                      Beginning      Cost and        Other                       at end
                                       of Year       Expenses      Accounts     Deductions      of year
                                     -----------    ----------    ----------    ----------      -------
Accounts Receivable Reserves:
Year ended June 30, 2003                $609           $ --          $ --          $146           $463
Year ended June 30, 2002                $205           $366          $ 38          $ --           $609
Year ended June 30, 2001                $124           $ --          $170          $ 89           $205

NOTE 4 - PREPAID EXPENSES AND OTHER ASSETS

  (thousands of dollars):

                                             2003         2002
                                             ----         ----
          Prepaid insurance                  $ 39         $ 45
          Prepaid maintenance                  17           36
          Prepaid bank charges                 69            9
          Other prepaid costs                  26           38
                                             ----         ----
                                             $151         $128
                                             ====         ====

NOTE 5 - CREDIT FACILITY


On June 30, 2003, the Company entered into a twelve (12) month credit facility agreement with annual automatic renewals with an agency of Textron Financial Corporation ("Textron"). Textron provides a full notification factoring facility for up to $7 million of working capital collateralized by accounts receivable, inventory, general intangibles and other assets. Eligible accounts receivable expected to be collected within 90 days are purchased with recourse, with a holdback amount of 20%. Interest is charged on the outstanding balance at the Prime rate plus 2.5% (6.5% at June 30, 2003). Additionally, a 0.25% discount fee is charged at the time of purchase. The credit facility with Textron replaced the former agreement with Foothill Capital. As of June 30, 2003, $708,000 was outstanding under the former Foothill Capital agreement.

NOTE 6 - MARKETABLE SECURITIES

Marketable securities have been classified as available for sale securities at June 30, 2003 and, accordingly, the unrealized gain or loss resulting from valuing such securities at market value is reflected as a component of stockholders' equity. At June 30, 2003, the unrealized loss on securities was $244,000.


NOTE 7 - NOTE RECEIVABLE


At June 30, 2003, DynTek held a note receivable from Private Label Cosmetics, Inc. (PLC), a private cosmetics manufacturer, under which PLC owes the amount of $1,104,000, payable in 48 monthly installments and bearing interest at 7.5% per annum. The note was secured by 342 shares of the common stock of PLC. On September 23, 2003, the Company agreed to convert the note receivable into the preferred stock of PLC to be held as an investment. Such preferred shares contain liquidation rights if the company is sold as well as conversion rights, and are secured by additional shares of the maker's common stock.

On January 2, 2001, the Company advanced $170,000 to its Chief Executive Officer, Mr. Ross, for a promissory note bearing interest at 8% per annum. On December 10, 2001, the Company extended the term of the note to the end of Mr. Ross's period of employment. On December 10, 2001, Company forgave $70,000 of such note as a bonus to Mr. Ross. At June 30, 2003, $100,000 remained outstanding under the note receivable.


NOTE 8 - PROPERTY AND EQUIPMENT

Furniture, fixtures and equipment are as follows (in thousands):

                                                              June 30,
                                                        -------------------
                                                         2003         2002
                                                        -------     -------
Furniture and Fixtures                                  $   799     $   916
Computer software                                             9           9
Computer equipment                                        2,687       2,452
Machinery and equipment                                       3           3
Leasehold improvements                                       30          39
                                                        -------     -------
                                                          3,528       3,419
Less:  accumulated depreciation                          (2,904)     (2,382)
                                                        -------     -------
                                                        $   624     $ 1,037
                                                        =======     =======

Depreciation expense for fiscal years ended 2003, 2002 and 2001 were $522,000, $611,000 and $861,000 respectively.

NOTE 9 - OTHER RECEIVABLES

The total other receivables at June 30, 2003 were an aggregate amount of $ 122,000 of which $72,000 consisted of loans to officers and employees with various payment terms. The Company has also recorded a note receivable in the amount of $100,000 of which $50,000 plus interest was paid in January 2003. The remaining $50,000 will be paid in connection with a Plan of Reorganization of the maker, which stipulates that it shall be paid in May 2004. Total other receivables at June 30, 2002 were $ 779,000 of which $500,000 was due from a transaction related to the Miletich Derivative Action.

NOTE 10 - GOODWILL AND INTANGIBLE ASSETS


The Company acquired goodwill in the amount of $38,707,000 as part of the purchase of Dyncorp Management Resources ("DMR"), a state and local government outsourced management company in December, 2001. Prior to the implementation of FASB 142, goodwill was amortized over a fifteen-year period. Accumulated amortization of goodwill as of June 30, 2001 was $412,000 and at the adoption date of FASB 142 the carrying amount of goodwill was $8,466,000.

The following reconciles reported net loss to net loss adjusted to exclude amortization expense relating to goodwill:

                                        2003            2002           2001
                                   -------------   -------------  -------------
Reported net loss                  $ (13,769,000)  $(19,413,000)  $ (10,763,000)

Add back goodwill amortization                --              --        400,000
                                   -------------   -------------  -------------
Adjusted net loss                  $ (13,769,000)  $(19,413,000)  $ (10,363,000)
                                   =============   =============  =============

At June 30, 2003 and 2002, the Company had the following intangible assets:

  Amortized intangible assets:                 2003              2002
  ----------------------------              -----------      -----------
Purchased customer accounts                 $12,557,000       12,339,000
Less: accumulated amortization                4,955,000        2,920,000
                                            -----------      -----------
Purchased customer accounts, net            $ 7,602,000      $ 9,419,000
                                            ===========      ===========
  Unamortized intangible assets:
  ------------------------------
Goodwill                                    $31,214,000      $31,588,000
                                            ===========      ===========

Amortization is computed on a straight-line basis over a period of 3 to 7 years. Amortization expense for each of the years ended June 30, 2003, 2002, and 2001 was $2,035,000, $1,759,000 and $1,351,000 respectively.

The amortization expense for the next five years, in the aggregate, is:


          Year Ending
          -----------
         June 30, 2004                               $ 2,105,000
         June 30, 2005                                 2,105,000
         June 30, 2006                                 1,661,000
         June 30, 2007                                 1,544,000
         June 30, 2008                                   187,000
         June 30, 2009 and thereafter                         --
                                                     -----------
             Total                                   $ 7,602,000
                                                     -----------

NOTE 11 - NOTES PAYABLE

The total notes payable and accrued interest were an aggregate of $5,625,000 at June 30, 2003. The company entered into a settlement agreement with DynCorp for Class B common stock shares with a $5 million principal unsecured, subordinated note maturing on January 2, 2007. There was $625,000 of accrued interest on this note as of June 30, 2003. This note and interest were cancelled in July, 2003. (See notes 19 and 25).

In June 2002, the Company negotiated a settlement with a discontinued operations subcontractor for outstanding payments due. As payment in full for outstanding accounts payable from the discontinued services rendered, the Company provided a note payable of $250,000. The promissory note to the subcontractor for $250,000 bears interest at 8% per annum and is payable over three years in twelve (12) equal quarterly installments of $23,640. The Company is currently not in compliance with the agreement and is in discussions with the holder of the note regarding revising the payment terms. This note is recorded within current liabilities of discontinued operations.

NOTE 12 - BUSINESS ACQUISITIONS


On December 27, 2001, the Company acquired all of the outstanding capital stock of DMR, from DynCorp, Inc. ("DynCorp"). DMR provided professional services to state and local government markets with primary focus on Information Technology and Business Process Outsourcing services. Initial merger consideration consisted of 18,336,663 shares of new Class B Common Stock. As of June 30, 2002 DynCorp owned approximately 40% of the outstanding shares of the Company's Common Stock. On August 20, 2002, DynTek entered into a Settlement Agreement with DynCorp regarding the merger (see note 19).


In connection with this acquisition, the Company assumed numerous ongoing customer relationships, representing the majority of its revenues. In the acquisition, the Company recorded $40,827,000 in total goodwill and intangible assets allocated as follows: $38,727,000 in goodwill, which will be tested for impairment of value on a periodic basis, and $2,100,000 in capitalized customer contracts amortized over 5 years. Property and equipment were evaluated for adjustments to fair value, and generally were recorded at its carrying value as acquired, which were considered to approximate fair value.

A summary of the business assets acquired is as follows:

                                 (in thousands)

Consideration paid:
-------------------
Stock issued                                                         $40,341
Acquisition costs                                                      1,110
Liabilities assumed                                                    8,066
                                                                     -------
Total consideration                                                  $49,517
                                                                     =======
Assets acquired:
----------------
Cash                                                                 $    13
Accounts receivable, net                                               7,317
Prepaid expenses, deposits and other assets                               29
Deferred costs                                                            58
Property and equipment                                                 1,273
Customer list                                                          2,100
Goodwill                                                              38,727
                                                                     -------
Fair value of assets acquired                                        $49,517
                                                                     =======

In March 2003, the Company sold the non-emergency transportation component of DMR which is included in discontinued operations in the accompanying financial statements.

NOTE 13 - CONCENTRATION OF RISK


A. The Company maintains cash balances at financial institutions which are insured by Federal Deposit Insurance Corporation up to $100,000. The Company's cash balances exceeded such insured limits at certain times during the fiscal year.

B. The concentration of credit risk in the Company's accounts receivable, with respect to state and local government customers, is mitigated by the Company's credit evaluation process, credit limits, monitoring procedures and reasonably short collection terms. Credit losses have been within management's expectations and the Company does not require collateral to support accounts receivable.

C. Customers are primarily agencies of state governments and municipalities with large-volume information and technology needs, or the primary vendors to those governments and agencies. The State of New York and its agencies comprised approximately 25% of the Company's revenues for the fiscal year ended June 30, 2003 and approximately 21% of revenues for the fiscal year ended June 30, 2002. The Company sells products and services to the State of New York and its agencies as an authorized vendor to provide system peripheral equipment to New York state agencies. The Company is also an authorized reseller of Novell, Nortel Systems and Cisco products and software to the State of New York.


       No other single customer or state accounted for more than 10% of revenue from continuing operations during fiscal 2003. Generally, products and services are purchased by individual state agencies issuing their own purchase orders under master contract agreements between the Company and the State through which the agency gets the authority to issue a valid purchase order.


D. Company sales of products manufactured by three hardware manufacturers accounted for approximately 51% of the product and 21% of the total revenues during fiscal 2003, 49% of such product and 25% of total revenues during fiscal 2002 and 70% of the product and 38% of the total revenues in 2001. Typically, vendor agreements provide that the Company have been appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days' notice or immediately upon the occurrence of certain events, and are subject to periodic renewal.


NOTE 14 - OTHER INCOME


Due to the expiration of the statute of limitations to obtain a judgment against the Company; a liability carried on its books since 1995 has been written off during the fiscal year ended June 30, 2003, along with the accrued interest on the debt. In connection with the write-off, the Company recorded other income of $1,862,000, and offset interest expense in the amount of $52,000. The liability was originally recorded as a result of audit findings relating to a prior business of the Company that was divested in 1998 following one of the Company's discontinued wholly-owned subsidiaries being issued a Letter of Demand for $1.3 million as a result of such audit conducted on behalf of the California Department of Health Services.


NOTE 15 - INCOME TAXES


The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Deferred tax assets and liabilities consist of the following (in thousands):

                                                                June 30,
                                                          -------------------
                                                           2003         2002
                                                          -------     -------
Deferred tax assets:

  Net operating loss carry forwards                       $16,800     $16,660
  Allowance for doubtful accounts                             160         207
  Unrealized loss on investments                               80          45
  Depreciation                                                200         200
  Accrued vacation                                            220         215
                                                           -------     -------
                                                           17,460      17,327

Deferred tax liabilities
  Amortization                                               (180)       (244)
Less valuation allowance                                  (17,280)    (17,083)
                                                          -------     -------
                                                          $    --     $    --
                                                          -------     -------

The benefit for income taxes from continuing operations differs from the amount computed applying the statutory federal income tax rate to loss before income taxes as follows:

(in thousands)                                       Year ended June 30,
                                               -------------------------------
                                                 2003       2002        2001
                                               -------     -------     -------
Income tax benefit computed at statutory rate  $ 1,429     $ 4,300     $ 3,660

Income tax benefit not recognized              $(1,429)    $(4,102)    $(3,584)
                                               -------     -------     -------

Income tax benefit                             $    --     $   198     $    76
                                               =======     =======     =======

The Company has net operating losses of approximately $50,000,000, of which approximately $30,000,000 is subject to limitations under Section 382 of the Internal Revenue Code. The net operating loss carryforwards expire in 2009-2023.

NOTE 16 - STOCKHOLDERS' EQUITY


A. Preferred Stock - The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 10,000,000 shares of preferred stock. The Company's Board of Directors is vested with the authority to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of shares of any such series to the extent permitted by the laws of the State of Delaware and the Articles of Incorporation.


B. In connection with its December 1992 public offering, the Company has 1,707,875 Class A warrants outstanding to purchase Common Stock at $3.30 per share, which originally expired on December 17, 2000. On December 6, 2000, such warrants were extended, at a price of $2.00 per share, until December 11, 2005.

C. In March 2001, the Company sold 2,718,550 shares of its common stock for $1.00 per share. In connection with these placements, the Company paid to a related party a fee of 7% in cash, and issued options to purchase 271,855 shares of its common stock, under the 1992 Stock Option Plan.

D. During the fiscal year ended June 30, 2001, the Company issued 121,500 options to accredited investors for services rendered, at exercise prices between $0.59 and $2.22.


E. On August 14, 2001, the Company's preferred stock became convertible into the Company's Class A common stock, at a rate of 2.5 common shares for each preferred share tendered. As of June 30, 2003, 699,363 of such shares were converted into 1,748,408 shares of Class A common stock, with a remainder of 1,490,437 shares not yet converted.

F. On November 1, 2001, the Company issued an aggregate of $1,057,000 in principal of short-term notes payable, bearing interest at 12% per annum. In connection with the these notes, the investors received a warrant to acquire one-third of a share of Class A common stock for each dollar of note principal, bearing exercise prices of $1.50 and $1.70 per share and are exercisable for three years. The notes were partially repaid ($300,000), and the balance converted into 1,042,039 shares of the Company's Class A common stock, as a part of the June 2002 offering described below.


G. In June 2002, the Company sold 1,389,293 shares of Common Stock for $1.50 per share and converted short-term notes payable to 1,091,393 shares of Common Stock for $1.50 per share, for an aggregate placement of 2,442,999 shares of Common Stock to accredited investors, and issued warrants to purchase 1,215,666 shares of Common Stock for $1.50 per share. At June 30, 2002, 941,155 of the share certificates and 487,244 of the warrants had been issued and during July 2002 the remaining 1,501,844 share certificates and 728,422 of the warrants were issued. In connection with these sales, the Company paid to a related party a fee of $262,000.

H. During the fiscal year ended June 30, 2002, the Company issued 229,000 options to accredited investors for services rendered, at exercise prices between $2.00 and $2.28.

I. During September 2002, in connection with the settlement of the Miletich Derivative Action, the Company received 300,000 shares of its Class A Common Stock with a value of $435,000, and retired the shares during the fiscal year June 30, 2003.

J. In July 2002, 24,534 shares of Class A Common Stock with a value of $ 12,000 were issued to an accredited investor as an extinguishment of an account payable.

K. During August 2002, the Company repurchased and retired 8,000,000 shares of its Class B Common Stock and converted the remaining 10,336,663 shares of Class B Common Stock into the same number of Class A Common Stock shares.

L. In June 2003, the Company sold 2,221,932 shares of its Common Stock for $0.50 per share for net proceeds of $1,111,000. Warrants of 1,111,000 shares were issued in connection with this Offering at a rate of one warrant for each $1 invested exercisable for a period of five years. In connection with the offering, the Company paid a placement agent, the principal of which is a stockholder of the company, a fee in DynTek Common Stock of 666,579 shares that is equal to 30% of the aggregate shares issued in the Offering.


M. In July 2003, the Company sold 4,198,000 shares of its Common Stock at $0.50 per share, for aggregate proceeds, net of costs, of approximately $1,834,000. In addition to fees paid, the Company granted options to the aforementioned placement agent to purchase 419,800 shares of Common Stock at the then current market price of $1.00 during five years.

N. During the year ended June 30, 2003, 126,000 shares of Preferred Stock were converted into 314,000 shares of Class A Common Stock. An additional 72,000 previously retired shares were reissued.


NOTE 17 - STOCK OPTION AND EMPLOYEE BENEFIT PLANS

A. The 1992 Employee Stock Option Plan was adopted by the Board of Directors in 1992 and 500,000 shares of common stock were initially reserved for issuance upon the exercise of options granted pursuant to the plan. Options granted under the 1992 plan may be either incentive options within the meaning of Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options.

       The 1992 plan provides for the grant of options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code to employees of the Company, as well as the grant of non-qualifying options, or NSOs, to officers, directors or key employees of DynTek or other individuals whose participation in the

       1992 plan is determined to be in the best interest of DynTek by the compensation committee. In August 2000, Directors and Stockholders approved an increase in the number of shares authorized for issuance upon exercise of options granted pursuant to the Plan from 500,000 to 2,000,000. As of June 30, 2003, 1,899,521 shares were subject to options granted under the plan, net of forfeitures, at an average price of $1.41 per share.


B. In November 1997, the Company established the 1997 Stock Option Plan for Non-employee Directors, which authorizes the issuance of options to purchase up to 300,000 shares of Common Stock at an exercise price of 100% of the Common Stock's market price. Options to purchase 200,000 shares of Common Stock were outstanding at June 30, 2003, net of forfeitures, at an average price of $2.32 per share.

C. In connection with a merger, on August 14, 2000, the Company assumed the existing Data Systems Network Corp Stock Option Plan. Options granted under the Plan were either incentive options within the meaning of
       Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options. Following the assumption of the Plan, no further options have been granted under the Plan. As of June 30, 2003, 145,901 Series A Preferred shares were subject to options granted under the plan, net of forfeitures, at an average price of $8.00 per share. Upon conversion, such options may be converted into the Company's Common Stock at a ratio of 2.5 shares of Common per share of Preferred.


D. The 2001 Employee Stock Option Plan was adopted by the Board of Directors in 2001 and 2,000,000 shares of common stock were initially reserved for issuance upon the exercise of options granted pursuant to the plan. Options granted under the 2001 plan may be either incentive options within the meaning of Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options.

       The 2001 plan provides for the grant of options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code to employees of the Company, as well as the grant of non-qualifying options, or NSOs, to officers, directors or key employees of DynTek or other individuals whose participation in the 2001 plan is determined to be in the best interest of DynTek by the compensation committee. As of June 30, 2003, 588,000 shares were subject to options granted under the plan, net of forfeitures, at an average price of $1.95 per share.

E. DynTek maintains a defined contribution 401(k) plan that covers substantially all employees. Contributions to the Plan may be made by DynTek (which are discretionary) or by plan participants through elective salary reductions. During the fiscal year ended June 30, 2003 and 2002, contribution expense was $125,000 and $60,000 respectively. No contributions were made to the plan by DynTek during the fiscal year ended June 30, 2001.

NOTE 18 - ACCOUNTING FOR STOCK OPTIONS AND WARRANTS

During the fiscal year ended June 30, 2003, 50,000 warrants were issued in connection with services rendered to the Company, all of which were vested. The Company recorded expense for the value of these warrants in the total amount of $16,000. The Company also recognized expenses during the fiscal years ended June 30, 2002 and June 30, 2001, resulting from warrants granted for services, in the amount of $325,000 and $721,000 respectively. Also, 1,839,000 warrants were issued during the fiscal year ended June 30, 2003 in connection with private placements of securities, at an average exercise price of $1.50 per share and 7,500,000 warrants were issued at $4.00 per share to DynCorp (see note 19).

The following table summarizes the changes in options and warrants outstanding and the related exercise prices for the shares of the Company's Common Stock:


                                                 Stock options under Plans                        Other Options and Warrants
                                       ---------------------------------------------     -------------------------------------------
                                                              Weighted                                      Weighted
                                                              Average                                        Average
                                                  Weighted   Remaining                                      Remaining
                                                  Average   Contractual                                    Contractual
                                                  Exercise     Life                                           Life
                                       Shares      Price      (years)    Exercisable     Shares     Price    (years)     Exercisable
                                       ------     --------- -----------  -----------     ------     -----  ------------  -----------
Outstanding at June 30, 2000            199,500     1.94        3.2        197,000     4,792,042     2.19      4.0        4,792,042
  Granted                             2,023,521     1.39                                 144,000     1.12
  Canceled                              (56,500)    1.25                                (754,167)    2.58
  Exercised                                  --       --                                (250,000)    1.35
  Assumed Data Systems Plan             468,730     2.78
                                      ---------                                      -----------
Outstanding at June 30, 2001          2,635,251     1.60        7.7      1,510,522     3,931,875     2.12      3.9        3,909,375
  Granted                               963,000     2.06                               1,259,255     1.61
  Canceled                             (67,116)     1.77                                (839,389)    2.27
  Exercised                           (109,139)     0.97                                 (74,711)    0.94
                                     ----------                                      -----------
Outstanding at June 30, 2002          3,421,996     1.81        5.6      2,221,377     4,277,000     1.96      3.5        4,072,000
  Granted                               160,000     1.81                               9,389,388     3.49
  Canceled                            (459,723)     1.92                                 (35,000)    2.06
  Exercised                                   0        -                                 (10,000)    1.21
                                     ==========                                      -----------
Outstanding at June 30, 2003          3,122,273     1.77        4.9      2,766,937    13,621,388     3.02      3.2       13,621,388
                                     ==========                                      ===========


NOTE 19 - DYNCORP SETTLEMENT AGREEMENT

On August 20, 2002, DynTek entered into the Settlement Agreement with DynCorp its principal stockholder, pursuant to which each of DynTek and DynCorp agreed to settle all disputes between them, including those resulting from DynTek's acquisition by merger of DynCorp's former wholly-owned subsidiary, DMR, in December 2001. As part of the Settlement Agreement, DynCorp sold to DynTek 8,000,000 shares of DynTek Class B common stock at a price of $.625 per share, converted its remaining 10,336,663 shares of Class B common stock (constituting the balance of all outstanding Class B common stock) to DynTek Class A common stock, paid to DynTek $5 million to defray losses incurred by DynTek from its operations under the terms of a contract with the Commonwealth of Virginia acquired by DynTek in connection with the DMR merger, and provided a general release to DynTek and its affiliates from any and all claims that it might have against such persons. Such reimbursement of $5 million has been recorded as an offset to costs incurred under the Virginia contract. Under the Settlement Agreement, DynTek agreed to pay for the Class B common stock shares acquired from DynCorp with a $5 million principal unsecured, subordinated note maturing on January 2, 2007. DynTek also agreed to issue to DynCorp warrants to acquire 7,500,000 shares of Class A common stock exercisable for three years at $4.00 per share (the "Warrants"), and provide a general release to DynCorp and its affiliates from any and all claims that it might have against such persons. On July 3, 2003, the DynCorp Note was sold and then retired and the warrants were cancelled (see note 25).


NOTE 20 - DISCONTINUED OPERATIONS


Effective March 1, 2003, the Company entered into an Asset Purchase Agreement with First Transit, Inc., pursuant to which the Company sold to First Transit, Inc. certain specific assets relating to the non-emergency transportation brokerage services previously provided by the Company. The assets sold consisted of the Company's interests in three contracts to provide non-emergency transportation related services and related assets used in connection with performance of such contracts by the Company as well as the assumption of all vendor and services sub-contract agreements relating to the contracts. The Purchase Price consisted of $6,450,000 cash payments and up to $1,750,000 to be paid in the event that First Transit, Inc. is able to obtain extension of the Illinois Department of Public Aid contract for a period of up to three years beyond May 31, 2004 under certain specified conditions. As part of the Agreement, DynTek Services also agreed to not compete with First Transit in the business which was sold.

As a result of the First Transit Inc. Agreement and the mutual Settlement Agreement the Company entered into on December 15, 2002 to cancel a contract to provide non-emergency transportation brokerage services with the Commonwealth of Virginia, the Company has discontinued all non-emergency transportation services which was a component and separate reporting unit of the Company's business outsourcing segment.

Major assets disposed (in thousands):

                                                             2003
                                                            -------
  Purchase Price                                            $  6,450
  Goodwill                                                  (11,950)
  Acquired customer list                                       (560)
  Property, Plant & Equipment, net                             (249)
                                                            -------
  Net Loss on Disposal of Discontinued Operations           $(6,309)
                                                            =======

The results of the discontinued operations are (in thousands):

                                                     2003     2002     2001
                                                     ----     ----     ----
Twelve months ended June 30,
Sales to external customers                        $22,983   $22,965     --
Loss from Disposal of Discontinued Operations       (6,309)       --     --
Gain (Loss) from Discontinued Operations, net       (3,257)   (7,034)    59
                                                   -------   -------    ---
Total Gain (Loss) from Discontinued Operations      (9,566)   (7,034)    59
                                                   =======   =======    ===

As of June 30, 2003, total current liabilities of discontinued operations were $5,888,000, which is comprised of accounts payable and a note payable. A significant portion of such payables are owed to third party vendors and are subject to an interpleader action (see note 24 - LEGAL MATTERS, Commonwealth of Virginia).

NOTE 21 - BUSINESS SEGMENTS


DynTek's operations for the fiscal year 2003 are organized along its product lines and include two segments - Business Process Outsource Services and Information Technology Services segments. The Information Technology Services segment provides a range of specialized IT infrastructure services: system architectural design, legacy systems integration, network engineering, applications development, network security services, help desk support and operational support, primarily to state and local government entities. In conjunction with these service offerings, it also sells hardware and software to its customers. Operations are distributed primarily among nine states (including the principal executive office), California, Florida, Louisiana, Massachusetts, Michigan, Texas, New Mexico, Virginia and New York, with employees situated in locations that are convenient to client sites.


The Business Process Outsourcing segment contracts outsourced program operations for state government agencies in several areas including the privatization of child support enforcement services. Our business process outsourcing customers have included various governmental departments in the states of Virginia, North Carolina, Kansas and Nebraska. Typically these contracts are for multi-year periods of performance, with options to renew for additional periods. Such contracts are generally awarded through competitive procurements. Payment is based on either fixed-price, fixed-unit- price based on contractual allocations, revenue sharing, or a combination of the above.

Our reportable segments are business units that offer different services and contract types and are managed separately due to the expertise and different managed key factors in each area. Since the separate business segment was acquired as a unit, management has retained separate reporting and review criteria for that unit. The following table provides actual selected financial data for our business segments (in thousands):

                          Reportable Business Segments

                                               Business    Information
                                               Process     Technology
                                              Outsourcing   Services      Total
                                              -----------   --------      -----
Fiscal year ended June 30, 2003

Sales to external customers                    $  8,493    $ 44,154    $ 52,647
Depreciation and amortization expense               481       2,248       2,729
Net loss from Operations                            (69)     (4,134)     (4,203)
Net Interest expense                                177         929       1,106
Total assets                                     28,172      24,955      53,127
Capital Expenditures                                 30          79         109

Fiscal year ended June 30, 2002

Sales to external customers                       4,950      55,126      60,076
Depreciation and amortization expense               174       2,546       2,720
Net loss from operations                           (568)    (11,811)    (12,379)
Net interest expense (income)                         7       2,281       2,288
Total assets                                     47,738      32,781      80,519
Capital expenditures                                 56          75         131


During fiscal 2001, the Company did not have segment reporting, since the only business segment was Information Technology Services.

NOTE 22 - COMMITMENTS, CONTINGENCIES, AND OTHER AGREEMENTS

The Company is obligated under five non-cancelable leases for aggregate base annual rent of approximately $191,000 (California), $164,000 (Louisiana) through August 2005 and May 2006, respectively. The Company also leases 5 separate direct sales offices and 11 other commercial facilities containing an aggregate of approximately 82,000 square feet under leases with terms ranging from month-to-month to five years. Total rent expense for the fiscal years ended June 30, 2003, 2002 and 2001 was $ 1,358,000 $1,534,000, and $705,000 respectively.
At June 30, 2003, minimum rental commitments under noncancellable operating leases are as follows:

                          Fiscal Year        Amount
                          -----------        ------
                              2004           $  958
                              2005              707
                              2006              267
                                             ------
                                             $1,932
                                             ======


On October 11, 2002, Merisel Americas, Inc. filed a breach of contract complaint in Superior Court of California, Southwest District. The complaint arose from the Company's failure to make payments within the terms of the reseller agreement. In July 2003, the Company entered into an agreement with Merisel to repay the liability and accrued interest and expenses, with an obligation to make payments over the next twelve (12) months in an aggregate amount of $567,402 which is included in accounts payable.

On December 31, 2002, the Company settled all amounts due of approximately $713,000, net of a related receivable of $187,000, under the previous agreement to purchase the assets of Exodus Communications, Inc. ("Exodus") for a total amount of $100,000. As of June 30, 2003, $75,000 remains due and payable under this agreement.

NOTE 23 - RELATED PARTY TRANSACTIONS


In March 2001, the Company purchased 25% of the equity in LaborSoft Corporation ("LaborSoft"), a company providing labor relations software to labor unions and commercial customers to supplement other market segment services. As a result of its investment, the Company assigned one of its directors to become the chairman of the board of directors of LaborSoft. The Company has a service agreement to provide infrastructure services to LaborSoft, on a cost plus fee-for-service basis which is common in the industry and can terminate services upon 30 day notification. These monthly charges are approximately $20,000/month. As of June 30, 2003, the Company had outstanding receivables (included in accounts receivable) for such services in the total amount of $502,000, representing unpaid charges since April 2001 and an allowance reserve of $200,000. The Company accounts for its investment under the equity method of accounting, and has therefore recognized its pro-rata portion of the losses incurred by this affiliate, since March 2001, in the amount of $392,000. Such losses have reduced the carrying value of its investment to $64,000 at June 30, 2003.


NOTE 24 - LEGAL MATTERS

Miletich Derivative Action


On August 20, 2002, a final settlement and dismissal order was approved and filed in the New York County Clerk's Office from a stockholder's derivative action by Paul Miletich. The action was originally filed on July 10, 2000, naming the Company as a nominal defendant. As a part of the settlement, the Company received 300,000 shares of DynTek common stock and 125,000 shares of MedEmerg common stock, as full settlement of a guarantee provided to the Company. Additionally, the insurance underwriters for DynTek paid the Company $300,000 on behalf of the director defendants. DynTek reimbursed plaintiff's counsel for fees and expenses of $330,000, of which 20% was paid in MedEmerg stock (80,488 shares). The shares of DynTek common stock were retired and the remaining shares of MedEmerg common stock are held as marketable securities. No gain or loss was recorded in connection with the settlement.


Computer Associates


On July 7, 2003, a Settlement Agreement was reached in a matter brought by Computer Associates International, Inc. ("CA") against the City of Boston ("COB"), in United States District Court, District of Massachusetts (Case Number 01-10566-EFH), in which the Company was named as a third-party defendant. Under the Agreement, the parties mutually released each other from any further claims on this matter.


Commonwealth of Virginia


Effective December 15, 2002, the Company entered into a mutual Settlement Agreement to cancel a contract to provide non-emergency transportation brokerage services in certain regions of the Commonwealth of Virginia. The terms of the Settlement Agreement provided that the Company issue certain payments due to transportation provider vendors according to an agreed-upon schedule, which extended through June 2003. In connection with initially entering the contract, a bond was posted by a DynCorp, Inc. for the Company's payment performance to the transportation providers. A number of such providers caused the bond to be called, initiating a process of disbursing approximately $2.4 million (the "Bonded Amount") of payments to providers with verified claims due. The Company has arranged for a limited release of indemnification by DynCorp, Inc. of the Company's obligation to pay to the bonding company and to reimburse the third party for its obligation to fund, respectively, in an amount not to exceed the Bonded Amount to the extent that the Company otherwise would have an obligation to fund or reimburse such parties with respect to the bond. The bonding company filed an interpleader action to distribute the penal sum of the bond on July 22, 2003. As a result of the Company being released from its obligations with respect to indemnification under and reimbursement with respect to the bond in an amount up to the Bonded Amount, its liability to such providers has in effect been reduced by the Bonded Amount. When the individual claims are determined for each provider, in accordance with court procedures, the interpled funds shall be disbursed. Should valid claims remain outstanding after the disbursement of the interpled funds, certain providers may continue to pursue their claims after the interpleader proceedings are concluded. While the interpleader is in process, the Company has offered to make payments to providers with valid claims of approximately $100,000 per month, commencing in September 2003, until whatever shortfall amount as the Company determines to exist in excess of the Bonded Amount is paid.


A number of the vendors that provided transportation services in the Commonwealth of Virginia have initiated separate legal demands for payment. Some of the demands, either in whole or in part, have been disputed by the Company as being without merit or have been settled. As of August 2003, actions for collection are pending in 5 separate proceedings. Ali Medical, et. al, a joint case of 27 providers for approximately $1,042,000, is the largest of the claims. The Ali Medical joint case was consolidated with the above-referenced interpleader action for all purposes. The remaining four proceedings are for an aggregate amount of approximately $625,000, a portion of which has been disputed based on billings for services that were not provided under the agreements or on billings which were outside the terms of the subcontracts. The Company believes that these claims will be fully resolved following evaluation of the claims against those services authorized by them and those rates permitted in subcontracts. Accruals in the financial statements for the estimated settlement amounts for these and other potential similar claims are considered adequate; however, the Company is unable to predict the outcome of these claims.

Stride & Associates

In February 2003, four actions were dismissed in Civil Court of New York, two between the Company and Stride & Associates in the aggregate amount of $40,000, and two between the Company and consultants in the aggregate amount of $53,000.

Other Matters

During the fiscal year ended June 30, 2003, the Company satisfied its obligation on a judgment that was entered against Data Systems in favor of J. Alan Moore in Mecklenburg County Superior Court Division, North Carolina on July 28, 2000. The plaintiff was awarded a judgment of $572,000 plus reasonable attorney fees and interest totaling $ 778,000. The debt has been paid in full.

NOTE 25 - SUBSEQUENT EVENTS


On July 3, 2003, an investor group cancelled a note payable by the Company of $5 million plus accrued interest of $625,000. The note was acquired by the group in connection with their private purchase of 10 million shares of Company Common Stock from DynCorp, Inc. The investor group also cancelled a warrant to acquire 7,500,000 shares of Company Common Stock that they acquired in the same transaction. In exchange for the note cancellation, the Company provided certain registration rights to the investor group covering the Common Stock that was transferred. The Company was released from an obligation to provide indemnity for up to approximately $2.4 million of claims under a performance bond. Such bond has subsequently been funded for the benefit of the Company's vendors as part of an interpleader action, which will reduce the aggregate payables to those providers by the funded amount (see note 24 - LEGAL MATTERS, Commonwealth of Virginia).


NOTE 26 - UNAUDITED QUARTERLY DATA

The numbers below have been restated for prior periods for discontinued operations.

Selected Quarterly Financial Data

(Dollars in thousands, except per share data)


                                   Sep. 30 Dec. 31 Mar. 31 Jun. 30 Sep. 30 Dec.
                                     31 Mar. 31 Jun. 30

                                     2001 2001 2002 2002 2002  2002 2003 2003
                                   -------      -------    -------     -------     -------     -------     -------      -------
Revenue                            $ 11,586    $ 12,229    $ 16,586    $ 19,676    $ 14,148    $ 11,840    $ 12,012    $ 14,647
Gross Profit                       $  2,437    $  2,708    $  3,246    $  3,097    $  2,818    $  1,989    $  2,507    $  2,245
Net Income (loss)
Continuing Operations              $ (1,653)   $ (4,081)   $ (2,782)   $ (3,863)   $ (1,185)   $ (1,208)   $    848    $ (2,658)
Net Income (loss)
Discontinued operations            $     --    $     --    $ (2,808)   $ (4,226)   $     84    $    178    $   (342)   $ (9,486)
Basic and diluted
  income (loss) per
  share-Continuing
  Operations                       $  (0.08)   $  (0.18)   $   (.09)   $  (0.13)   $   (.03)   $   (.03)   $    .03    $   (.08)
Basic and diluted
  income (loss) per
  share-Discontinued
  Operations                       $     --    $     --    $   (.09)   $  (0.15)   $     --    $    .01    $   (.01)   $   (.26)


NOTE 27 - MANAGEMENT'S LIQUIDITY PLANS


As of June 30, 2003, we had a working capital deficiency of approximately $11 million. During July 2003, this Company received proceeds from the sale of its Common Stock of $1.8 million and received forgiveness of $625,000 of accrued interest on a note payable. In addition, the Company received a release of its obligation to indemnify DynCorp for approximately $2.4 million of payments to certain of its former vendors.

In July 2003, the Company sold 4,198,000 shares of its Common Stock at $0.50 per share, for aggregate proceeds, net of costs, of approximately $1.8 million. On July 3, 2003, an investor group cancelled a note payable by the Company of $5 million plus accrued interest of $625,000. The note was acquired by the group in connection with their private purchase of 10 million shares of the Company's Common Stock from DynCorp.

Additionally, the Company obtained a limited release of indemnification by DynCorp of its obligation to pay to a bonding company and to reimburse DynCorp for its obligation to fund, respectively, an amount of approximately $2.4 million under a performance bond related to its discontinued transportation services business. As a result of being released from its obligations with respect to indemnification under and reimbursement with respect to the bond in an amount up to approximately $2.4 million, the Company's liability to former providers whose service payments are covered by the bond has in effect been reduced by approximately $2.4 million. Such liability to the vendors is currently reflected in accounts payable, and will be eliminated from accounts payable as and to the extent that the bond proceeds will satisfy those obligations to such vendors. When the individual claims are determined for each provider, in accordance with court procedures, the approximately $2.4 Million subject to the bond will be disbursed. Should valid vendor claims remain outstanding after disbursement of the approximately $2.4 million covered by the bond, certain providers may continue to pursue their claims against the Company. While vendor actions with respect to the bond are in process, the Company has offered to make payments in the aggregate of approximately $100,000 per month, commencing in September 2003, to providers with valid claims, until whatever shortfall amount as the Company determines to exist in excess of the aggregate approximately $2.4 million is paid.

On June 30, 2003, the Company entered into a twelve (12) month renewable credit facility agreement with an agency of Textron Financial Corporation ("Textron"). Textron provides a full notification factoring facility for up to $7 million of working capital. Eligible accounts receivable expected to be collected within 90 days from invoice date are purchased with recourse, with a holdback amount of 20%. Interest is charged on the outstanding balance at the Prime rate plus 2.5% (6.25% at June 30, 2003). Additionally, a 0.25% discount fee is charged at the time of purchase. The credit facility with Textron replaced the former agreement with Foothill Capital. As of June 30, 2003, $708,000 was outstanding under the former Foothill Capital agreement.

On March 1, 2003, the Company entered into an Asset Purchase Agreement with First Transit, Inc., pursuant to which it sold to First Transit, Inc. certain specific assets relating to its discontinued transportation management business originally acquired in December 2002. The assets sold consisted of interests in three contracts to provide non-emergency transportation related services and related assets used in connection with the performance of such contracts, as well as the assumption of all vendor and services sub-contract agreements relating to the acquired contracts. The purchase price consisted of cash payments of $6,450,000 and an obligation to pay up to $1,750,000 in the event that First Transit, Inc. is able to obtain extension of the Company's former Illinois Department of Public Aid transportation services contract for a period of up to three years beyond May 31, 2004 under certain specified conditions. The Company believes that such payment may become due to the Company during the first calendar quarter of 2004.


During September 2003, the Company commenced negotiations for a financing commitment from investors for an amount of approximately $2 million. If such negotiations are successfully concluded, the terms of the investment are anticipated to be a long-term note payable with an equity conversion feature.

The Company plans to continue to improve its cash flows during fiscal 2004 by continuing to implement reductions of administrative overhead expenses where necessary and feasible as well as aggressively pursue new customer relationships and expansion of services offered to existing customers. The Company is negotiating payment terms with vendors that will defer certain payments due. Based on current business plans, the Company believes that the current operations of the Company will produce positive cash flow during the fiscal year ended June 30, 2004. Until such time, the Company believes that its present cash on hand as well as obtaining additional debt and/or equity financing should provide adequate funding through at least June 30, 2004. However, there can be no assurances that the Company will have sufficient funds to implement its current plan. In such an event, the Company could be forced to significantly alter its plan and reduce its operating expenses or would consider divesting of certain contracts or other assets that may not be critical to the future success of the Company.

                          DYNTEK, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                         ASSETS                                          December 31,        June 30,
                                                                                             2003              2003
                                                                                         ------------        --------
CURRENT ASSETS:                                                                          (unaudited)

      Cash - Restricted                                                                         941               920
      Accounts receivable, net of allowance for doubtful accounts of $139 and $463            6,608             9,370
      Inventories                                                                               513               351
      Prepaid expenses and other assets                                                          98               151
      Other receivables                                                                         120               122
                                                                                           --------          --------
               TOTAL CURRENT ASSETS                                                           8,280            10,914

RESTRICTED CASH - over one year                                                                 210               317

INVESTMENTS - Marketable Securities                                                             199               282

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,004 and $2,904                    640               624

GOODWILL                                                                                     28,214            31,214

CAPITALIZED SOFTWARE COSTS, net of accumulated amortization of $701 and $594                    375               483

ACQUIRED CUSTOMER LIST, net of accumulated amortization of $6,008 and $4,955                  6,549             7,602

PURCHASED SOFTWARE, net of accumulated amortization of $584 and $498                            106               192

NOTES RECEIVABLE, long term, including receivable from officer of $100, net of
allowance for doubtful accounts of $200                                                         517             1,204

DEPOSITS AND OTHER ASSETS                                                                     1,377               295
                                                                                           --------          --------
                                                                                           $ 46,467          $ 53,127
                                                                                           ========          ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts payable                                                                     $  8,922          $ 11,714
      Line of credit                                                                          1,887               708
      Accrued expenses                                                                        1,571             2,271
      Deferred revenue                                                                          924               981
      Notes payable-accrued interest                                                           --                 625
      Current liabilities of discontinued operations                                          4,803             5,888
                                                                                           --------          --------
               TOTAL CURRENT LIABILITIES                                                     18,107            22,187

DEFERRED REVENUE - long term                                                                    210               317
LONG TERM NOTE PAYABLE                                                                         --               5,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
      Preferred stock, $.0001 par value, 10,000,000 shares authorized; 1,231,331 and 1,490,437 shares issued and outstanding as of December 31, 2003 and
      June  30, 2003, respectively                                                                1                 1
      Class A Common stock, $.0001 par value, 70,000,000 shares authorized;
      46,720,235 shares and 38,382,705  shares issued and outstanding as of
      December 31, 2003 and June 30, 2003 respectively                                            4                 4
      Additional paid-in capital                                                             91,525            81,918
      Accumulated other comprehensive loss                                                     (148)             (244)
      Accumulated deficit                                                                   (63,232)          (56,056)
                                                                                           --------          --------
               TOTAL STOCKHOLDERS' EQUITY                                                    28,150            25,623
                                                                                           --------          --------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 46,467          $ 53,127
                                                                                           ========          ========



            See notes to condensed consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
                         COMPREHENSIVE LOSS (UNAUDITED)

                      (in thousands, except per share data)


                                                                     Three Months Ended            Six Months Ended
                                                                         December 31,                 December 31,

                                                                     2003            2002           2003           2002
                                                                 ------------    ------------     ----------    ---------
REVENUES:
       Product Revenues                                          $      3,470    $      4,963    $    9.063     $11,125
       Service Revenues                                                 6,331           6,877        13,644      14,863
                                                                 ------------    ------------     ---------    --------
                Total revenues                                          9,801          11,840        22,727      25,988
                                                                 ------------    ------------     ---------    --------

COST OF REVENUES:
       Cost of products                                                 3,086           4,094         8,047       9,361
       Cost of services                                                 5,362           5,770        11,042      11,814
                                                                 ------------    ------------      --------      ------
          Total cost of revenues                                        8,448           9,864        19,090      21,175
                                                                 ------------    ------------       -------     -------
GROSS PROFIT                                                            1,353           1,976         3,637       4,813
                                                                 ------------    ------------        ------     -------

OPERATING EXPENSES:
       Selling expenses                                                 1,817           1,310         3,639       3,437
       General and administrative expenses                              1,259             904         2,113       1,988
       Depreciation and amortization                                      668             704         1,341       1,412
       Goodwill Impairment                                              3,000            --           3,000          --
                                                                 ------------    ------------        ------      ------
                Total operating expenses                                6,744           2,918        10,093       6,837
                                                                 ------------    ------------   ------------    -------

LOSS FROM OPERATIONS                                                   (5,391)           (942)      (6,456)     (2,024)
                                                                 ------------    ------------   ------------    -------

OTHER INCOME (EXPENSE):
       Loss on sale of marketable securities                             --              --           (107)          --
       Interest expense                                                  (147)           (420)        (502)       (585)
       Interest income                                                     88               3           93          16
       Equity interest in loss of investee                               --               (34)          --         (62)
                                                                 ------------    ------------  ------------       -----
                    Total other income (expense)                          (59)           (451)        (516)       (631)


LOSS FROM CONTINUING OPERATIONS                                  $     (5,450)   $     (1,385)   $  (6,972)   $ (2,655)

DISCONTINUED OPERATIONS
       Gain (loss) on disposal of discontinued operations                 (30)            177         (205)         262
                                                                 ------------    ------------   -----------     -------
NET LOSS                                                         $     (5,480)   $     (1,208)  $    (7,177)  $ (2,393)
                                                                 ============    ============   ============  =========

NET INCOME (LOSS) PER SHARE: Basic and Diluted
       Continuing Operations                                             (.12)           (.04)        (.16)       (.07)
       Discontinued Operations                                           --               .01         (.01)         .01
                                                                 ------------    ------------   ------------   --------
                                                                 $       (.12)   $       (.03)  $     (.17)       (.06)
                                                                 ============    ============    ===========  =========
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION -
           Basic and Diluted                                       44,102,624      35,461,592    43,345,273  37,053,816
                                                                 ============    ============   =========== ===========

NET LOSS                                                         $     (5,480)   $     (1,208)  $    (7,177)    (2,393)

COMPREHENSIVE LOSS, NET OF TAX
       Change in unrealized gain (loss) on available-for-sale-
       securities                                                          22             (52)           96        (47)
                                                                 ------------    ------------     ---------   ---------

COMPREHENSIVE LOSS                                               $     (5,458)   $     (1,260)  $    (7,081)  $ (2,441)
                                                                 ============    ============     ==========  =========

            See notes to condensed consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (in thousands)

                                                               Six months ended
                                                                 December 31,
                                                              ------------------
                                                               2003       2002
                                                              -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss - Continuing Operations                        $(6,971)    (2,656)
                                                             -------    -------
     Adjustments to reconcile net loss, excluding
        discontinued operations, to net cash provided
        by (used in) operating activities:
        Depreciation and amortization                          1,245      1,304
        Amortization of capitalized software costs               108        108
        Equity interest in investee                             --           62
        Loss on sale of marketable securities                    107       --
        Interest on note payable                                --          260
        Settlement of future royalties, net                     --         (425)
        Impairment of goodwill                                 3,000
        State audit assessment                                  --           34
     Changes in operating assets and liabilities:
        Accounts receivable                                    2,345      4,184
        Inventories                                             (162)       720
        Prepaid expenses and other current assets                 55         (5)
        Deposits and other assets                                 22         79
        Accounts payable                                      (2,792)    (3,781)
        Deferred revenue                                         (57)      (463)
        Restricted cash                                          (21)       (90)
        Accrued expenses                                        (694)      (894)
                                                             -------    -------
             Total adjustments                                 3,156      1,093
NET CASH (USED IN) CONTINUING OPERATIONS                      (3,827)    (1,563)
                                                             -------    -------
NET CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS        (1,301)     4,835
                                                             -------    -------
NET CASH (USED IN) PROVIDED BY OPERATIONS                     (5,116)     3,272
                                                             -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Notes Receivable                                           --          311
     Cash proceeds from sale of marketable securities             71       --
     Capital expenditures                                       (116)        (6)
                                                             -------    -------
        NET CASH (USED IN) PROVIDED BY  INVESTING ACTIVITIES     (45)       305
                                                             -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net proceeds (repayments) under bank line of credit       1,179     (3,569)
     Net Cash proceeds from the issuance of common stock       3,982         (8)
                                                             -------    -------
        NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES    5,161     (3,577)
                                                             -------    -------

NET INCREASE (DECREASE) IN CASH                                 --         --

CASH AT BEGINNING OF YEAR                                       --         --
                                                             -------    -------
CASH AT END OF PERIOD                                        $  --      $  --
                                                             =======    =======

            See notes to condensed consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                        (in thousands, except share data)

                                                                  Six months
                                                                    ended
                                                                 December 31,
                                                               ---------------
                                                                2003     2002
                                                               ------   ------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest                                         $  355   $  291

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND
  INVESTING ACTIVITIES:
     Forgiveness by shareholders of note payable and
       accrued interest                                        $5,625   $ --
     Buyback of common stock in conjunction with
       note payable                                            $ --     $5,000
     Exchange of note receivable for 300,000 shares
       of common stock                                         $ --     $  430

            See notes to condensed consolidated financial statements.

                          DYNTEK, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND MANAGEMENT'S LIQUIDITY PLANS

The accompanying unaudited condensed consolidated financial statements of DynTek, Inc. and Subsidiaries ("DynTek", "the Company", or "we") have been prepared in accordance with accounting principles generally accepted in the United State of America, for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended June 30, 2003 included in the Form 10-K for the year then ended.


The accompanying condensed consolidated financial statements reflect all adjustments, which, in the opinion of management consist of normal recurring items, are necessary for a fair presentation in conformity with accounting principles generally accepted in the United States of America. These adjustments include certain reclassifications to reflect the disposal of certain non-emergency transportation services which was a component of our business outsourcing segment. Preparing condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The results of operations for any interim period are not necessarily indicative of the results attainable for a full fiscal year.


As of December 31, 2003, the Company had a working capital deficiency of approximately $9.8 million. During January 2004, the Company received proceeds from a convertible debt placement of $3.5 million.

The Company during fiscal 2004 is planning further reductions of administrative overhead expenses as well as pursing new business opportunities and expansion of services offered to customers. The Company believes that its present cash on hand as well as obtaining additional debt and/or equity financing should provide adequate funding through December 31, 2004. However, there can be no assurances that the Company will have sufficient funds to implement its current plan. In such an event, the Company could be forced to significantly alter its plan and reduce its operating expenses or would consider divesting of certain contracts or other assets that may not be critical to the future success of the Company.

NOTE 2 - ACCOUNTING POLICIES

The accounting policies followed by the Company are set forth in Note 1 to the Company's consolidated financial statements as filed in its Form 10-K for the year ended June 30, 2003.

During the current fiscal year the Company adopted, the Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets, and (3) obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. There was no effect on the condensed consolidated financial statements from the adoption of this pronouncement.

NOTE 3 - MARKETABLE SECURITIES

Marketable securities have been classified as available for sale securities at December 31, 2003 and, accordingly, the unrealized loss resulting from valuing such securities at market value is reflected as a component of stockholders' equity. At December 31, 2003, the unrealized loss on such securities was $148,000.

NOTE 4 - NOTE RECEIVABLE

On October 3, 2003, the Company received 1,000 shares of Non-Voting Convertible Preferred Stock from Private Label Cosmetic, Inc. ("PLC") in exchange for their surrender to PLC of a note receivable in the amount of $1,104,000 which is included in other assets. The shares of preferred stock are convertible at the Company's option into 306 shares of common stock of PLC. Such shares have been placed in escrow in connection with the Stock Pledge Agreement and shall remain there for such conversion. Commencing the quarter ended March 31, 2005, these shares of preferred stock become entitled to receive a dividend of $10,000 per quarter, payable at the end of the quarter.

NOTE 5 - GOODWILL AND OTHER INTANGIBLES

The Company evaluates the recoverability of its goodwill and other intangibles in accordance with the Statement of Financial Accounting Standards Board ("SFAS") No. 142, Goodwill and Other Intangible Assets. As of December 31, 2003, goodwill associated with certain child support enforcement outsource services contracts was evaluated for impairment. Due to a re-focus of business strategy, the Company has determined that the projected revenues from contract renewals in the future will be lower and as a result, the Company has determined in accordance with the provisions of SFAS No. 142, that there has been impairment of goodwill requiring an adjustment of $3,000,000 to reduce the carrying value of goodwill. The Company will be conducting its annual test of existing goodwill at June 30, 2004. The results of this annual testing of goodwill will determine if further adjustments to reduce the carrying value are required.

NOTE 6 - CREDIT FACILITY

On June 30, 2003, the Company entered into a 12 month credit facility agreement with annual automatic renewals (the "Textron Factoring Facility") with an agency of Textron Financial Corporation ("Textron"). The Textron Factoring Facility provides a full notification factoring facility for up to $7 million of working capital collateralized by accounts receivable, inventory, general intangibles and other assets. Eligible accounts receivable expected to be collected within 90 days are purchased with recourse, with a holdback amount of 15%. Interest is charged on the outstanding balance at Prime rate plus 2.5% (6.5% at December 31, 2003). Additionally, a 0.25% discount fee is charged at the time of purchase. The Textron Factoring Facility replaced the former agreement with Foothill Capital. As of December 31, 2003, $1,887,000 was outstanding under the agreement.

NOTE 7 - COMMITMENTS, CONTINGENCIES, AND OTHER AGREEMENTS

Commonwealth of Virginia

Effective December 15, 2002, the Company entered into a mutual Settlement Agreement to cancel a contract to provide non-emergency transportation brokerage services in certain regions of the Commonwealth of Virginia. The terms of the Settlement Agreement provided that the Company make payments to transportation provider vendors according to an agreed-upon schedule, which expired in June 2003. This was extended under an interim letter understanding. In connection with initially entering into the contract, a performance bond was posted by a third party guarantor to guarantee payment to the transportation provider vendors up to the bond amount of $2.4 million. A number of such vendors caused the bond to be called, requiring the bond amount to be deposited in an escrow account and initiating a process of disbursing the $2.4 million to vendors with valid claims. The bonding company filed an inter-pleader action on July 22, 2003. In a separate transaction, the Company has entered into a limited release of indemnification to reimburse the guarantor for funding the bond. As a result, the Company's liability to such vendors will in effect be extinguished to the extent of the funds disbursed. The amount of $2.4 million deposited in escrow for the payment to the Company's vendors has not yet been recorded as an offset to the Company's accounts payable. When the individual claims are determined for each vendor, in accordance with court procedures, the inter-plead funds shall be disbursed and the payable shall be reduced accordingly. Should valid claims remain outstanding after the disbursement of the inter-pleader funds, certain vendors may continue to pursue their claims after the inter-pleader proceedings are concluded, however, such claims may not exceed the amounts determined by the courts to be due. The courts are currently in the process of assembling the amounts of the claims due. The Company believes a substantial amount of these claims are without merit based on billings for services that were not provided under the agreements or on billings which were outside the terms of the subcontracts, or may already have been settled with claimants. Since August 2003, the Company has made payments in the aggregate amount of approximately $100,000 per month to various providers. As of December 31, 2003, the Company paid $534,000 to providers as a result of this offer.

A number of the vendors that provided transportation services in the Commonwealth of Virginia have initiated separate legal demands for payment. Some of the demands, either in whole or in part, have been disputed by the Company as being without merit or have been settled. As of December 31, 2003, actions for collection are pending in 12 separate proceedings. Ali Medical,et.al, a joint case of 27 providers for approximately $1,042,000 is the largest of the claims. The Ali Medical joint case was consolidated with the above-referenced inter-pleader action for all purposes. The Ali Medical claimants are considered cross-claimants in the inter-pleader action. In addition to the Ali Medical claimants, an additional six defendants in the inter-pleader action have filed cross-claims for an aggregate amount of approximately $449,000. The remaining 11 proceedings which claim an aggregate amount of approximately $669,000 have been temporarily stayed by an order of the court overseeing the inter-pleader action. In both the outside lawsuits and the cross-claims all or a portion of the amounts claimed have been disputed.

Provisions in the Company's condensed consolidated financial statements for the estimated settlement amounts for these and other potential similar claims are considered adequate; however, the Company is unable to predict the outcome of these claims.

Other Agreements

On April 7, 2003 Westcon, Inc. filed a breach of contract complaint in the Supreme Court of New York State, County of Westchester. The complaint arose from the Company's failure to make payments within the terms of the reseller agreement. The Company does not dispute the amount due of $ 413,000 and is currently negotiating payment terms. Such amount is included in the Company's accounts payable.

On July 7, 2003, a Settlement Agreement was reached in a matter brought by Computer Associates International, Inc. against the City of Boston, in United States District Court, District of Massachusetts (Case Number 01-10566-EFH), in which the Company was named as a third-party defendant. Under the Agreement, the parties mutually released each other from any further claims on this matter.

Effective October 8, 2003, the Company and James Linesch, its Chief Financial Officer, entered into an Amendment to Employment Agreement, with respect to his Employment Agreement dated August 14, 2000 as previously amended on August 15, 2001. Under the revised terms, the Company reduced Mr. Linesch's salary from an annual rate of $200,000 to $150,000 effective November 1, 2003. On November 1, 2004, his salary shall be further reduced to an annual rate of $100,000 for one year, and the Employment Agreement shall terminate on October 31, 2005 without further obligation by the Company.

On October 16, 2003, the board of directors approved an increase in the base salary of Steven J. Ross, its Chief Executive Officer, from $400,000 to $440,000 effective October 1, 2003.

On November 4, 2003, New England Financial filed a breach of contract complaint in Orange County Superior Court of California. The complaint arose from the cancellation of a contract for health insurance benefits and non payment of remaining fees. The claim is for $ 534,000 of which the company partially disputes and is currently negotiating settlement terms.

NOTE 8 - OTHER SETTLEMENTS

On October 11, 2002, Merisel Americas, Inc. ("Merisel") filed a breach of contract complaint in Superior Court of California, Southwest District. The complaint arose from the Company's failure to make payments within the terms of the reseller agreement. In July 2003, the Company entered into an agreement with Merisel to repay the liability and accrued interest and expenses, with an obligation to make payments over the next 12 months in an aggregate amount of $567,000 which is included in accounts payable. As of December 31, 2003 $267,000 of this amount remained outstanding.

As of December 31, 2003, $20,000 remains due and payable under a settlement agreement with Exodus Communications, Inc. The Company is making progress payments to pay off this liability by the end of February, 2004.

NOTE 9 - FIRST TRANSIT AGREEMENT

On March 1, 2003, the Company entered into an Asset Purchase Agreement (the "First Transit Agreement") with First Transit, Inc. ("First Transit"), pursuant to which it sold to First Transit certain specific assets relating to its discontinued transportation management business originally acquired in December 2002. The assets sold consisted of interests in three contracts to provide non-emergency transportation related services and related assets used in connection with the performance of such contracts, as well as the assumption of all vendor and services sub-contract agreements relating to the acquired contracts. The purchase price consisted of cash payments of $6,450,000 and an obligation for First Transit to pay up to $1,750,000 in the event that First Transit is able to obtain extension of the Company's former Illinois Department of Public Aid transportation services contract for a period of up to three years beyond May 31, 2004 under certain specified conditions.

NOTE 10 - STOCK BASED COMPENSATION

During the year ended June 30, 2003, the Company adopted SFAS No. 148, "Accounting for Stock-based Compensation-Transition and Disclosure." This statement amended Statement No. 123, "Accounting for Stock-based Compensation." As permitted under Statement No. 123, the Company continues to apply the Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." As required under Statement No. 148, the following table presents pro- forma net loss and basic and diluted loss per share as if the fair value-based method had been applied to all awards.

                                        Three Months Ended     Six Months Ended
                                        ------------------     -----------------
Periods Ended December 31,                2003       2002       2003       2002
--------------------------               ------     ------     ------     ------
Net Loss                                 $5,480     $1,208     $7,177     $2,393
Stock-based employee compensation
   cost, net of tax effect, under
   fair value accounting                      9         49         18         98
                                         ------     ------     ------     ------
Pro-forma net loss under Fair Value      $5,489     $1,257     $7,195     $2,491
    Method                                =====      =====      =====      =====
Loss per share
Basic and Diluted                        $  .12     $  .03     $  .17     $  .60
    Per share stock-based employee
       compensation cost, net of tax
       effect, under fair value
       accounting                        $   --     $   --     $   --     $   --
Pro-forma loss share basic & diluted
                                         ------     ------     ------     ------
                                         $  .12     $  .03     $  .17     $  .06
                                         ======     ======     ======     ======

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value estimate of its stock options. In calculating the fair values of the stock options, the following assumptions were used:

                                             Fiscal Year          Fiscal year
                                             2004 grants          2003 grants
                                             -----------          -----------
Dividend yield                                  --                  --
Weighted average expected life:                 3 years             3.6 years
Weighted average risk-free interest rate        1.79%               2.5%
Expected volatility                             89%                 136%

NOTE 11 - STOCKHOLDERS' EQUITY

On August 14, 2001, the Company's preferred stock became convertible into the Company's Class A common stock, at a rate of 2.5 common shares for each preferred share tendered. As of December 31, 2003, 958,469 of such shares were converted into 2,396,173 shares of Class A common stock, with a remainder of 1,231,331 shares not yet converted.

On July 3, 2003, an investor group cancelled a note payable by the Company of $5 million plus accrued interest of $625,000 which was recorded as an increase to additional paid-in-capital. The note was acquired by the group in connection with their private purchase of 10,336,663 shares of the Company's Common Stock from DynCorp, Inc. The investor group also cancelled a warrant to acquire 7,500,000 shares of Company Common Stock that they acquired in the same transaction.


In July 2003, the Company sold 4,198,000 shares of its Common Stock at $0.50 per share, for aggregate proceeds, net of costs, of approximately $1.8 million.


On October 9, 2003, the Company issued 50,000 shares of its Common Stock as payment of an outstanding payable for services rendered in connection with the DynCorp Management Acquisition on December 27, 2001.

On October 16, 2003, the Company issued 108,434 shares of its Common Stock valued at $90,000 in connection with the April 1, 2003 Asset Purchase Agreement with Entellus Technology Group.

Under agreements dated as of December 5, 2003, the Company entered into a series of agreements, including a Securities Purchase Agreement and a Registration Rights Agreement, in connection with a private placement of shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), at a price equal to $0.66 per share for an aggregate gross purchase price of $2,200,000. On December 9, 2003, the Company closed the private placement and issued 3,333,333 shares of Common Stock to the purchasers and two tranches of common stock purchase warrants. One tranche to purchase up to 20% of the Common Stock issued at an exercise price equal to $1.00 per share (the "20% Investor Warrants") and the other tranche to purchase up to 30% of the Common Stock issued at an exercise price equal to $0.75 per share (the "30% Investor Warrants"). Both the 20% Investor Warrants and the 30% Investor Warrants are exercisable immediately at closing and have a five-year term of exercise. In addition, the placement agent received, placement agent fee (including expense reimbursement) of $189,050 and placement agent warrants equal to 10% of the aggregate shares of Common Stock issued on the closing date (and issuable under 20% Investor Warrants and 30% Investor Warrants) at an exercise price of $0.91 per share.

Pursuant to an amendment to the above-identified Registration Rights Agreement and Allonges to the 20% Investor Warrants granted by the Company, all dated as of January 15, 2004, in connection with the permitted inclusion of 3,000,000 additional shares held by third parties is the registration statement filed pursuant to the Registration Rights Agreement identified above, the exercise price of the 20% Investor Warrants was reduced to $0.75 per share.

NOTE 12 - EARNINGS PER SHARE

Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock method". Common stock equivalents consisting of options, warrants, and convertible preferred stock totaling 64,331,225 were not included in the calculation of diluted earnings per share as the results would be anti-dilutive.

Total outstanding stock, options, convertible preferred stock and warrants as of December 31, 2003 are as follows:

                                                        Shares
                                                      Outstanding
                                                     ------------
           Common stock                               46,720,235
           Options and warrants                       14,532,662
           Convertible preferred stock                 3,078,328
                                                      ----------
                                                      64,331,225
                                                      ==========

NOTE 13 - DISCONTINUED OPERATIONS

During 2003, the Company disposed of its non-emergency transportation business. As of December 31, 2003, total remaining liabilities of discontinued operations were $4,803,000. A significant portion of such payables are owed to third party vendors and are subject to an inter-pleader action (see note 7 Commitments, Contingencies and Other Agreements - COMMONWEALTH OF VIRGINIA).

NOTE 14 - BUSINESS SEGMENTS

DynTek's operations are organized along its product lines and include two segments - Information Technology Services and Business Process Outsource Services segments. The Information Technology Services segment provides a range of specialized IT infrastructure services: system architectural design, legacy systems integration, network engineering, applications development, network security services, help desk support and operational support, primarily to state and local government entities. In conjunction with these service offerings, it also sells hardware and software to its customers. Operations are distributed primarily among nine states (including the principal executive office), California, Florida, Louisiana, Massachusetts, Michigan, Texas, New Mexico, Virginia and New York, with employees situated in locations that are convenient to client sites.


The Business Process Outsourcing segment contracts outsourced program operations for state government agencies in several areas including the privatization of child support enforcement services. Our business process outsourcing customers have included various governmental departments in the states of Virginia, North Carolina, Kansas and Nebraska. Typically these contracts are for multi-year periods of performance, with options to renew for additional periods. Such contracts are generally awarded through competitive procurements. Payment is based on either fixed-price, fixed-unit- price based on contractual allocations, revenue sharing, or a combination of the above.

Our reportable segments are business units that offer different services and contract types and are managed separately due to the expertise and different managed key factors in each area. Since the separate business segment was acquired as a unit, management has retained separate reporting and review criteria for that unit. The following table provides actual selected financial data for our business segments (in thousands):

Reportable Business Segments:

                                           Business     Information
                                            Process     Technology
                                          Outsourcing    Services        Total
                                          -----------    --------        -----
Three months ended December 31, 2003
------------------------------------
Sales to external customers                $  2,302      $  7,499      $  9,801
Depreciation and amortization expense           111           557           668
Operating income (loss)                      (3,001)       (2,390)       (5,391)
Net interest expense (income)                  --              59            59
Total assets                                 22,299        24,169        46,468
Capital expenditures                           --              35            35

Three months ended December 31, 2002
------------------------------------
Sales to external customers                $  2,894      $  8,946      $ 11,840
Depreciation and amortization expense           123           581           704
Operating income (loss)                        (260)         (682)         (942)
Net interest expense (income)                   353            63           416
Total assets                                 28,175        25,925        54,100
Capital expenditures                           --            --            --

Six months ended December 31, 2003
----------------------------------
Sales to external customers                $  5,014      $ 17,713      $ 22,727
Depreciation and amortization expense           222         1,119         1,341
Operating income (loss)                      (3,137)       (3,319)       (6,456)
Net interest expense (income)                  --             409           409
Total assets                                 22,299        24,169        46,468
Capital expenditures                             78            38           116

Six months ended December 31, 2002
----------------------------------
Sales to external customers                $  5,356      $ 20,632      $ 25,988
Depreciation and amortization expense           244         1,168         1,412
Operating income (loss)                        (703)       (1,321)       (2,024)
Net interest expense (income)                   447           140           587
Total assets                                 28,175        25,925        54,100
Capital expenditures                              5             1             6

NOTE 15 - RELATED-PARTY TRANSACTIONS

In March 2001, the Company purchased 25% of the equity in LaborSoft Corporation ("LaborSoft"), a company providing labor relations software to labor unions and commercial customers to supplement other market segment services. As a result of its investment, the Company assigned one of its directors to become the chairman of the board of directors of LaborSoft. The Company has a service agreement to provide infrastructure services to LaborSoft, on a cost plus fee-for-service basis. The Company accounts for its investment under the equity method of accounting, and has therefore recognized its pro-rata portion of the losses incurred by this affiliate, since March 2001, in the amount of $392,000. Such losses have reduced the carrying value of the LaborSoft investment, which is recorded in deposits and other assets, to $64,000 at December 31, 2003.

On September 30, 2003, the Company received additional security collateral for its receivable from LaborSoft by obtaining a Promissory Note and Security Agreement for the amount of $636,000 owed by LaborSoft for the value of previously delivered services for which the Company has not been compensated. Under the Promissory Note, LaborSoft shall pay interest on the amount, at the prime rate (4.0% as of December 31, 2003), with the principal amount due on September 21, 2006. Under the Security Agreement LaborSoft granted the Company a security interest in the assets of LaborSoft including receivables, equipment, software, and other intellectual property, inventory and other intangible assets of LaborSoft. The Company maintains a reserve against this Promissory Note of $200,000.

NOTE 16 - SUBSEQUENT EVENTS

At a closing on January 29, 2004, the Company sold an additional $300,000 of Common Stock, 30% Investor Warrants and 20% Investor Warrants to three investors, becoming obligated to issue to the investors 454,545 shares of Common Stock, 30% Investor Warrants to acquire 136,364 shares of Common Stock and 20% Investor Warrants to acquire 90,909 shares of Common Stock, all on the same terms as offered to the investors in the December 2003 private placement, as amended by the January 15, 2004 Registration Right Agreement Amendment and Allonges. The placement agent for this $300,000 offering received $24,000 in cash and warrants, exercisable at $.091 per share, to acquire 68,182 shares of Common Stock.

On January 30, 2004, DynTek closed the private placement of a $3,500,000 principal secured convertible three-year term note to an institutional investor, Laurus Funds. This note bears interest at the greater of the Prime Rate or 4%, plus 1%, with interest payable monthly on a current basis commencing in March 2004 and level payments of principal commencing August 1, 2004. The note is convertible to DynTek common stock at the option of the investor. Monthly payments of principal and accrued interest under the note can be made by DynTek delivering common stock shares instead, if at the time such stock payment is delivered (i) there exists an effective registration statement covering the distribution of such shares by the investor and (ii) the market price for such shares is greater than 115% of $.90 per share, the price fixed for conversion to common stock of amounts outstanding under the note. Subject to the same restrictions on stock payments of monthly accrued interest and principal, the entire principal and accrued interest of the note may be prepaid by DynTek in common stock. Any amounts of note principal paid in cash, including prepayments of the entire note principal, shall be subject to a 2% premium payment (which is increased to a 4% premium payment in the event that an effective registration statement covering the conversion shares is not in place). Principal and interest under the note, and other obligations of DynTek to Laurus Funds under the ancillary agreements entered into in connection with the private placement, are secured by all assets of DynTek and its principal operating subsidiary. As part of the transaction, the investor also received a five-year warrant to purchase 425,000 shares of DynTek common stock, exercisable as follows: 125,000 shares at $1.1225 per share; 175,000 shares at $1.347 per share; and 125,000 shares at $1.5715 per share. DynTek paid to the investor's affiliate a closing fee equal to $122,500, agreed to make renewal payments to such affiliate equal to .5% of outstanding note principal on each anniversary of the closing and paid $29,500 as reimbursement for the investor's legal and due diligence expenses. Under the terms of its Investment Banking Advisory Agreement with Duncan Capital, in connection with closing the Laurus Funds private placement the Company became obligated (i) to pay to Duncan Capital a fee equal to $280,000 (8% of offering proceeds), $210,000 in cash and $70,000 in the form of 77,778 shares of DynTek common stock (at a value of $0.90 per share), and (ii) to issue additional warrants to Duncan Capital to acquire 388,889 shares of DynTek common stock at $0.99 per share.

As a result of a delay in filing a required registration statement with respect to the distribution of Company Common Stock by certain investors, the Company has agreed to issue warrants to such investors. When issued such warrants will give the investors the right to acquire, in the aggregate, up to 2,596,558 shares of common stock at $0.75 per share, all of which underlying shares of common stock are subject to registration rights.

NOTE 17 - RECENT ACCOUNTING PRONOUNCEMENTS

The following pronouncements have been issued by the Financial Accounting Standards Board ("FASB").

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have a sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative instruments and Hedging Activities." This Statement amends and clarifies SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of the SFAS No.133. SFAS No.149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after December 31, 2003, with certain exceptions, and (2) for hedging relationships designated after December 31, 2003. The guidance is to be applied prospectively.

Management does not believe that the adoption of any of these pronouncements will have a material effect on the Company's condensed consolidated financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

All amounts, except the SEC registration fee, are estimates. None of the expenses will be paid by the selling stockholders.




      SEC Registration Fee ..............................   $   931.00
      Nasdaq SmallCap Market Listing Fee ................         0.00
      Printing Costs ....................................    15,000.00
      Legal Fees and Expenses ...........................    50,000.00
      Accounting Fees and Expenses ......................     7,500.00
      Blue Sky Fees and Expenses ........................     5,000.00
      Transfer Agent and Registrar Fees .................         0.00
      Miscellaneous .....................................     1,569.00
                                                            ----------
      Total..............................................   $80,000.00
                                                            ==========


Item 14. Indemnification of Directors and Officers


Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities
Act).


Our Certificate of Incorporation and By-Laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Our By-Laws require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. We have purchased an insurance policy that insures both DynTek and its officers and directors against exposure and liability normally insured against under such policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The securities of DynTek that we issued or sold within the past 3 years and were not registered with the SEC are described below.

       (a) During the fiscal years ended June 30, 2001, 2002 and 2003, we issued options to purchase a total of 3,569,521 shares of our common stock to key employees and consultants. These include the following:

     o During the fiscal year ended June 30, 2001, we issued options to purchase 144,000 shares of our common stock to certain consultants for services rendered, at exercise prices between $0.59 and $2.22. The Board of Directors determined that the value of these services was fair and adequate consideration for the options issued, and DynTek recorded compensation expense of $77,000 with respect to those options.


     o Also during the fiscal year ended June 30, 2001, we issued options to purchase 1,983,521 shares of our common stock at market prices pursuant to the 1992 Employee Stock Option Plan, options to purchase an aggregate of 40,000 shares of our Class A common stock at market prices pursuant to the 1997 Non-Employee Directors' Stock Option Plan. We valued these options at $1,809,000.

     o During the fiscal year ended June 30, 2002, we issued options to purchase 229,000 shares of our common stock to certain consultants for services rendered, at exercise prices between $2.00 and $2.28. The Board of Directors determined that the value of these services was fair and adequate consideration for the options issued, and DynTek recorded compensation expense of $325,000 with respect to those options.

The issuances of the above options were exempt under Section 4(2) of the Securities Act of 1933 as the options were offered and issued in private transactions to a limited number of accredited investors who had access to al relevant information about DynTek, including annual and periodic filing with the SEC, necessary to evaluate their investment, and who acquired the options without a view to distribution. There was not solicitation involved in the issuances of the securities, rather the securities were issued pursuant to contractual relationship for which the recipients of the securities provided services.

     (b) In March 2001, we issued 2,718,550 shares of our common stock to accredited investors resulting in aggregate net proceeds of $2,718,550. In connection with these sales, we paid to a related party a cash fee of $194,709 and issued options to purchase 271,855 shares of our common stock at $1.25 per share pursuant to the 1992 Employee Stock Option Plan.

     (c) On November 1, 2001, we issued an aggregate of $1,057,000 in principal of short-term notes payable that bear interest at 12% per annum during a term of 90 days and an aggregate of $750,000 in principal of short-term notes payable that bear interest at 8% per annum during a term of 180 days. In connection with the acquisition of these notes, the investors received a three year warrant to acquire one-third of a share of common stock for each dollar of note principal, bearing exercise prices of $1.50 and $1.70 per share and were convertible to common stock. During the quarter ended March 31, 2002, $300,000 of such notes was repaid, and the balance of the principal and accrued interest was exchanged for 1,042,039 shares of the offering in June 2002, mentioned above.

     (d) In June 2002, we sold 2,431,332 shares of our common stock for $1.50 per share to accredited investors, and issued warrants to purchase 1,215,666 shares of our common stock for $1.50 per share. In connection with these sales, we paid to Network 1, Inc., the placement agent for the offering, a cash fee of $262,000.

     (e) In May 2003, we sold units consisting of 2,221,932 shares of our common stock and warrants to purchase 1,110,966 shares of our common stock to accredited investors, resulting in aggregate net proceeds of $1,110,966. In connection with these sales, we paid to Network 1, the placement agent for the offering, 666,570 shares of our common stock.

     (f) In July 2003, we sold 4,198,000 shares of our common stock to accredited investors, resulting in aggregate net proceeds of $2,099,000. In connection with these sales, we paid to Network 1, the placement agent for the offering, 5-year warrants to purchase up to 419,000 shares of common stock at an exercise of $1.02 per share.

     (g) During the fiscal year ended June 30, 2003, we issued options to purchase 50,000 shares of our common stock to a consultant for services rendered, at an exercise price of $1.00. The Board of Directors determined that the value of these services was fair and adequate consideration for the options issued, and we recorded compensation expense of $16,000 with respect to those options.

     (h) On December 9, 2003, we sold 3,333,333 shares of our common stock and warrants to purchase 1,666,668 shares of our common stock to accredited investors, resulting in aggregate net proceeds of $2,200,000. In connection with these sales, we paid to Rockwood, the placement agent for the offering, a 5-year warrant to purchase up to 500,000 shares of common stock at an exercise price of $0.913 per share.


On January 29, 2004, we sold an additional 454,545 shares of our common stock and warrants to purchase 227,273 shares of our common stock, to accredited investors all on the same terms as offered to the investors in the December 2003 private placement, resulting in aggregate net proceeds of $300,000. The placement agent for this $300,000 offering received $24,000 in cash and warrants, exercisable at $0.91 per share, to acquire 68,182 shares of our common stock.


     (i) On January 30, 2004, we sold a $3,500,000 principal secured convertible three-year term note to an institutional accredited investor. The note is convertible to our common stock at the option of the investor. Monthly payments of principal and accrued interest under the note may be made by delivering common stock shares instead, if at the time such stock payment is delivered (i) there exists an effective registration statement covering the distribution of such shares by the investor and (ii) the market price for such shares is greater than 115% of $.90 per share, the price fixed for conversion to common stock of amounts outstanding under the note. Subject to the same restrictions on stock payments of monthly accrued interest and principal, the entire principal and accrued interest of the note may be prepaid in common stock. As part of the transaction, the investor also received a five-year warrant to purchase 425,000 shares of our common stock, exercisable as follows:


125,000 shares at $1.1225 per share; 175,000 shares at $1.347 per share; and 125,000 shares at $1.5715 per share. Distribution by the investor of all of the common stock shares subject to note conversion and issuable upon exercise of the warrant are covered by a Registration Rights Agreement in favor of the investor. We paid to the manager of the investor a closing fee equal to $122,500, agreed to make renewal payments to such affiliate equal to .5% of outstanding note principal on each anniversary of the closing and paid $29,500 as reimbursement for the investor's legal and due diligence expenses.

On March 17, 2004, DynTek closed its offering of up to 150 Units maximum ($2,040,000) private placement of securities (the "Offering"), with Network 1 Financial Securities, Inc. acting as the placement agent (the "Broker") pursuant to a Placements Agent's Agreement, dated as of February 27, 2004, between DynTek and the Broker. DynTek sold 89 Units in the Offering for an aggregate purchase price of $1,210,400, with each Unit bearing a purchase price of $13,600. Each Unit consisted of 20,000 shares of DynTek common stock (an aggregate of 1,780,000 shares sold in the Offering), at $0.68 per share, and 5-year warrants to acquire 4,000 shares of DynTek common stock, exercisable at $0.90 per share (the "Warrants"). The Broker's compensation under the. Placement Agent's Agreement consisted of a commission equal to 5% of the aggregate price of the Units sold in the Offering, a 2% non-accountable expense allowance based on the aggregate price of the Units sold in the Offering, a Placement Agent's Warrant (the "Placement Warrant") exercisable at $.90 per share to acquire 20% of the number of shares of DynTek common stock sold in the Offering, plus a Warrant exercise fee equal to 5% of the exercise price of any Warrants exercised during the period of 4 years commencing one year after the final closing of the Offering. All of shares of DynTek common stock sold in the Offering, as well as all of the shares underlying the Warrants and the Placement Warrant, are covered by registration rights.

The private offerings of the securities described in (b) through (j) above were exempt from registration under Regulation D, Rule 506 of the Securities Act of 1933 because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.


Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index immediately following the Signatures.

(b) Financial Statement Schedules

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes that:

     (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

     (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 1st day of April, 2004.

                                  DynTek, Inc.

                By:           /s/ Steven J. Ross
                -----------------------------------------------
                Steven J. Ross
                President, Chief Executive Officer and Chairman


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                 Title                                Date
    ---------                 -----                                ----


/s/ Steven J. Ross
-----------------------   Director, President                  April 1, 2004
Steven J. Ross            Chief Executive Officer,
                          and Chairman
                          (Principal Executive Officer)

/s/ James Linesch
-----------------------   Director, Executive Vice President,  April 1, 2004
James Linesch             Chief Financial Officer
                          (Principal Financial and
                          Accounting Officer)

            *
-----------------------   Director                             April 1, 2004
Brian D. Bookmeier

            *
-----------------------   Director                             April 1, 2004
Dr. Michael W. Grieves

            *
-----------------------   Director                             April 1, 2004
Marshall Toplansky

                                 /s/ Steven J. Ross*
                             -----------------------------
                             Steven J. Ross, By Power of Attorney
                             granted in original filing of this
                             Registration Statement, Registration
                             No. 333-112555, that was filed with
                             the Securities and Exchange
                             Commission on February 6, 2004.

                                  EXHIBIT INDEX

Exhibit
Number                      Description of Exhibit

2.1 Agreement and Plan of Merger, dated February 18, 2000, among DynTek, DynTek Services, Inc. and Data Systems Network Corporation. (1)

2.2 Second Amendment to Agreement and Plan of Merger, dated as of June 28, 2000, among DynTek, DynTek Services, Inc. and Data Systems Network Corporation (24)

2.3 Agreement and Plan of Merger, dated May 17, 2000, between DynTek, Inc., Big Tech Acquisition Corp. and Big Technologies, Inc. (3)

2.4 Second Amendment to the Agreement and Plan of Merger, dated as of June 28, 2000, between DynTek, Inc. DynTek Services, Inc. and Data Systems Network Corporation. (4)

2.5 Agreement and Plan of Reorganization, dated as of April 25, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (5)

2.6 Agreement and Plan of Merger, dated as of December 27, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (23)

2.7 Stock Option Agreement, dated as of April 25, 2001, between DynTek, Inc. and DynCorp. (5)

2.8 First Amendment to Agreement and Plan of Reorganization, dated as of July 9, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (5)

2.9 Fourth Amendment to Agreement and Plan of Reorganization, dated as of December 27, 2001, DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (23)

3(i)   Amended and Restated Charter of DynTek, Inc. (2)(4)(23)

3(ii)  Amended and Restated By-Laws of DynTek, Inc. (23)

4.1    Specimen Common Stock Certificate of DynTek, Inc. (6)

4.2 Specimen of Series A Convertible Preferred Stock Certificate of DynTek, Inc. (4)

4.3    Specimen of Redeemable Common Stock Purchase Warrant. (8)

4.4 Form of Warrant Agent Agreement between the Company and American Stock Transfer and Trust Company. (7)

4.5 Amended Warrant Agreement, dated November 30, 1999, between the Company and American Stock Transfer and Trust Company. (2)

4.6 Second Amended Warrant Agreement, dated as of November 30, 2000, between DynTek, Inc. and American Stock Transfer & Trust Company. (10)

4.7 Third Amended Warrant Agreement, dated as of April 10, 2001, between DynTek, Inc. and American Stock Transfer & Trust Company. (11)

4.8    Form of Amendment to 1992 Employee Incentive Stock Option Plan. (12)

4.9    1998 Non-Employee Director Stock Option Plan. (13)

4.10   2001 Employee Incentive Stock Option Plan. (14)

4.11 Form of Securities Purchase Agreement between DynTek, Inc. and the purchasers listed therein. (26)

4.12 Form of Registration Rights Agreement between DynTek, Inc. and the purchasers listed therein. (26)

4.13   Form of 20% Investor Warrant. (26)

4.14   Form of 30% Investor Warrant. (26)

4.15   Form of Placement Agent Warrant Agreement DynTek, Inc. and Rockwood Inc.
       (26)

5      Opinion of Nixon Peabody LLP.

10.1 Letter Agreement, dated May 24, 2000, between Core Strategies, LLC and DynTek, Inc. (4)

10.2 Form of Consulting Agreement, dated June 1, 2000, between The Exigo Group and DynTek, Inc. (4)

10.3 Employment Agreement, dated as of August 14, 2000, between DynTek, Inc. and James Linesch. (15)

10.4 Letter, dated August 15, 2001, from DynTek, Inc. to James Linesch amending the Employment Agreement, dated as of August 14, 2000, between DynTek, Inc. and James Linesch. (16) 10.5 Letter Agreement, dated November 3, 2000, between DynTek, Inc. and LaborSoft Corporation. (17)

10.6 Employment Agreement, dated as of December 10, 2001, between DynTek, Inc. and Steven J. Ross. (23)

10.7 Registration Rights Agreement, dated as of December 27, 2001, between DynTek, Inc. and DynCorp (23)

10.8 Stock Purchase and Settlement Agreement, dated August 20, 2002, between DynCorp and DynTek, Inc. (25)

10.9   General Release, dated August 20, 2002, of DynTek, Inc. by DynCorp. (25)

10.10 Form of Settlement Agreement between the Commonwealth of Virginia Department of Medical Assistance and DynTek Services, Inc. (27)

10.11 Asset Purchase Agreement, effective March 1, 2003, among DynTek Services, Inc. and First Transit, Inc. (20)

10.12 Factoring Agreement, dated as of July 1, 2003, between Systran Financial Services Corporation, DynTek, Inc. and DynTek Services, Inc. (21)

10.13 Limited Release and Agreement to Indemnify, dated as of July 3, 2003, executed by DynCorp in favor of DynTek, Inc. (16)

10.14 Amendment to Employment Agreement, dated October 8, 2003, between James Linesch and DynTek, Inc. (22)

10.15 Securities Purchase Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor with respect to the purchase of DynTek's $3,500,000 Secured Convertible Term Note of even date. (28)

10.16 $3,500,000 Secured Convertible Term Note, dated January 30, 2004, made by DynTek, Inc. in favor of an institutional investor. (28)

10.17 Common Stock Purchase Warrant, dated January 30, 2004, made by DynTek, Inc. in favor of an institutional investor for 425,000 shares of common stock. (28)

10.18 Registration Rights Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor. (28)

10.19 Security Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor. (28)

10.20 Security Agreement, dated January 30, 2004, by and between DynTek Services, Inc. and an institutional investor. (28)

10.21 Guaranty, dated January 30, 2004, made by DynTek Services, Inc. in favor of an institutional investor. (28)

10.22 Placement Agent's Agreement, dated as of February 27, 2004, by and between DynTek, Inc. and Network 1 Financial Securities, Inc. with respect to the offering of up to 150 Units of securities consisting of shares of common stock and warrants (the "Network 1 Offering"). (29)

10.23  Form of Subscription Agreement with investors in the Network 1 Offering.
       (29)

10.24 Form of Registration Rights Agreement with investors in the Network 1 Offering. (29)

10.25  Form of Warrant issuable to investors in the Network 1 Offering. (29)

10.26 Form of Placement Warrant issuable to Network 1 Financial Securities, Inc. in connection with the Network 1 Offering. (29) 21 Subsidiaries of DynTek, Inc. (10)

23.1   Consent of Marcum & Kliegman LLP

23.2   Consent of Grassi & Co., P.C.

23.3   Consent of Nixon Peabody LLP (contained in the opinion filed as Exhibit
       5)

1. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on February 29, 2000.

2. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on December 6, 1999.

3. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on May 19, 2000.

4. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Amendment No. 1 to Registration Statement on Form S-4, filed on July 13, 2000 (File No. 333-36044).

5. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed May 2, 2001.

6. Incorporated by reference, filed as an exhibit to Amendment No. 2 to DynTek, Inc.'s Registration Statement on Form S-1 filed on November 10, 1992 (File No. 333-50426).

7. Incorporated by reference, filed as an exhibit to Amendment No. 1 to DynTek, Inc.'s Registration Statement on Form S-1 filed on October 13, 1992 (File No. 333-50426).

8. Incorporated by reference, filed as an exhibit to Amendment No. 4 to DynTek, Inc.'s Registration Statement on Form S-1 filed on December 4, 1992 (File No. 333-50426).

9. Incorporated by reference, filed as an exhibit to Amendment No. 5 to DynTek, Inc.'s Registration Statement on Form S-1 filed on December 8, 1992 (File No. 333-50426).

10. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on January 11, 2001.

11. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on April 17, 2001.

12. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Registration Statement on Form S-4, filed on May 1, 2000 (File No. 333-36044).

13. Incorporated by reference, filed as an exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed on December 24, 1998.

14. Incorporated by reference, filed as Annex D to DynTek, Inc.'s definitive Proxy Statement for Special Meeting of Stockholders, filed November 6, 2001.

15. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Annual Report on Form 10-K/A, filed on October 27, 2000.

16. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Annual Report on Form 10-K, filed October 7, 2003.

17. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report of Form 10-Q, filed on December 31, 2000.

18. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed May 15, 2001.

19. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Annual Report on Form 10-K, filed on September 26, 2001.

20. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed March 25, 2003.

21. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on From 8-K, filed July 9, 2003.

22. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed November 14, 2003.

23. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on From 8-K, filed January 7, 2002.

24. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on From 8-K, filed August 28, 2000.

25. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on From 8-K, filed August 23, 2002.

26. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed December 10, 2003.

27. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed February 20, 2003.

28. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed February 3, 2004.

29. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed April 1, 2004.